The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until a final prospectus supplement is delivered. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer and sale is not permitted.

Filed Pursuant to Rule 424(B)(5)

Registration No. 333-111237
SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2004

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 13, 2004)

$150,000,000

Comstock Resources, Inc.

               % Senior Notes due 2012

The Company:

•	We are an independent energy company engaged in the acquisition, development, production and exploration of oil and natural gas properties. Our oil and natural gas operations are concentrated in the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas and South Texas regions.

The Offering:

•	Use of Proceeds: We will use the net proceeds from this offering to fund our recently announced tender offer for our outstanding 11 1/4% Senior Notes due 2007. Any remaining net proceeds will be used to repay amounts borrowed under our bank credit facility.

The Notes:

•	Maturity: The notes will mature on , 2012.

•	Interest Payments: We will pay interest on the notes semi-annually in cash in arrears on and of each year, starting on , 2004.

•	Ranking: The notes and the guarantees will be our general unsecured senior obligations and will be effectively subordinated to all of our and our subsidiary guarantors’ existing and future secured debt to the extent of the assets securing that secured debt.

•	Guarantees: The notes will initially be guaranteed by each of our principal operating subsidiaries and thereafter by each of our subsidiaries that guarantees or otherwise becomes liable with respect to our or our subsidiaries’ other indebtedness.

•	Optional Redemption: The notes will initially be redeemable at any time on or after , 2008 at the redemption prices specified under “Description of the Notes — Optional Redemption.” In addition, we may redeem up to 35% of the notes before , 2007 with the net proceeds from certain equity offerings.

      The underwriters have agreed to purchase the notes from us at      % of their principal amount for total proceeds to us of $          or $          for each $1,000 principal amount of notes, before deducting expenses.

      This investment involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and page 7 of the accompanying prospectus.

Offering Price:           % plus accrued interest if any, from                     , 2004.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      Banc of America Securities LLC expects to deliver the notes to purchasers on or about                     , 2004.

Banc of America Securities LLC	Harris Nesbitt
Sole Book-Running Manager	Co-Lead Manager

Comerica Securities

February      , 2004

          You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different information. We are offering the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other that the date on the front of these documents regardless of the time of delivery of this prospectus supplement or any sale of the notes.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

      The first part of this document is this prospectus supplement, which describes our business and the specific terms of this offering. The second part is the accompanying base prospectus, which we call the accompanying prospectus, and which gives more general information than this prospectus supplement, some of which may not apply to this offering. Generally, when we refer to “prospectus,” we are referring to both parts combined.

      IF THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH THE INFORMATION IN THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT.

      You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making a decision to purchase the notes. In addition, we incorporate important business and financial information in this prospectus supplement and the accompanying prospectus by reference to other documents. You should read and consider the information in the documents to which we have referred you in the section captioned “Where You Can Find More Information.”

      Unless the context requires otherwise or unless otherwise noted, all references to “Comstock,” “we,” “us” or “our” in this prospectus supplement are references to Comstock Resources, Inc. and its subsidiaries.

      We have provided definitions for some of the natural gas and oil industry terms used in this prospectus supplement under “Glossary of Certain Oil and Natural Gas Terms” beginning on page S-87.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      The information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are identified by their use of terms such as “expect,” “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe” and similar terms and phrases. All statements, other than statements of historical facts, included in or incorporated by reference to this prospectus supplement or the accompanying prospectus, are forward-looking statements, including statements under the caption “Risk Factors” in the accompanying prospectus regarding:

•	budgeted capital expenditures;

•	increases in oil and natural gas production;

•	the number of anticipated wells to be drilled after the date hereof;

•	our financial position;

•	oil and natural gas reserve estimates;

•	business strategy; and

•	other plans and objectives for future operations.

      Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	the risks described in the sections captioned “Risk Factors” in this prospectus supplement and the accompanying prospectus;

•	the timing and success of our drilling activities;

•	the volatility of prices and supply of, and demand for, oil and natural gas;

•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

•	our ability to successfully identify, execute or effectively integrate future acquisitions;

•	the usual hazards associated with the oil and gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

•	our ability to effectively market our oil and natural gas;

•	the availability of rigs, equipment, supplies and personnel;

•	our ability to acquire or discover additional reserves;

•	our ability to satisfy future capital requirements;

•	changes in regulatory requirements;

•	general economic and competitive conditions;

•	our ability to retain key members of our senior management and key employees; and

•	continued hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage.

      There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured. Furthermore, the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one to another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of the estimate and the revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from our expectations are discussed in the sections captioned “Risk Factors” in this prospectus supplement and the accompanying prospectus and elsewhere in this prospectus supplement and the accompanying prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans for 2004 and beyond could differ materially from those expressed in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

SUMMARY

      This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus carefully, including the financial statements and related notes, as well as the documents incorporated by reference, before making an investment decision.

Our Business

      We are an independent energy company engaged in the acquisition, development, production and exploration of oil and natural gas properties. Our oil and natural gas operations are concentrated in the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas and South Texas regions. In addition, we have properties in the Illinois Basin region in Kentucky and in the Mid-Continent regions located in the Texas panhandle, Oklahoma and Kansas. Our oil and natural gas properties are estimated to have proved reserves of 616.9 Bcfe with an estimated Present Value of Proved Reserves of $1.7 billion as of December 31, 2003. Our proved oil and natural gas reserve base was 81% natural gas and 67% proved developed on a Bcfe basis as of December 31, 2003. We replaced 108% of our 2003 production of 44.0 Bcfe in 2003 through our development program. At the same time, we also reduced our long-term debt by $60.0 million from $366.0 million as of December 31, 2002 to $306.0 million as of December 31, 2003.

      Our proved reserves at December 31, 2003 and our 2003 average daily production are summarized below:

	Reserves at December 31, 2003				2003 Daily Production

				% of				% of
	Oil	Gas	Total	Total	Oil	Gas	Total	Total

	(MMBbls)	(Bcf)	(Bcfe)		(MBbls/d)	(MMcf/d)	(MMcfe/d)
Gulf of Mexico	14.7	127.7	216.1	35.0	3.2	21.8	40.7	33.8
East Texas/ North Louisiana	0.9	169.3	174.7	28.3	0.2	29.2	30.6	25.4
Southeast Texas	2.9	109.8	127.0	20.6	0.7	28.4	32.8	27.2
South Texas	0.4	44.8	47.1	7.6	0.1	9.0	9.9	8.2
Other Regions	0.3	50.2	52.0	8.5	0.2	5.6	6.6	5.4

Total	19.2	501.8	616.9	100.0	4.4	94.0	120.6	100.0

Strengths

      High Quality Properties. Our operations are focused in four geographically concentrated areas, the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas and South Texas regions, which account for approximately 35%, 28%, 21% and 8% of our proved reserves at December 31, 2003, respectively. We have high price realizations relative to benchmark prices for natural gas and crude oil production. We also have favorable operating costs which result in high cash margins. Finally, our properties have an average reserve life of approximately 14 years and have extensive development and exploration potential.

      Successful Exploration and Development Program. In 2003, we spent $46.8 million on the exploitation and development of our oil and natural gas properties for development drilling, recompletions, workovers, abandonment and production facilities. Overall, we drilled 35 development wells, 22.0 net to us, with a 89% success rate. We also had a successful exploratory drilling program in 2003, spending a total of $34.8 million to drill 18 wells, 7.4 net to us, with a 78% success rate. We spent an additional $5.1 million in acquiring new acreage and seismic data in 2003 to support our exploration program.

      Successful Acquisitions. We have had significant growth over the years as a result of acquisitions. Since 1991, we have added 740.1 Bcfe of proved oil and natural gas reserves from 30 acquisitions at an average cost of $0.82 per Mcfe. Our application of strict economic and reserve risk criteria have enabled us to successfully evaluate and integrate acquisitions.

      Efficient Operator. We operate 61% of our proved oil and natural gas reserve base as of December 31, 2003. This allows us to control operating costs, the timing and plans for future development, the level of drilling and lifting costs and the marketing of production on the properties. As an operator, we receive reimbursements for overhead from other working interest owners, which reduces our general and administrative expenses.

      High Price Realizations. The majority of our wells are located in areas which can access attractive natural gas and crude oil markets. In addition, our natural gas production has a relatively high Btu content of approximately 1.07 Btu. Our crude oil production has a favorable API gravity of approximately 40 degrees. Due to these factors, we have relatively high price realizations compared to benchmark prices. In 2003 our average natural gas price was $5.41 per Mcf, which represented a $0.02 premium to the 2003 NYMEX average monthly settlement price. Also in 2003, our average crude oil price was $30.70 per barrel, which represented a $1.69 barrel premium to the average monthly West Texas Intermediate crude oil price for 2003 posted by Koch Industries, Inc.

      High Cash Margins. As a result of our quality properties, higher price realizations and efficient operations, we have higher cash margins than most of our competitors. Consequently, our oil and natural gas reserves have a higher value per Mcfe than reserves that generate lower cash margins.

Business Strategy

      Exploit Existing Reserves. We seek to maximize the value of our oil and natural gas properties by increasing production and recoverable reserves through active workover, recompletion and exploitation activities. We utilize advanced industry technology, including 3-D seismic data, improved logging tools, and formation stimulation techniques. During 2003, we spent approximately $28.3 million to drill 35 development wells, 22.0 net to us, of which 31 wells, 19.2 net to us, were successful, representing a success rate of 89%. In addition, we spent approximately $18.5 million for new production facilities, leasehold costs and for recompletion, abandonment and workover activities. For 2004, we have budgeted $37.0 million for development drilling and for recompletion, abandonment and workover activities.

      Pursue Exploration Opportunities. We conduct exploration activities to grow our reserve base and to replace our production each year. In 2003, we spent approximately $34.8 million to drill 18 exploratory wells, 7.4 net to us, of which 14 wells, 5.3 net to us, were successful, representing a success rate of 78%. We also spent $5.1 million in acquiring new acreage and seismic data in 2003 to support our exploration program. We have budgeted $73.0 million in 2004 for exploration activities which will be focused primarily in the Gulf of Mexico, Southeast Texas and South Texas regions.

      Maintain Low Cost Structure. We seek to increase cash flow by carefully controlling operating costs and general and administrative expenses. Our average oil and gas operating costs per Mcfe were $1.04 in 2003 and our general and administrative expenses per Mcfe averaged $0.16 in 2003.

      Acquire High Quality Properties at Attractive Costs. We have a successful track record of increasing our oil and natural gas reserves through opportunistic acquisitions. Since 1991, we have added 740.1 Bcfe of proved oil and natural gas reserves from 30 acquisitions at a total cost of $607.9 million, or $0.82 per Mcfe. The acquisitions were acquired at an average of 58% of their Present Value of Proved Reserves in the year the acquisitions were completed. We apply strict economic and reserve risk criteria in evaluating acquisitions. We target properties in our core operating areas with established production and low operating costs that also have potential opportunities to increase production and reserves through exploration and exploitation activities.

      Maintain Flexible Capital Expenditure Budget. The timing of most of our capital expenditures is discretionary because we have not made any significant long-term capital expenditure commitments. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures according to market conditions. We anticipate spending approximately $110.0 million on development and exploration projects in 2004. We intend to primarily use operating cash flow to fund our drilling expenditures in 2004.

We may also make additional property acquisitions in 2004 that would require additional sources of funding. Such sources may include borrowings under our bank credit facility or sales of our equity or debt securities.

Recent Developments

Recent Financial Results

      On February 17, 2004, we reported our unaudited financial results for the year ended and three months ended December 31, 2003. For the year ended December 31, 2003, our oil and gas sales totaled $235.1 million, which is a 65% increase over oil and gas sales in 2002 of $142.1 million. Our net income from continuing operations in 2003 was $53.4 million, or $1.53 per share, as compared to net income from continuing operations, after preferred stock dividends, of $11.0 million, or $0.37 per share, in 2002. The reported results for the year ended December 31, 2003 include a gain of $0.7 million ($0.02 per share) relating to the cumulative effect of adopting a new accounting standard which changed our accounting for future abandonment costs of our oil and gas properties. Our income from continuing operations before income taxes, plus interest, depreciation, depletion and amortization expense, exploration expense and impairment of oil and gas properties and other non-cash items, or EBITDAX, was $182.6 million in 2003, which is a 67% increase over EBITDAX in 2002 of $109.1 million. For the three months ended December 31, 2003, our oil and gas sales were $52.5 million, which is a 25% increase over oil and gas sales of $42.0 million for the same period in 2002. Net income from continuing operations for the three months ended December 31, 2003 was $5.7 million, or $0.16 per share, as compared to net income from continuing operations of $9.5 million, or $0.29 per share, for the fourth quarter of 2002. Included in the fourth quarter results was an impairment charge of $4.3 million on certain of our oil and gas properties. The fourth quarter 2002 results included other income of $7.7 million related to refunds of severance taxes paid in prior years. EBITDAX for the fourth quarter of 2003 was $38.5 million as compared to EBITDAX for the fourth quarter of 2002 which was $38.7 million. For a discussion of EBITDAX and a reconciliation of EBITDAX to net income from continuing operations, please read “Summary Financial Data.”

New Bank Credit Facility

      We have received a commitment for a new $400.0 million bank credit facility from Harris Nesbitt Corp., as arranger for Bank of Montreal. The new credit facility will provide a four-year revolving credit commitment. Borrowings under the new credit facility will be limited to a new borrowing base that will initially be set at $310.0 million assuming the retirement of all of our existing 11 1/4% Senior Notes and the closing of this offering. Proceeds from the new credit facility will be used to pay a portion of the consideration due under the tender offer described below and/or to redeem our 11 1/4% Senior Notes in May 2004, and to refinance amounts outstanding under our current bank credit facility.

      Indebtedness under the new credit facility will be secured by substantially all of our and our subsidiaries’ assets. The new credit facility will be subject to borrowing base availability, which will be redetermined semiannually based on the banks’ estimates of the future net cash flows of our oil and natural gas properties. The borrowing base may be affected by the performance of our properties and changes in oil and natural gas prices. The determination of the borrowing base will be at the sole discretion of the administrative agent and the bank group. The revolving credit line will bear interest, based on the utilization of the borrowing base, at our option at either (1) LIBOR plus 1.25% to 1.75% or (2) the base rate (which is the higher of the prime rate or the federal funds rate) plus 0% to 0.50%. A commitment fee of 0.375% is payable on the unused borrowing base. The new credit facility will contain covenants similar to our present bank credit facility that, among other things, restrict the payment of cash dividends, limit the amount of consolidated debt we may incur and limit our ability to make certain loans and investments. Financial covenants will include the maintenance of a current ratio and maintenance of a minimum tangible net worth, but will not include an interest coverage ratio.

Tender Offer for Our 11 1/4% Senior Notes

      On February 10, 2004, we commenced a cash tender offer to purchase any and all of our outstanding 11 1/4% Senior Notes at a total purchase price of $1,073.47 per $1,000 in principal amount of the notes, which amount includes a consent payment of $30.00 per $1,000 in principal amount of notes. Noteholders who validly tender their notes and validly deliver their consents on or prior to February 24, 2004 will be entitled to the full purchase price. Noteholders who validly tender their notes after this date, but on or prior to the final expiration date of March 9, 2004 will be entitled to receive the purchase price less the consent payment of $30.00 per 1,000 in principal amount of notes, or a payment of $1,043.47 per $1,000 in principal amount of the notes. In addition, accrued and unpaid interest on such notes up to, but not including, the day of payment for notes accepted for purchase will be paid. The total amount of funds required to purchase all of the outstanding 11 1/4% Senior Notes pursuant to the tender offer, to make the related consent payments and to pay all fees and expenses in connection therewith is expected to be approximately $236.2 million assuming all outstanding notes are validly tendered (excluding payment of accrued and unpaid interest). The completion of the tender offer is not a condition to the closing of this offering. Concurrently with this tender offer, we are seeking the consent from these noteholders to certain proposed amendments to the indenture governing the notes that would eliminate substantially all of the restrictive covenants. The closing of the tender offer is subject to the satisfaction (or waiver by us) in each case in our sole discretion of certain conditions, including securing financing for the tender offer and certain other conditions.

The Offering

      The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this offering memorandum. For a more detailed description of the notes, see “Description of the Notes.”

Issuer	Comstock Resources, Inc.

Securities Offered	$150.0 million in principal amount of senior notes.

Maturity	, 2012.

Interest	Annual Rate: % Payment frequency: every six months on and . First Payment: , 2004.

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after , 2008 at the redemption prices described in the section “Description of the Notes — Redemption,” plus accrued interest, if any.

In addition, on or before , 2007 we may redeem up to 35% of the notes with the net cash proceeds from certain equity offerings at the redemption price listed in “Description of the Notes — Redemption.” However, we may only make such redemptions if at least 65% of the aggregate principal amount of notes initially issued under the indenture remain outstanding immediately after the occurrence of such redemption.

Change of Control	If we experience a “Change in Control Triggering Event” (as defined under “Description of the Notes”), we must offer to purchase the notes at 101% of their face amount, plus accrued interest, if any. We may not have sufficient funds at the time of any change of control triggering event to make any required debt repayment (including repurchases of the notes).

Guarantees	The payment of principal and interest on the notes will be unconditionally guaranteed on a senior basis jointly and severally initially by each of our principal operating subsidiaries and thereafter by each of our subsidiaries that guarantees or otherwise becomes liable with respect to other indebtedness of Comstock and certain of our subsidiaries. Such guarantees will rank equally with all other unsecured senior indebtedness of the subsidiary guarantors.

Ranking	The notes will rank equally with all our existing and future unsecured senior indebtedness. The notes will be junior to all of our secured indebtedness, including indebtedness under our bank credit facility, and to all liabilities of our subsidiaries that are not subsidiary guarantors.

As of September 30, 2003, after giving effect to this offering and the use of proceeds therefrom, we and the subsidiary guarantors would have had approximately $181.0 million of secured indebtedness outstanding to which the notes and the subsidiary guarantees would have been effectively subordinated, and approximately $129.0 million of additional secured indebtedness would have been available for borrowing under the new credit facility.

Although the above amounts assume that 100% of the outstanding 11 1/4% Senior Notes are tendered in the tender offer, the notes offered hereby would rank equally with any of the 11 1/4% Senior Notes which remain outstanding after the tender offer.

Certain Covenants	The terms of the notes will restrict our ability and the ability of certain of our subsidiaries to:

• incur additional indebtedness or issue disqualified capital stock;

• pay dividends or make distributions in respect of capital stock;

• repurchase or redeem capital stock;

• make certain investments and other restricted payments;

• create liens;

• enter into transactions with stockholders or affiliates;

• engage in sale-leaseback transactions;

• sell assets;

• issue or sell preferred stock of certain subsidiaries; and

• engage in mergers or consolidations.

These covenants contain important exceptions. For more details, see “Description of the Notes.”

Covenant Suspension	At any time when the notes are rated investment grade by both Moody’s and S&P and no default or event of default has occurred and is continuing under the indenture, we and our subsidiaries will not be subject to many of the foregoing covenants. See “Description of the Notes — Covenant Suspension.”

Risk Factors

      An investment in the notes involves certain risks that a potential investor should carefully evaluate prior to making an investment in the notes. Please read sections captioned “Risk Factors” beginning on page S-14 of this prospectus supplement and page 7 of the accompanying prospectus.

Use of Proceeds

      The net proceeds from this offering, after deducting underwriting discounts and estimated expenses of the offering, will be approximately $146.2 million. We intend to use the net proceeds from this offering to fund the pending tender offer of our 11 1/4% Senior Notes. Any remaining proceeds will be used to repay amounts borrowed under our current bank credit facility. To the extent any funds remain after these purposes, we intend to invest the proceeds in short-term government securities or money market funds until such time as we can redeem all of the 11 1/4% Senior Notes that are not tendered in the tender offer.

Summary Financial Data

      The historical financial data presented in the table below as of and for the nine-month period ended September 30, 2003 and each of the years in the five-year period ended December 31, 2002 are derived from our consolidated financial statements. The financial results are not necessarily indicative of our future operations or future financial results. The data presented below should be read in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements as of and for the four years ending December 31 have been restated. For a further discussion of the restatement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Years ended December 31, 2002, 2001 and 2000 — Restatement of Previously Issued Financial Statements,” and our audited consolidated financial statements and notes thereto, including Note 12.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

	(restated)	(restated)	(restated)	(restated)
						(unaudited)

	($ in thousands)
Statement of Operations Data:
Oil and gas sales	$91,373	$88,833	$168,084	$166,118	$142,085	$100,044	$182,603
Operating expenses:
Oil and gas operating (1)	23,971	23,117	29,277	31,855	33,499	24,526	33,708
Exploration	8,901	2,248	3,505	6,611	5,479	3,392	3,366
Depreciation, depletion and amortization	50,301	44,801	44,472	48,790	54,405	39,791	44,867
Impairment	16,942	—	—	1,400	—	—	—
General and administrative, net	1,617	2,399	3,537	4,351	5,113	2,942	4,983

Total operating expenses	101,732	72,565	80,791	93,007	98,496	70,651	86,924

Income (loss) from operations	(10,359)	16,268	87,293	73,111	43,589	29,393	95,679
Other income (expenses):
Interest income	201	134	230	196	62	90	59
Interest expense	(16,977)	(23,361)	(24,611)	(20,737)	(30,002)	(23,307)	(22,648)
Gain (loss) from derivatives	—	—	—	243	(2,326)	(2,294)	(3)
Other income	73	1,907	122	272	8,027	237	167

	(16,703)	(21,320)	(24,259)	(20,026)	(24,239)	(25,274)	(22,425)

Income from continuing operations before income taxes	(27,062)	(5,052)	63,034	53,085	19,350	4,119	73,254
Income tax benefit (expense)	9,471	1,769	(22,061)	(18,579)	(6,773)	(1,442)	(25,639)

Net income (loss) from continuing operations	(17,591)	(3,283)	40,973	34,506	12,577	2,677	47,615
Cumulative effect of change in accounting principle	—	—	—	—	—	—	675
Discontinued operations including loss on disposal, net of income taxes	33	197	227	396	(1,072)	(1,072)	—

Net income (loss)	(17,558)	(3,086)	41,200	34,902	11,505	1,605	48,290
Preferred stock dividends	—	(1,853)	(2,471)	(1,604)	(1,604)	(1,199)	(573)

Net income (loss) attributable to common stock	$(17,558)	$(4,939)	$38,729	$33,298	$9,901	$406	$47,717

(1)	Includes lease operating costs and production and ad valorem taxes.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

	(restated)	(restated)	(restated)	(restated)
						(unaudited)

	($ in thousands)
Other Financial Data:
EBITDAX (1)	$66,059	$65,228	$135,589	$130,357	$109,117	$70,420	$144,135
EBITDAX / Interest Expense	3.89x	2.79x	5.51x	6.29x	3.64x
Total debt / EBITDAX	4.21x	3.90x	1.73x	2.86x	3.36x
Capital expenditures	$67,022	$34,981	$83,911	$252,551	$83,381	$57,784	$62,159
Net cash flows from operating activities	40,726	38,516	105,073	108,636	84,437	54,217	119,109
Net cash flows from investing activities	(67,387)	(35,203)	(83,878)	(188,147)	(79,903)	(54,306)	(62,159)
Net cash flows from financing activities	17,333	(841)	(21,738)	78,528	(8,974)	(2,459)	(52,860)

(1)	EBITDAX means income (loss) from continuing operations before income taxes, plus interest, depreciation, depletion and amortization, exploration expense, impairment of oil and gas properties and other non-cash items.

EBITDAX is not intended to represent net income as defined by generally accepted accounting principles in the United States, or GAAP, and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDAX because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core ongoing operations. We provide a reconciliation of EBITDAX to net income from continuing operations below.

However, because EBITDAX excludes depreciation, depletion and amortization, exploration expense and impairment of oil and gas properties it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDAX does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDAX, as defined by us, may not be comparable to EBITDAX as reported by other companies that do not define EBITDAX exactly as we define the term. Because we use EBITDAX to evaluate our financial performance, we reconcile it to net income from continuing operations, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDAX does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to income from operations or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

	(restated)	(restated)	(restated)	(restated)
	(unaudited)
	($ in thousands)
Reconciliation of Net Income from Continuing Operations to EBITDAX:
EBITDAX
Net income (loss) from continuing operations	$(17,591)	$(3,283)	$40,973	$34,506	$12,577	$2,677	$47,615
Interest expense	16,977	23,361	24,611	20,737	30,002	23,307	22,648
Income tax expense (benefit)	(9,471)	(1,769)	22,061	18,579	6,773	1,442	25,639
Depreciation, depletion and amortization	50,301	44,801	44,472	48,790	54,405	39,791	44,867
Exploration expense	8,901	2,248	3,505	6,611	5,479	3,392	3,366
Impairment of oil and gas properties	16,942	—	—	1,400	—	—	—
Other non-cash items	—	(130)	(33)	(266)	(119)	(189)	—

EBITDAX	$66,059	$65,228	$135,589	$130,357	$109,117	$70,420	$144,135

	As of December 31,					As of September 30,

	1998	1999	2000	2001	2002	2002	2003

	(restated)	(restated)	(restated)	(restated)
						(unaudited)

	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$5,176	$7,648	$7,105	$6,122	$1,682	$3,574	$5,772
Property and equipment, net	403,652	394,497	434,065	636,274	664,208	648,054	683,824
Total assets	429,307	433,956	489,082	680,769	711,053	685,380	740,515
Total debt	278,104	254,131	234,101	372,464	366,272	372,002	311,002
Redeemable convertible preferred stock	—	30,000	17,573	17,573	17,573	17,573	—
Stockholders’ equity	109,273	106,512	161,735	195,668	208,427	217,995	280,103

						Nine Months Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

	(restated)	(restated)	(restated)	(restated)
						(unaudited)
Net Production Data:
Oil (MBbl)	2,524	2,097	1,792	1,510	1,303	972	1,174
Natural gas (MMcf)	26,279	23,574	26,799	27,859	33,171	25,053	25,912
Natural gas equivalent (MMcfe)	41,427	36,160	37,548	36,918	40,986	30,882	32,954
Average Sales Price:
Oil (Bbls)	$12.79	$17.36	$30.04	$25.46	$24.95	$24.16	$30.79
Natural gas (Mcf)	2.25	2.22	4.26	4.58	3.30	3.06	5.65
Average equivalent price (per Mcfe)	2.21	2.46	4.48	4.50	3.47	3.24	5.54
Expenses ($ per Mcfe):
Oil and gas operating (1)	$0.58	$0.64	$0.78	$0.86	$0.82	$0.79	$1.02
General and administrative	0.04	0.07	0.09	0.12	0.12	0.10	0.15
Depreciation, depletion and amortization (2)	1.21	1.21	1.14	1.28	1.29	1.28	1.35
Cash Margin (3)	1.59	1.75	3.61	3.52	2.53	2.35	4.37

(1)	Includes lease operating costs and production and ad valorem taxes.

(2)	Represents depreciation, depletion and amortization of oil and gas properties only.

(3)	Represents average equivalent price per Mcfe less oil and gas operating expenses per Mcfe and general and administrative expenses per Mcfe.

	As of December 31,

	1998	1999	2000	2001	2002	2003

Oil and Natural Gas Reserves:
Net oil reserves (MBbls):
Proved developed	16,585	14,379	12,290	12,212	13,937	13,206
Proved undeveloped	3,660	5,088	5,161	5,136	6,912	5,983

Total	20,245	19,467	17,451	17,348	20,849	19,189

Net natural gas reserves (MMcf):
Proved developed	182,955	184,123	200,349	315,779	319,155	332,668
Proved undeveloped	67,447	73,998	97,486	146,306	169,629	169,110

Total	250,402	258,121	297,835	462,085	488,784	501,778

Total estimated net proved reserves (MMcfe):	371,872	374,923	402,541	566,173	613,879	616,909

Estimated future net revenues before taxes	$481,181	$794,209	$2,935,868	$956,458	$2,252,041	$2,864,718
Present Value of Proved Reserves (1)(2)	305,309	515,059	1,768,849	540,679	1,280,293	1,709,075
Standardized measure of discounted future net cash flows (3)	304,993	468,713	1,288,764	447,273	921,115	1,197,665

(1)	The December 31, 2003 amount was calculated using a period-end oil price of $31.19 per barrel and a period-end natural gas price of $6.44 per Mcf.

(2)	The Present Value of Proved Reserves represent the future net cash flows attributable to our reserves before income taxes, discounted at 10% per year.

(3)	The standardized measure of discounted future net cash flows represents the present value of future cash flows attributable to our proved oil and natural gas reserves after income tax discounted at 10%.

RISK FACTORS

      In deciding whether to purchase the notes, you should carefully consider the risks described below and in the “Risk Factors” section on page 7 of the accompanying prospectus, any of which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in this prospectus supplement and the accompanying prospectus.

Risks Related to This Offering

Our substantial indebtedness could limit our flexibility, adversely affect our financial health and prevent us from making payments on the notes.

      We have, and after this offering will continue to have, a substantial amount of indebtedness. As of September 30, 2003, after giving effect to this offering and the use of proceeds therefrom, we and the subsidiary guarantors would have had approximately $181.0 million of secured indebtedness outstanding to which the notes and the subsidiary guarantees would have been effectively subordinated, and approximately $129.0 million of additional secured indebtedness would have been available for borrowing under the new credit facility.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to the notes;

•	make us more vulnerable to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less indebtedness.

      In addition, our ability to make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. We cannot assure you that our operating performance will generate sufficient cash flow or that our capital resources will be sufficient for payment of our indebtedness obligations in the future. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control.

      If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you as to the terms of any such transaction or how quickly any such transaction could be completed, if at all.

      We may incur substantial additional indebtedness in the future, including under our new credit facility. Our incurrence of additional indebtedness would intensify the risks described above.

The instruments governing our indebtedness will contain various covenants limiting the discretion of our management in operating our business.

      The indenture governing the notes and our new credit facility will contain various restrictive covenants that limit our management’s discretion in operating our business. In particular, these agreements will limit our ability to, among other things:

•	incur additional indebtedness, guarantee obligations or issue disqualified capital stock;

•	pay dividends or distributions on our capital stock or redeem, repurchase or retire our capital stock;

•	make investments or other restricted payments;

•	grant liens on assets;

•	enter into transactions with stockholders or affiliates;

•	engage in sale-leaseback transactions;

•	sell assets;

•	issue or sell preferred stock of certain subsidiaries; and

•	merge or consolidate.

      In addition, our new credit facility will also require us to maintain a minimum current ratio and a minimum tangible net worth.

      If we fail to comply with the restrictions in the indenture governing the notes or our new credit facility or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, lenders may be able to terminate any commitments they had made to make available further funds.

We may be unable to purchase your notes upon a change of control.

      Upon the occurrence of specified “change of control” events, we will be required to offer to purchase your notes. We may not have sufficient financial resources to purchase all of the notes that holders tender to us upon a change of control offer, or might be prohibited from doing so under our new credit facility or our other indebtedness. The occurrence of a change of control also could constitute an event of default under our new credit facility or our other indebtedness. See “Description of the Notes — Certain Covenants — Change of Control.”

The notes and the guarantees are effectively subordinated to all of our and our subsidiary guarantors’ secured indebtedness and all indebtedness of our non-guarantor subsidiaries.

      The notes will not be secured. The borrowings under our new credit facility will be secured by liens on all of our and our subsidiary guarantors’ assets. If we or any of these subsidiary guarantors declare bankruptcy, liquidate or dissolve, or if payment under the credit facility or any of our other secured indebtedness is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the notes. As a result, the notes are effectively subordinated to our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing that indebtedness, and the holders of the notes would in all likelihood recover ratably less than the lenders of our and our subsidiaries’ secured indebtedness in the event of our bankruptcy, liquidation or dissolution. As of September 30, 2003, after giving effect to this offering and the use of proceeds therefrom, we and the subsidiary guarantors would have had approximately $181.0 million of secured indebtedness outstanding to which the notes and the subsidiary guarantees would have been effectively subordinated, and approximately $129.0 million of additional secured indebtedness would have been available for borrowing under the new credit facility.

      In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from the guarantors.

      Creditors of any business are protected by fraudulent conveyance laws which differ among various jurisdictions, and these laws may apply to the issuance of the guarantees by our subsidiary guarantors. The guarantee may be voided by a court, or subordinated to the claims of other creditors, if, among other things:

•	the indebtedness evidenced by the guarantees was incurred by a subsidiary guarantor with actual intent to hinder, delay or defraud any present or future creditor of such subsidiary guarantor; or

•	our subsidiary guarantors did not receive fair consideration — or reasonably equivalent value — for issuing the guarantees, and the applicable subsidiary guarantors:

(1)	were insolvent, or were rendered insolvent by reason of issuing the applicable guarantee,

(2)	were engaged or about to engage in a business or transaction for which the remaining assets of the applicable subsidiary guarantor constituted unreasonably small capital, or

(3)	intended to incur, or believed that we or they would incur, indebtedness beyond our or their ability to pay as they matured.

      In addition, any payment by such subsidiary guarantor pursuant to any guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of such subsidiary guarantor’s debts, including contingent liabilities, were greater than the fair saleable value of all of such subsidiary guarantor’s assets;

•	the present fair saleable value of such subsidiary guarantor’s assets were less than the amount that would be required to pay such subsidiary guarantor’s probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	any subsidiary guarantor could not pay debts as they become due.

      Based upon financial and other information, we believe that the guarantees are being incurred for proper purposes and in good faith and that each subsidiary guarantor is solvent and will continue to be solvent after this offering is completed, will have sufficient capital for carrying on its business after such issuance and will be able to pay its indebtedness as they mature. We cannot assure you, however, that a court reviewing these matters would agree with us. A legal challenge to a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by us or the subsidiary guarantors as a result of our issuance of the guarantees.

Your ability to resell the notes may be limited by a number of factors and the prices for the notes may be volatile.

      The notes will be a new class of securities for which there currently is no established market, and we cannot assure you that any active or liquid trading market will develop for these notes, if any. We do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. Although we have been informed by the underwriters that they currently intend to make a market in the notes, they are not obligated to do so and any market-making may be discontinued at any time without notice. See “Underwriting.” If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

      In addition, the market for non-investment grade indebtedness has been historically subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruption could adversely affect the value of your notes.

If the notes receive an investment grade rating, many of the covenants in the indenture governing the notes will be suspended, thereby reducing some of the protections for noteholders in the indenture.

      If at any time the notes receive investment grade ratings from both Standard & Poor’s Rating Services and Moody’s Investor Services, Inc., subject to certain additional conditions, many of the covenants in the indenture governing the notes, applicable to us and our restricted subsidiaries, including the limitations on indebtedness and disqualified capital stock and restricted payments, will be suspended. While these covenants will be reinstated if we fail to maintain investment grade ratings on the notes or in the event of a continuing default or event of default thereunder, during the suspension period noteholders will not have the protection of these covenants and we will have greater flexibility to incur indebtedness and make restricted payments.

USE OF PROCEEDS

      The net proceeds from this offering, after deducting underwriting discounts and estimated expenses of the offering, will be approximately $146.2 million. We intend to use the net proceeds from this offering to fund the pending tender offer of our 11 1/4% Senior Notes. Any remaining proceeds will be used to repay amounts borrowed under our current bank credit facility. To the extent any funds remain after these purposes, we intend to invest the proceeds in short-term government securities or money market funds until May 1, 2004 when we can redeem all of the 11 1/4% Senior Notes that are not tendered in the tender offer.

      As of December 31, 2003, the borrowing base under our current bank credit facility was $260.0 million. As of December 31, 2003, the total outstanding principal balance under the current bank credit facility was $86.0 million at a weighted average interest rate of 2.6%. The current bank credit facility matures on January 2, 2005.

CAPITALIZATION

      The following table sets forth our consolidated capitalization as of September 30, 2003 (1) on a historical basis and (2) on a pro forma as adjusted basis to reflect (a) this notes offering and the application of the estimated net proceeds therefrom as described under “Use of Proceeds”, (b) the entering into our new credit facility and (c) the completion of the tender offer by us of our 11 1/4% Senior Notes (assuming 100% acceptance of the tender offer). This information should be read in conjunction with the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2003

		Pro Forma
	Historical	As Adjusted

	($ in thousands)
Cash and cash equivalents:	$5,772	$5,772

Long-term debt:
Current Credit Facility	$91,000	$—
New Bank Credit Facility	—	181,000
11 1/4% Senior Notes due 2007 (1)	220,000
New Senior Notes due 2012 offered hereby (2)	—	150,000
Other	2	2

Total long-term debt	311,002	331,002
Stockholders’ equity:
Common stock, par value $0.50 per share, 33,667,561 shares outstanding	16,834	16,834
Additional paid-in capital	155,159	155,159
Retained earnings (3)	109,380	96,402
Accumulated other comprehensive loss	(22)	(22)
Deferred compensation	(1,248)	(1,248)

Total stockholders’ equity	280,103	267,125

Total capitalization	$591,105	$598,127

(1)	Reflects borrowings under the new credit facility which will be used to finance the tender offer for our 11 1/4% Senior Notes.

(2)	Reflects the issuance of $150.0 million principal amount of the notes offered hereby.

(3)	Retained earnings is reduced by $13.0 million for the after-tax loss on the early extinguishment of the 11 1/4% Senior Notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this report and in our quarterly report filed on Form 10-Q for the nine months ended September 30, 2003 and in our annual report filed on Form 10-K for the year ended December 31, 2002.

Nine Months Ended September 30, 2003 and 2002

Results of Operations

      The following table reflects certain summary operating data for the periods presented.

	Nine Months
	Ended
	September 30,

	2002	2003

Net Production Data:
Oil (MBbls)	972	1,174
Natural gas (MMcf)	25,053	25,912
Natural gas equivalent (MMcfe)	30,884	32,954
Average Sales Price:
Oil (per Bbl)	$24.16	$30.79
Natural gas (per Mcf)	3.06	5.65
Average equivalent price (per Mcfe)	3.24	5.54
Expenses ($ per Mcfe):
Oil and gas operating (1)	$0.79	$1.02
General and administrative	0.10	0.15
Depreciation, depletion and amortization (2)	1.28	1.35
Cash Margin ($ per Mcfe) (3)	$2.35	$4.37

(1)	Includes lease operating costs and production and ad valorem taxes.

(2)	Represents depreciation, depletion and amortization of oil and gas properties only.

(3)	Represents average equivalent price per Mcfe less oil and gas operating expenses per Mcfe and general and administrative expenses per Mcfe. Cash margin per Mcfe is presented because management believes it to be useful to investors in analyzing our operations.

     Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002. For the nine months ended September 30, 2003, our oil and gas sales increased $82.6 million (83%) to $182.6 million from $100.0 million for the nine months ended September 30, 2002. The increase is primarily attributable to higher realized natural gas prices, which increased by 85% in 2003, and higher realized crude oil prices, which increased by 27% in 2003. In the first nine months of 2003, production on an equivalent basis, increased by 7% from production in the same period in 2002.

      Oil and gas operating costs for the nine months ended September 30, 2003 increased $9.2 million (37%) to $33.7 million from $24.5 million for the nine months ended September 30, 2002. Oil and gas operating expenses per equivalent Mcf produced increased $0.23 to $1.02 for nine months ended September 30, 2003 from $0.79 for the same period in 2002. The increase is also primarily due to the 7% higher production and the increased production and ad valorem taxes resulting from of the significantly higher oil and gas prices in 2003.

      For the nine months ended September 30, 2003, we had exploration expense totaling $3.4 million as compared to $3.4 million in the same period in 2002. The 2003 provision primarily relates to four exploratory dry holes and expenditures relating to the acquisition of seismic data in 2003.

      For the nine months ended September 30, 2003, depreciation, depletion and amortization (“DD&A”) increased $5.1 million (13%) to $44.9 million from $39.8 million for the nine months ended September 30,

2002. The increase is due to the 7% increase in our production and our higher average amortization rate. DD&A per equivalent Mcf increased by $0.07 to $1.35 for the nine months ended September 30, 2003 from $1.28 for the nine months ended September 30, 2002.

      For the first nine months of 2003, general and administrative expenses, which are reported net of overhead reimbursements, increased to $5.0 million from $2.9 million for the nine months ended September 30, 2002. The increase is due primarily to the opening of an offshore operations office in Houston, Texas as well as an increase in personnel costs in 2003.

      Interest expense for the nine months ended September 30, 2003 decreased $0.7 million (3%) to $22.6 million from $23.3 million for the nine months ended September 30, 2002. The decrease is attributable to a decrease in interest related to our bank credit facility which was partially offset by the issuance of the additional 11 1/4% Senior Notes in March 2002. Our average outstanding borrowings under the bank credit facility decreased to $128.1 million in the nine months ended September 30, 2003 as compared to $176.5 million in the same period in 2002. The average interest rate under the bank credit facility also decreased to 3.1% in the first nine months of 2003 as compared to 3.8% in the first nine months of 2002.

      Net income for the nine months ended September 30, 2003 was $47.7 million, as compared to net income of $0.4 million for the nine months ended September 30, 2002. Net income per common share for the nine months ended September 30, 2003 was $1.38 as compared to net income of $0.01 for the nine months ended September 30, 2002.

      Net income for the nine months ended September 30, 2003 included $0.7 million in income ($0.02 per share) related to the cumulative effect of a change in our accounting for future abandonment cost for our oil and gas properties.

      In 2002, we sold certain marginal oil and gas properties. The operating results of these properties in 2002 including the loss on disposal of $1.1 million ($0.04 per share) have been reflected as discontinued operations.

Years Ended December 31, 2002, 2001 and 2000

Restatement of Previously Issued Financial Statements

      Subsequent to the issuance of our Annual Report for the year ended December 31, 2001, we determined that certain outstanding advances made by us to our partner under our joint exploration venture in the Gulf of Mexico for seismic data acquisition should have been charged to exploration expense rather than reflected on the balance sheet as an asset. As a result of changing our accounting treatment for the advances used for seismic data acquisition, we determined that our financial statements for 1998, 1999, 2000 and 2001 should be restated. The effect of the restatement is a reduction to previously reported net income by $0.4 million, $0.3 million, $0.2 million and $1.6 million for the years 1998, 1999, 2000 and 2001, respectively, as a result of the additional exploration expense in each year. These changes primarily affect the timing of our recognition of exploration expense. As reimbursements are received for the advances we have made, our future exploration expense will be reduced. In addition, we have reclassified our Series 1999 Preferred Stock from stockholder’s equity at December 31, 2001 to temporary equity. The adjustments to previously reported net income relating to the restatement are summarized in the following table.

	Year Ended December 31,

	1998	1999	2000	2001

	($ in thousands)
Net income (loss) attributable to common stock as previously reported	$(17,168)	$(4,669)	$38,932	$34,854
Adjustment to exploration expense	(600)	(416)	(313)	(2,396)
Income tax effect	210	146	110	840

Net income (loss) attributable to common stock as restated	$(17,558)	$(4,939)	$38,729	$33,298

      The following balance sheet accounts as of December 31, 2001 were affected by the restatement.

	Year Ended
	December 31, 2001

	Previously
	Reported	Restated

	($ in thousands)
Unevaluated oil and gas properties...	$13,416	$11,609
Oil and gas properties	901,206	900,711
Net property and equipment	638,576	636,274
Total assets	683,071	680,769
Accounts payable and accrued expenses	37,389	38,812
Total current liabilities	38,416	39,839
Deferred taxes payable	47,911	46,607
Retained earnings	54,183	51,762
Redeemable preferred stock	—	17,573
Total stockholders’ equity	215,662	195,668
Total liabilities and stockholders’ equity	683,071	680,769

      The following presents the impact of the restatement on the operating results and cash flows for the years ended December 31, 2000 and 2001.

	Year Ended		Year Ended
	December 31, 2000		December 31, 2001

	Previously		Previously
	Reported(1)	Restated	Reported(1)	Restated

	($ in thousands,
	except per share amounts)
Exploration expense	$3,192	$3,505	$4,215	$6,611
Total operating expenses	80,478	80,791	90,611	93,007
Income from continuing operations before income taxes	63,347	63,034	55,481	53,085
Income tax expense	(22,171)	(22,061)	(19,419)	(18,579)
Net income from continuing operations	41,176	40,973	36,062	34,506
Net income	41,403	41,200	36,458	34,902
Net income attributable to common stock	38,932	38,729	34,854	33,298
Net income per share from continuing operations:
Basic	$1.48	$1.46	$1.20	$1.13
Diluted	$1.21	$1.20	$1.06	$1.00
Net income per share:
Basic	$1.48	$1.47	$1.20	$1.15
Diluted	$1.21	$1.20	$1.06	$1.01
Net cash provided by operating activities	$104,556	$105,073	$110,090	$108,636
Net cash used for investing activities	$(83,361)	$(83,878)	$(189,601)	$(188,147)

(1)	Previously reported amounts have been adjusted for the effects of discontinued operations.

Results of Operations

      Our operating data for the last three years is summarized below:

	Year Ended December 31,

	2000	2001	2002

Net Production Data:
Oil (MBbls)	1,792	1,510	1,303
Natural gas (MMcf)	26,799	27,859	33,171
Natural gas equivalent (MMcfe)	37,548	36,918	40,986
Average Sales Price:
Oil (MBbls)	$30.04	$25.46	$24.95
Natural gas (MMcf)	4.26	4.58	3.30
Average equivalent price (per Mcfe)	4.48	4.50	3.47
Expenses ($ per Mcfe):
Oil and gas operating (1)	$0.78	$0.86	$0.82
General and administrative	0.09	0.12	0.12
Depreciation, depletion and amortization (2)	1.14	1.28	1.29
Cash Margin ($ per Mcfe) (3)	$3.61	$3.52	$2.53

(1)	Includes lease operating costs and production and ad valorem taxes.

(2)	Represents depreciation, depletion and amortization of oil and gas properties only.

(3)	Represents average equivalent price per Mcfe less oil and gas operating expenses per Mcfe and general and administrative expenses per Mcfe.

     Year Ended December 31, 2002 Compared to Year Ended December 31, 2001. Our oil and gas sales decreased $24.0 million or 14% in 2002 to $142.1 million from $166.1 million in 2001. The decrease in sales is mostly due to the lower natural gas prices in 2002. Our average natural gas price decreased by 28% and our average oil price decreased by 2%. On an equivalent unit basis, our average price received for our production in 2002 was $3.47 per Mcfe, which was 23% lower than our average price in 2001 of $4.50 per Mcfe. Our average natural gas price in 2002 was $0.04 higher as a result of gains from hedging activities. Without the hedging gains, our natural gas price would have averaged $3.26 in 2002. The lower prices were partially offset by an 11% increase in production. Our natural gas production was up 19% while our oil production fell by 14%. The natural gas production increase is related to our acquisition of DevX Energy, Inc. which we completed in December 2001. The oil production decrease was due to normal depletion of our oil properties.

      Our oil and gas operating expenses, which includes production taxes, increased $1.6 million or 5%, to $33.5 million in 2002 from $31.9 million in 2001. The increase is due to the higher production level in 2002. Our oil and gas operating expenses per equivalent Mcf produced decreased by $0.04 to $0.82 in 2002 from $0.86 for 2001. The decrease in per unit lifting costs is primarily related to lower production taxes resulting from the lower oil and natural gas prices in 2002.

      In 2002, we had $5.5 million in exploration expense, which primarily related to the write-off of four exploratory dry holes. Exploration expense for 2001 was $6.6 million (as restated) which related to the write-off of three dry holes and the expensing of $2.4 million in advances made by us to our joint venture partner for seismic data acquisition.

      Our depreciation, depletion and amortization increased $5.6 million (12%) to $54.4 million in 2002 from $48.8 million in 2001. The increase is attributable to our higher production level in 2002. Our depreciation, depletion and amortization per equivalent Mcf produced increased to $1.29 in 2002 from $1.28 in 2001.

      Our general and administrative expenses, which are reported net of overhead reimbursements that we receive, increased $762,000 or 18%, to $5.1 million in 2002 from $4.4 million in 2001. The increase was primarily due to an increase in the number of employees and higher compensation paid to our employees in 2002.

      Our interest expense increased $9.3 million or 45% to $30.0 million in 2002 from $20.7 million for 2001. The increase is due to the higher debt level we had as a result of the acquisition of DevX Energy, Inc. in December 2001. In addition, in March 2002 we issued an additional $75.0 million of our 11 1/4% Senior Notes which refinanced amounts that were borrowed under our bank credit facility. In 2002, we averaged $172.0 million outstanding under our bank credit facility at a weighted average interest of 3.6%. In 2001, our average outstanding balance was $65.6 million under the bank credit facility with a weighted average interest rate of 5.6%.

      Our other income in 2002 increased to $8.0 million from $272,000 in 2001. Included in other income in 2002 was $7.7 million related to refunds of severance taxes paid in prior years.

      For 2002 we reported net income from continuing operations of $11.0 million, after deducting preferred stock dividends of $1.6 million. These results compared to net income in 2001 of $32.9 million (as restated), after deducting preferred stock dividends of $1.6 million. Our income from continuing operations per share for 2002 was $0.37 on diluted weighted average shares outstanding of 33.9 million as compared to net income from continuing operations per share of $1.00 (as restated) for 2001 on diluted weighted average shares outstanding of 34.6 million. In April 2002 and July 2002, we sold certain oil and gas properties, which resulted in a loss of $1.8 million. The operating results of these properties have been reflected as discontinued operations in the consolidated financial statements including the losses on disposal.

      Year Ended December 31, 2001 Compared to Year Ended December 31, 2000. Our oil and gas sales decreased $2.0 million or 1% in 2001 to $166.1 million from $168.1 million in 2000. The slight decrease in sales is due to a 2% decrease in our oil and natural gas production in 2001. Our oil production in 2001 decreased by 16% and natural gas production increased by 4%. Our average oil price in 2001 decreased by 15% which was offset by a 8% increase to our average natural gas price. On an equivalent unit basis, our average price received for our production in 2001 was $4.50 per Mcfe, 1% higher than our average price in 2000 of $4.48 per Mcfe.

      Our oil and gas operating expenses, which includes production taxes, increased $2.6 million or 9%, to $31.9 million in 2001 from $29.3 million in 2000. Our oil and gas operating expenses per equivalent Mcf produced increased by $0.08 to $0.86 in 2001 from $0.78 for 2000. The increase is due to higher field level operating costs including additional treating fees paid in 2001 to process our Btu rich natural gas.

      In 2001, we had $6.6 million (as restated) in exploration expense which represents the write-off of three offshore exploratory dry holes and the expensing of $2.4 million in advances made by us to our joint venture partner for seismic data acquisition. Exploration expense for 2000 was $3.5 million (as restated) which primarily related to the write-off of five dry holes.

      Our depreciation, depletion and amortization increased $4.3 to $48.8 million in 2001 from $44.5 million in 2000. The increase is attributable to higher capitalized costs on our properties which increased our amortization rate in 2001. Our depreciation, depletion and amortization per equivalent Mcf produced increased to $1.28 in 2001 from $1.14 in 2000.

      Our general and administrative expenses, which are reported net of overhead reimbursements that we receive, increased $814,000 or 23%, to $4.4 million in 2001 from $3.5 million in 2000. The increase was primarily due to an increase in the number of employees and higher compensation paid to our employees in 2001.

      Our interest expense decreased $3.9 million or 16% to $20.7 million in 2001 from $24.6 million for 2000. The decrease is due to lower average borrowings outstanding under our bank credit facility as well as a lower average interest rate under the bank credit facility. In 2001, we had a $65.6 million average outstanding balance under the bank credit facility at a weighted average interest of 5.6%. In 2000, our average outstanding balance was $104.2 million under the bank credit facility with a weighted average interest rate 6.9%.

      We reported net income from continuing operations of $32.9 million (as restated), after deducting preferred stock dividends of $1.6 million, in 2001. These results compared to net income from continuing operations of $38.5 million (as restated), after deducting preferred stock dividends of $2.5 million, in 2000. Our income from continuing operations per share for 2001 was $1.00 (as restated) on diluted weighted average shares outstanding of 34.6 million as compared to net income from continuing operations per share of $1.20 (as restated) for 2000 on diluted weighted average shares outstanding of 34.2 million.

Liquidity and Capital Resources

      Funding for our activities has historically been provided by our operating cash flow, debt or equity financings or asset dispositions. In 2002, our net cash flow provided by operating activities totaled $84.4 million. Our other primary funding source in 2002 were proceeds from the sale of $75.0 million of our senior notes and borrowings of $31.0 million under our bank credit facility. For the nine months ended September 30, 2003, our net cash flow provided by operating activities totaled $119.1 million and we had total borrowings of $16.4 million.

      Our primary needs for capital, in addition to funding our ongoing operations, relate to the acquisition, development and exploration of our oil and gas properties and the repayment of our debt. In 2002, we incurred capital expenditures of $83.4 million for development and exploration activities and for the acquisitions. We also repaid $112.9 million of our long-term debt. In the first nine months of 2003, we incurred capital expenditures of $62.2 million primarily for development and exploration activities and we made principal payments of $70.7 million to reduce our outstanding debt.

      Our annual capital expenditure activity is summarized in the following table.

				Nine Months
				Ended
	Year Ended December 31,			September 30,

	2000	2001	2002	2002	2003

	($ in thousands)
Acquisitions of proved oil and gas properties	$9,684	$160,794	$11,435	$1,758	$684
Acquisitions of unproved oil and gas properties	5,863	7,113	4,268	7,124	3,710
Developmental leasehold costs	1,618	974	98	114	430
Workovers and recompletions	10,252	5,563	7,414	6,222	7,977
Offshore production facilities	1,629	907	4,867	3,560	3,258
Development drilling	35,047	43,646	22,893	16,040	15,097
Exploratory drilling	19,202	33,382	31,074	22,838	29,399
Other	616	172	1,332	128	1,604

Total	$83,911	$252,551	$83,381	$57,784	$62,159

      The timing of most of our capital expenditures is discretionary because we have no material long-term capital expenditure commitments. Consequently, we have a significant degree of flexibility to adjust the level of our capital expenditures as circumstances warrant. We spent $73.6 million, $91.6 million and $70.6 million on development and exploration activities in 2000, 2001 and 2002, respectively. We spent $60.6 million and $57.7 million on development and exploration activities in the nine months ended September 30, 2003 and 2002, respectively. We expect to use internally generated cash flow to fund development and exploration activity. Our operating cash flow is highly dependent on oil and natural gas prices, especially natural gas prices.

      We spent $9.7 million, $160.8 million and $11.4 million on acquisition activities in 2000, 2001 and 2002, respectively. We intend to use borrowings under our bank credit facility, or other debt or equity financings to the extent available, to finance significant acquisitions. The availability and attractiveness of these sources of financing will depend upon a number of factors, some of which will relate to our financial condition and performance and some of which will be beyond our control, such as prevailing interest rates, oil and natural gas prices and other market conditions.

      We entered into a $350.0 million revolving credit facility on December 17, 2001 with Toronto Dominion (Texas), Inc. as administrative agent. The current bank credit facility is a three year revolving credit line with a current borrowing base of $260.0 million. Indebtedness under the current bank credit facility is secured by substantially all of our assets. All of our subsidiaries are guarantors of this indebtedness. The current bank credit facility is subject to borrowing base availability, which is redetermined semiannually based on the banks’ estimates of the future net cash flows of our oil and gas properties. The borrowing base may be affected by the performance of our properties and changes in oil and natural gas prices. The determination of the borrowing base is at the sole discretion of the administrative agent and the bank group. The current bank credit facility bears interest, based on the utilization of the borrowing base, at our option at either (i) LIBOR plus 1.5% to 2.375% or (ii) the corporate base rate (generally the federal funds rate plus 0.5%) plus 0.5% to 1.375%. The current bank credit facility matures on January 2, 2005 and contains covenants that, among other things, restrict our ability to pay cash dividends, limit the amount of our consolidated debt and limit our ability to make certain loans and investments. Financial covenants include the maintenance of a current ratio, maintenance of tangible net worth and maintenance of an interest coverage ratio. We are in the process of finalizing a new credit facility which would replace our current bank credit facility. See “Description of Other Indebtedness.”

      On March 7, 2002, we closed the sale in a private placement of $75.0 million of our 11 1/4% Senior Notes at a net price of 97.25% after the placements agents’ discount. As a result of this transaction, $220.0 million of aggregate principal amount of our 11 1/4% Senior Notes are outstanding. The net proceeds were used to reduce amounts outstanding under our current bank credit facility. These notes are our unsecured obligations and are guaranteed by all of our subsidiaries. On July 19, 2002, we filed a registration statement on Form S-4 to register the $75.0 million of these notes for resale. This registration statement was declared effective by the SEC on August 5, 2002.

      In April and June 2003, holders of our Series 1999 Convertible Preferred Stock converted their preferred shares into 4,393,275 shares of our common stock. This conversion reduced our annual preferred stock dividend requirement by $1.6 million and increased our common stockholders’ equity by $17.6 million.

      We believe that our cash flow from operations and available borrowings under the bank credit facility will be sufficient to fund our operations and future growth as contemplated under our current business plan. However, if our plans or assumptions change or if our assumptions prove to be inaccurate, we may be required to seek additional capital. We cannot provide any assurance that we will be able to obtain such capital, or if such capital is available, that we will be able to obtain it on acceptable terms.

Federal Taxation

      At December 31, 2002, we had federal income tax net operating loss carryforwards of approximately $123.0 million. We have established a $23.0 million valuation allowance against part of the net operating loss carryforwards acquired from DevX Energy, Inc. due to a “change in control” limitation which will prevent us from fully realizing these carryforwards. The carryforwards expire from 2018 through 2022. The value of these carryforwards depends on our ability to generate future taxable income in order to utilize these carryforwards.

Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and use assumptions that can affect the reported amounts of assets, liabilities, revenues or expenses. We are also required to select among alternative acceptable accounting policies. There are two generally acceptable methods for accounting for oil and gas producing activities. The full cost method allows the capitalization of all costs associated with finding oil and gas reserves, including certain general and administrative expenses. The successful efforts method allows only for the capitalization of costs associated with developing proven oil and gas properties as well as exploration costs associated with successful exploration projects. Costs related to exploration that are not successful are expensed when it is determined that commercially productive oil and gas reserves were not found. We have elected to use the successful efforts method to account for our oil and gas activities and we do not capitalize any of our general and administrative expenses.

      The determination of depreciation, depletion and amortization expense as well as impairments that are recognized on our oil and gas properties are highly dependent on the estimates of the proved oil and natural gas reserves attributable to our properties. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary. In addition, estimates of reserves are subject to revision based on the results of drilling, testing and production subsequent to the date of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas reserves that are ultimately recovered. The estimates of our proved oil and gas reserves used in preparation of our financial statements were determined by an independent petroleum engineering consulting firm and were prepared in accordance with the rules promulgated by the SEC and the Financial Accounting Standards Board (the “FASB”). The determination of impairment of our oil and gas reserves is based on the oil and gas reserve estimates using projected future oil and natural gas prices that we have determined to be reasonable. The projected prices that we employ represent our long-term oil and natural gas price forecast and may be higher or lower than current market prices for crude oil and natural gas. For the impairment review of our oil and gas properties that we conducted as of December 31, 2002, we used an initial oil price of $30.00 per barrel and an initial natural gas price of $5.00 per Mcf. Such prices were reduced to $25.00 per barrel for oil and $4.00 per Mcf for gas in the second year and escalated each year thereafter to a maximum price of $40.00 per barrel for oil and $5.00 per Mcf for natural gas. To the extent we had used lower prices in our impairment review, an impairment could have been indicated on certain of our oil and gas properties.

New Accounting Standards

      In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143 (“SFAS 143”) “Accounting for Asset Retirement Obligations,” which we adopted effective January 1, 2003. This statement requires us to record a liability in the period in which an asset retirement obligation (“ARO”) is incurred. Upon recognition of an ARO liability, additional asset cost would be capitalized to equal the amount of the liability. Upon the initial adoption of SFAS 143, we recognized a liability for any existing AROs not already provided for in our reserve for future abandonment costs. We also recognized additional capitalized cost related to the additional liability and accumulated depreciation on the additional capitalized cost.

      Under SFAS 143, we estimate that our total ARO for our oil and natural gas properties is approximately $15.2 million which was $1.5 million less than the liability that we had provided for in our reserve for future abandonment as of December 31, 2002. The impact of adopting SFAS 143, which was recorded as the cumulative effect of an accounting change was an increase to net income of approximately $0.7 million, net of tax.

      In June 2002, the FASB issued Statement of Financial Accounting Standards 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). The Statement establishes accounting and reporting standards that are effective for exit or disposal activities beginning after December 31, 2002 which require that a liability be recognized for an exit or disposal activity when that liability is incurred.

      In January 2003, the FASB issued Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirement for Guarantees, including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires an entity to recognize a liability for the obligations it has undertaken in issuing a guarantee. This liability would be recorded at the inception of a guarantee and would be measured at fair value. Certain guarantees are excluded from the measurement and disclosure provisions while certain other guarantees are excluded from the measurement provisions of the interpretation. The measurement provisions of this statement apply prospectively to guarantees issued or modified after December 31, 2002. The disclosure provisions of the statement apply to financial statements for periods ending after December 15, 2002. The adoption of the statement did not have a material effect on our financial statements when adopted.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” FIN 46 requires an entity to consolidate a variable interest entity if it is designated as the primary beneficiary of that entity even if the entity does not have a majority of voting interests. A variable interest entity is generally defined as an entity where its equity is unable to finance its activities or where the owners of the entity lack the risk and rewards of ownership. The provisions of this statement apply at inception for any entity created after January 31, 2003. For an entity created before February 1, 2003, the provisions of this interpretation must be applied at the beginning of the first interim or annual period beginning after December 15, 2003. Comstock is not the primary beneficiary of any variable interest entities, and accordingly, the adoption of FIN 46 is not expected to have a material effect on our financial statements when adopted.

BUSINESS

      We are an independent energy company engaged in the acquisition, development, production and exploration of oil and natural gas properties. Our oil and natural gas operations are concentrated in the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas and South Texas regions. In addition, we have properties in the Illinois Basin region in Kentucky and in the Mid-Continent regions located in the Texas panhandle, Oklahoma and Kansas. Our oil and natural gas properties are estimated to have proved reserves of 616.9 Bcfe with an estimated Present Value of Proved Reserves of $1.7 billion as of December 31, 2003. Our proved oil and natural gas reserve base was 81% natural gas and 67% proved developed on a Bcfe basis as of December 31, 2003. We replaced 108% of our 2003 production of 44.0 Bcfe in 2003 through our development program. At the same time, we also reduced our total debt by $60.0 million from $366.0 million as of December 31, 2002 to $306.0 million as of December 31, 2003.

      Our proved reserves at December 31, 2003 and our 2003 average daily production are summarized below.

	Reserves at December 31, 2003				2003 Daily Production

				% of				% of
	Oil	Gas	Total	Total	Oil	Gas	Total	Total

	(MMBbls)	(Bcf)	(Bcfe)		(MBbls/d)	(MMcf/d)	(MMcfe/d)
Gulf of Mexico	14.7	127.7	216.1	35.0	3.2	21.8	40.7	33.8
East Texas/ North Louisiana	0.9	169.3	174.7	28.3	0.2	29.2	30.6	25.4
Southeast Texas	2.9	109.8	127.0	20.6	0.7	28.4	32.8	27.2
South Texas	0.4	44.8	47.1	7.6	0.1	9.0	9.9	8.2
Other Regions	0.3	50.2	52.0	8.5	0.2	5.6	6.6	5.4

Total	19.2	501.8	616.9	100.0	4.4	94.0	120.6	100.0

Strengths

      High Quality Properties. Our operations are focused in four geographically concentrated areas, the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas and South Texas regions, which account for approximately 35%, 28%, 21% and 8% of our proved reserves at December 31, 2003, respectively. We have high price realizations relative to benchmark prices for natural gas and crude oil production. We also have favorable operating costs which result in high cash margins. Finally, our properties have an average reserve life of approximately 14 years and have extensive development and exploration potential.

      Successful Exploration and Development Program. In 2003, we spent $46.8 million on the exploitation and development of our oil and natural gas properties for development drilling, recompletions, workovers, abandonment and production facilities. Overall, we drilled 35 development wells, 22.0 net to us, with a 89% success rate. We also had a successful exploratory drilling program in 2003, spending a total of $34.8 million to drill 18 wells, 7.4 net to us, with a 78% success rate. We spent an additional $5.1 million in acquiring new acreage and seismic data in 2003 to support our exploration program.

      Successful Acquisitions. We have had significant growth over the years as a result of acquisitions. Since 1991, we have added 740.1 Bcfe of proved oil and natural gas reserves from 30 acquisitions at an average cost of $0.82 per Mcfe. Our application of strict economic and reserve risk criteria have enabled us to successfully evaluate and integrate acquisitions.

      Efficient Operator. We operate 61% of our proved oil and natural gas reserve base as of December 31, 2003. This allows us to control operating costs, the timing and plans for future development, the level of drilling and lifting costs and the marketing of production on the properties. As an operator, we receive reimbursements for overhead from other working interest owners, which reduces our general and administrative expenses.

      High Price Realizations. The majority of our wells are located in areas which can access attractive natural gas and crude oil markets. In addition, our natural gas production has a relatively high Btu content of approximately 1.07 Btu. Our crude oil production has a favorable API gravity of approximately 40 degrees.

Due to these factors, we have relatively high price realizations compared to benchmark prices. In 2003 our average natural gas price was $5.41 per Mcf, which represented a $0.02 premium to the 2003 NYMEX average monthly settlement price. Also in 2003, our average crude oil price was $30.70 per barrel, which represented a $1.69 barrel premium to the average monthly West Texas Intermediate crude oil price for 2003 posted by Koch Industries, Inc.

      High Cash Margins. As a result of our quality properties, higher price realizations and efficient operations, we have higher cash margins than most of our competitors. Consequently, our oil and natural gas reserves have a higher value per Mcfe than reserves that generate lower cash margins.

Business Strategy

      Exploit Existing Reserves. We seek to maximize the value of our oil and natural gas properties by increasing production and recoverable reserves through active workover, recompletion and exploitation activities. We utilize advanced industry technology, including 3-D seismic data, improved logging tools, and formation stimulation techniques. During 2003, we spent approximately $28.3 million to drill 35 development wells, 22.0 net to us, of which 31 wells, 19.2 net to us, were successful, representing a success rate of 89%. In addition, we spent approximately $18.5 million for new production facilities, leasehold costs and for recompletion, abandonment and workover activities. For 2004, we have budgeted $37.0 million for development drilling and for recompletion, abandonment and workover activities.

      Pursue Exploration Opportunities. We conduct exploration activities to grow our reserve base and to replace our production each year. In 2003, we spent approximately $34.8 million to drill 18 exploratory wells, 7.4 net to us, of which 14 wells, 5.3 net to us, were successful, representing a success rate of 78%. We also spent $5.1 million in acquiring new acreage and seismic data in 2003 to support our exploration program. We have budgeted $73.0 million in 2004 for exploration activities which will be focused primarily in the Gulf of Mexico, Southeast Texas and South Texas regions.

      Maintain Low Cost Structure. We seek to increase cash flow by carefully controlling operating costs and general and administrative expenses. Our average oil and gas operating costs per Mcfe were $1.04 in 2003 and our general and administrative expenses per Mcfe averaged $0.16 in 2003.

      Acquire High Quality Properties at Attractive Costs. We have a successful track record of increasing our oil and natural gas reserves through opportunistic acquisitions. Since 1991, we have added 740.1 Bcfe of proved oil and natural gas reserves from 30 acquisitions at a total cost of $607.9 million, or $0.82 per Mcfe. The acquisitions were acquired at an average of 58% of their Present Value of Proved Reserves in the year the acquisitions were completed. We apply strict economic and reserve risk criteria in evaluating acquisitions. We target properties in our core operating areas with established production and low operating costs that also have potential opportunities to increase production and reserves through exploration and exploitation activities.

      Maintain Flexible Capital Expenditure Budget. The timing of most of our capital expenditures is discretionary because we have not made any significant long-term capital expenditure commitments. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures according to market conditions. We anticipate spending approximately $110.0 million on development and exploration projects in 2004. We intend to primarily use operating cash flow to fund our drilling expenditures in 2004. We may also make additional property acquisitions in 2004 that would require additional sources of funding. Such sources may include borrowings under our bank credit facility or sales of our equity or debt securities.

Primary Operating Areas

      Our activities are concentrated in four primary operating areas: Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas and South Texas. The following table summarizes the estimated proved oil and natural gas reserves for our 20 largest fields as of December 31, 2003.

					Present Value
					of Proved
	Net Oil	Net Gas	Total	%	Reserves	%

	(MBbls)	(MMcf)	(MMcfe)		($ in thousands)
Gulf of Mexico
Ship Shoal	8,550	53,604	104,903		$326,843
South Timbalier/ South Pelto	3,517	58,822	79,925		298,024
Main Pass	1,531	1,556	10,739		27,560
Vermilion/ South Marsh Island	—	9,354	9,354		40,623
East White Point	693	1,560	5,717		12,585
Other	444	2,756	5,423		16,168

	14,735	127,652	216,061	35.0	721,803	42.2

East Texas/ North Louisiana
Gilmer	232	53,734	55,125		132,524
Beckville	110	44,357	45,014		101,395
Logansport	37	16,885	17,105		47,469
Waskom	196	12,181	13,356		33,234
Blocker	36	10,215	10,431		21,911
Longwood	84	7,016	7,521		22,424
Box Church	3	6,064	6,079		14,686
Lisbon	51	4,205	4,508		13,703
Other	150	14,630	15,532		40,319

	899	169,287	174,671	28.3	427,665	25.0

Southeast Texas
Double A Wells	2,674	100,848	116,894		318,778
Sugar Creek	85	8,150	8,659		18,474
Other	120	764	1,482		4,500

	2,879	109,762	127,035	20.6	341,752	20.0

South Texas
J. C. Martin	—	16,148	16,148		40,999
North Markham	178	12,506	13,573		41,065
Lopeno	15	4,591	4,683		9,143
Other	198	11,541	12,728		31,758

	391	44,786	47,132	7.6	122,965	7.2

Illinois Basin
New Albany Shale Gas	—	32,029	32,029	5.2	48,749	2.9

Mid-Continent
Glick	8	5,079	5,128		11,039
Other	98	10,642	11,230		27,159

	106	15,721	16,358	2.7	38,198	2.2

Other Areas	179	2,541	3,623	0.6	7,943	0.5

Total	19,189	501,778	616,909	100.0	$1,709,075	100.0

Gulf of Mexico

      Our Gulf of Mexico operating region includes properties located offshore of Louisiana and Texas, in state and federal waters of the Gulf of Mexico. We own interests in 98 producing wells, 50.1 net to us, in ten field areas, the largest of which are the Ship Shoal area (Ship Shoal Blocks 66, 67, 68, 69, 92, 93, 99, 107, 109, 110, 112, 113, 114, 117, 118, 119,120, 135 and 146 and South Pelto Block 1), the South Timbalier/ South Pelto area (South Timbalier Blocks 9, 11, 15, 16, 30, 34, 50, 52 and South Pelto Blocks 5, 15, 22 and 25) and the Main Pass Area (Main Pass Blocks 21,41,43, 55 and 58). In addition we have 13 wells, 5.3 net to us, that have been drilled and are awaiting connection to production facilities in the Gulf of Mexico. We have 216.1 Bcfe of oil and natural gas reserves in the Gulf of Mexico region which represents 35% of our reserve base. We operate 40 of the wells that we own in this region. Production from the region averaged 21.8 MMcf of natural gas per day and 3,151 barrels of oil per day during 2003. We spent $14.2 million in this region in 2003 drilling seven development wells, 3.4 net to us, and $25.8 million drilling eleven exploratory wells, 4.0 net to us. We also spent $14.0 million for production facilities, recompletions, abandonment and workovers and $1.7 million on acquiring exploration acreage and seismic data. In 2004, we plan to spend $67.0 million for development and exploration activities in this region.

      Ship Shoal. The Ship Shoal area is located in Louisiana state waters and in federal waters, offshore of Terrebonne Parish. In the this area, oil and natural gas are produced from numerous Miocene sands occurring at depths from 5,800 to 13,500 feet, and in water depths from 10 to 60 feet. We own interests in 46 wells in this area, 31.2 net to us, in Ship Shoal Blocks 66, 67, 68, 69, 92, 93, 99, 107, 109, 110, 112, 113, 114, 117, 118, 119, 120, 135 and 146 and in South Pelto Block 1. We operate 32 of these wells. Our properties in the Ship Shoal area have estimated proved reserves of 104.9 Bcfe, which is 17% of our total reserves. Production from the Ship Shoal area net to our interest averaged 8.4 MMcf of natural gas per day and 2,145 barrels of oil per day during 2003. In 2003, we drilled eight wells, 3.9 net to us, at Ship Shoal.

      South Timbalier/ South Pelto. We own interests in 22 producing wells, 6.7 net to us, in Louisiana state waters and in federal waters in the South Timbalier/ South Pelto area located offshore of Terrebonne and Lafourche Parishes in water depths ranging from 20 to 60 feet. We have estimated proved reserves totaling 79.9 Bcfe attributable to this area which is 13% of our total reserves. Production attributable to our interest averaged 11.1 MMcf of natural gas per day and 472 barrels of oil per day in 2003. These wells produce from numerous sands of Pliocene to Upper Miocene age, at depths ranging from 2,000 to 12,000 feet as well as the geopressured Miocene section at a depths below 18,000 feet. We drilled six wells, 1.8 net to us, in the South Timbalier/ South Pelto area in 2003.

      Main Pass. Main Pass Block 21 is located in Louisiana state waters, offshore of Plaquemimes Parish in water with a depth of approximately 12 feet. Our wells in this area produce from multiple Miocene sands at depths that range from 4,400 to 7,700 feet. We are the operator and own interests in six wells, 5.6 net to us at Main Pass Block 21. We also own nonoperated interests in eight producing wells, 1.2 net to us, at Main Pass Blocks 41, 43, 55 and 58 in federal waters with an average depth of 50 feet. Proved reserves for the total Main Pass area were 10.7 Bcfe, which is 2% of our total reserves at December 31, 2003. Production attributable to our interest from the Main Pass Area was approximately 1.0 MMcf of natural gas per day and 468 barrels of oil per day in 2003.

East Texas/ North Louisiana

      Approximately 28% or 174.7 Bcfe of our proved reserves are located in East Texas and North Louisiana where we own interests in 422 producing wells, 232.3 net to us, in 21 field areas. We operate 243 of these wells. The largest of our fields in this region are the Gilmer, Beckville, Logansport and Waskom fields. Production from this region averaged 29.2 MMcf of natural gas per day and 237 barrels of oil per day during 2003. Most of the reserves in this area produce from the Cretaceous aged Travis Peak/ Hosston formation and the Jurassic aged Cotton Valley formation. The total thickness of these formations range from 2,000 to 4,000 feet of sand, shale and limestone sequences in the East Texas Basin and the North Louisiana Salt Basin, at depths ranging from 6,000 to 12,000 feet. In 2003 we spent $3.6 million drilling five wells, 2.4 net to us, and $1.9 million on workovers and recompletions in this region. We have budgeted approximately $7.0 million in 2004 for development activities in this region.

      Gilmer. We own interests in 72 natural gas wells, 27.4 net to us, in the Gilmer field in Upshur County in East Texas. These wells produce primarily from the Cotton Valley Lime formation at a depth of approximately 11,500 feet to 12,000 feet. Proved reserves attributable to our interests in the Gilmer field are 55.1 Bcfe which represents 9% of our total reserve base. During 2003, production attributable to our interest from this field averaged 9.6 MMcf of natural gas per day and 110 barrels of oil per day.

      Beckville. Our properties in the Beckville field, located in Panola and Rusk Counties, Texas, have proved reserves of 45.0 Bcfe which represents approximately 7% of our total reserves. We operate 72 wells in this field and own interests in three additional wells for a total of 75 wells, 55.3 net to us. During 2003, production attributable to our interest from this field averaged 6.3 MMcf of natural gas per day and eight barrels of oil per day. The Beckville field produces from the Cotton Valley formation at depths ranging from 9,000 to 10,000 feet.

      Logansport. The Logansport field produces from multiple sands in the Hosston formation at an average depth of 8,000 feet and is located in DeSoto Parish, Louisiana. Our proved reserves of 17.1 Bcfe in the Logansport field represents approximately 3% of our total reserves. We own interests in 81 wells, 40.2 net to us, and operate 50 of these wells. During 2003, net daily production attributable to our interest from this field averaged 3.1 MMcf of natural gas and twelve barrels of oil.

      Waskom. The Waskom field, located in Harrison and Panola Counties in Texas, represented approximately 2% (13.4 Bcfe) of our proved reserves as of December 31, 2003. We own interests in 52 wells in this field, 26.0 net to us, and operate 28 wells in this field. During 2003, net daily production attributable to our interest averaged 0.9 MMcf of natural gas and 16 barrels of oil. The Waskom field produces from the Cotton Valley formation at depths ranging from 9,000 to 10,000 feet.

Southeast Texas

      Approximately 21% or 127.0 Bcfe of our proved reserves are located in Southeast Texas, where we own interests in 88 producing wells, 50.9 net to us, and operate 61 of these wells. Net daily production rates from the area averaged 28.4 MMcf of natural gas and 738 barrels of oil during 2003. We spent $8.0 million in the Southeast Texas region in 2003 drilling three wells, 1.7 net to us and for other development activity. In 2004, we plan to spend $20.0 million for development and exploration activities in this region. Substantially all of the reserves in this region are in the Double A Wells field area in Polk County, Texas.

      Double A Wells. The Double A Wells field is our largest field area with total estimated proved reserves of 116.9 Bcfe, which is 19% of our total reserves. We own interests in and operate 59 producing wells, 29.7 net to us, in this field in Polk County, Texas. Net daily production from Double A Wells area averaged 27.3 MMcf of natural gas and 701 barrels of oil during 2003. These wells typically produce from the Woodbine formation at an average depth of 14,300 feet. In 1999, we began a redevelopment program in this field based on our interpretation of 3-D seismic data and drilled 19 successful wells from 1999 to 2001. In 2002 we found additional productive Woodbine Sand to the south with two successful exploratory wells. In 2003, we drilled two additional delineation wells to further extend the discovery made in 2002. We are currently in the process of acquiring new 3-D seismic data to continue our exploration efforts.

South Texas

      Approximately 8% or 47.1 Bcfe of our proved reserves are located in South Texas, where we own interests in 263 producing wells, 59.6 net to us. We own interests in eleven fields in the region. The largest of which are the J.C. Martin and the North Markham fields. Net daily production rates from the area averaged 9.0 MMcf of natural gas and 149 barrels of oil during 2003. We spent $13.1 million in this region in 2003 to drill 13 wells, 4.5 net to us and for other development activity. In 2004, we plan to spend approximately $15.0 million primarily for development and exploration activity in this region.

      J.C. Martin. Our largest field in South Texas is the J.C. Martin field which is located in the structurally complex and highly prolific Wilcox Lobo trend in Zapata County, Texas on the Mexican border. We own interests in 81 wells in this field, 13.0 net to us, with proved reserves of 16.1 Bcfe or 3% of our total reserves. During 2003, net daily production attributable to our interest from this field averaged 4.3 MMcf of natural gas. This field produces primarily from Eocene Wilcox Lobo sands at depths ranging from 7,000 to 9,000 feet. The Lobo section is characterized by geopressured, multiple pay sands occurring in a highly faulted area.

      North Markham. The North Markham/ North Bay City field is located in Matagorda County, Texas. We own interests in and operate 19 producing wells, 19.0 net to us, in the Ohio-Sun Unit. We purchased these interests in December 2002 and are in the process redeveloping this field. The field’s estimated proved reserves of 13.6 Bcfe represent 2% of our total reserves. The field’s active wells produce from more than twenty reservoirs of Oligocene Frio age at depths ranging from 6,500 to 9,000 feet. During 2003, net daily production attributable to our interests from this field average 67 barrels of oil per day.

Acquisition Activities

Acquisition Strategy

      We have concentrated our acquisition activity in the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas and South Texas regions. Using a strategy that capitalizes on our knowledge of and experience in these regions, we seek to selectively pursue acquisition opportunities where we can evaluate the assets to be acquired in detail prior to completion of the transaction. We evaluate a large number of prospective properties according to certain internal criteria, including established production and the properties’ future development and exploration potential, low operating costs and the ability for us to obtain operating control.

Major Property Acquisitions

      As a result of our acquisitions, we have added 740.1 Bcfe of proved oil and natural gas reserves since 1991. Our largest acquisitions are the following:

      DevX Energy Acquisition. In December 2001, we completed the acquisition of DevX Energy, Inc. (“DevX”) by acquiring 100% of the common stock of DevX for $92.6 million. The total purchase price including debt and other liabilities assumed in the acquisition was $160.8 million. As a result of the acquisition of DevX, we acquired interests in 600 producing oil and natural gas wells located onshore primarily in East and South Texas, Kentucky, Oklahoma and Kansas. Major fields acquired in the acquisition include the Gilmer field in East Texas and the J.C. Martin, Ball Ranch and Lopeno fields in South Texas. We also acquired interests in the New Albany Shale Gas field in Kentucky, the Glick field in Kansas and the N.E. Moorewood field in Oklahoma in this transaction. DevX’s properties had 1.2 MMBbls of oil reserves and 156.5 Bcf of natural gas reserves at the time of the acquisition.

      Bois d’ Arc Acquisition. In December 1997, we acquired working interests in certain producing offshore Louisiana oil and gas properties as well as interests in undeveloped offshore oil and natural gas leases for approximately $200.9 million from Bois d’Arc Resources and certain of its affiliates and working interest partners. We acquired interests in 43 wells, 29.6 net to us, and eight separate production complexes located in the Gulf of Mexico offshore of Plaquemines and Terrebonne Parishes, Louisiana. The acquisition included interests in the Louisiana state and federal offshore areas of Main Pass Block 21, Ship Shoal Blocks 66, 67, 68 and 69 and South Pelto Block 1. The net proved reserves acquired in this acquisition were estimated at 14.3 MMBbls of oil and 29.4 Bcf of natural gas.

      Black Stone Acquisition. In May 1996, we acquired 100% of the capital stock of Black Stone Oil Company and interests in producing and undeveloped oil and gas properties located in Southeast Texas for $100.4 million. We acquired interests in 19 wells, 7.7 net to us, that were located in the Double A Wells field in Polk County, Texas and became the operator of most of the wells in the field. The net proved reserves acquired in this acquisition were estimated at 5.9 MMBbls of oil and 100.4 Bcf of natural gas.

      Sonat Acquisition. In July 1995, we purchased interests in certain producing oil and gas properties located in East Texas and North Louisiana from Sonat Inc. for $48.1 million. We acquired interests in 319 producing wells, 188.0 net to us. The acquisition included interests in the Beckville, Logansport, Waskom, and Longwood fields. The net proved reserves acquired in this acquisition were estimated at 0.8 MMBbls of oil and 104.7 Bcf of natural gas.

Oil and Natural Gas Reserves

      The following table sets forth our estimated proved oil and natural gas reserves and the Present Value of Proved Reserves as of December 31, 2003:

	Oil	Gas	Total	Present Value of
	(MBbls)	(MMcf)	(MMcfe)	Proved Reserves

				($ in thousands)
Proved Developed Producing	6,180	215,680	252,757	$651,416
Proved Developed Non-producing	7,026	116,988	159,147	460,675
Proved Undeveloped	5,983	169,110	205,005	596,984

Total Proved	19,189	501,778	616,909	$1,709,075

      There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the control of the producer. The reserve data set forth above represents estimates only. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary. In addition, estimates of reserves are subject to revision based on the results of drilling, testing and production subsequent to the date of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas reserves that are ultimately recovered.

      In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire properties containing proved reserves or conduct successful exploration and development activities, our proved reserves will decline as reserves are produced. Our future oil and natural gas production is highly dependent upon the level of success in acquiring or finding additional reserves.

      The Present Value of Proved Reserves was determined based on the market prices for oil and natural gas on December 31, 2003. The market price for our oil production on December 31, 2003, after basis adjustments, was $31.19 per barrel as compared to $30.07 per barrel on December 31, 2002. The market price received for our natural gas production on December 31, 2003, after basis adjustments, was $6.44 per Mcf as compared to $5.04 per Mcf on December 31, 2002.

Drilling Activity Summary

      During the three-year period ended December 31, 2003, we drilled development and exploratory wells as set forth in the table below.

	Year Ended December 31,

	2001		2002		2003

	Gross	Net	Gross	Net	Gross	Net

Development Wells:
Oil	2.0	0.7	—	—	—	—
Gas	29.0	16.3	26.0	10.7	31.0	19.2
Dry	4.0	1.8	1.0	1.0	4.0	2.8

	35.0	18.8	27.0	11.7	35.0	22.0

Exploratory Wells:
Oil	1.0	0.3	2.0	0.8	1.0	0.3
Gas	13.0	4.5	13.0	4.5	13.0	5.0
Dry	3.0	1.1	5.0	2.3	4.0	2.1

	17.0	5.9	20.0	7.6	18.0	7.4

Total Wells	52.0	24.7	47.0	19.3	53.0	29.4

      Wells drilled in 2003 presented above exclude four pilot wells, 1.8 net to us, drilled in New Mexico to test a potential coalbal methane project. These wells are still being evaluated.

Producing Well Summary

      The following table sets forth the gross and net producing oil and natural gas wells in which we owned an interest at December 31, 2003.

	Oil		Gas

	Gross	Net	Gross	Net

Kansas	—	—	12.0	4.5
Kentucky	—	—	91.0	81.4
Louisiana	7.0	2.4	175.0	78.9
Mississippi	1.0	0.1	1.0	0.2
Offshore Gulf of Mexico	43.0	24.8	46.0	21.9
Oklahoma	3.0	0.5	130.0	15.8
Texas	69.0	43.9	558.0	225.4
Wyoming	—	—	30.0	2.1

Total Wells	123.0	71.1	1,043.0	430.2

      We operate 463 of the 1,166 producing wells presented in the above table.

Acreage

      The following table summarizes our developed and undeveloped leasehold acreage at December 31, 2003. We have excluded acreage in which our interest is limited to a royalty or overriding royalty interest.

	Developed		Undeveloped

	Gross	Net	Gross	Net

Colorado	320	80	—	—
Kansas	6,400	4,064	—	—
Kentucky	15,725	12,624	7,402	6,954
Louisiana	74,710	55,045	6,745	1,095
Mississippi	1,360	210	—	—
New Mexico	—	—	156,005	68,642
Offshore Gulf of Mexico	113,001	56,219	141,310	55,339
Oklahoma	37,440	5,336	—	—
Texas	223,720	139,310	64,649	31,396
Wyoming	13,440	927	—	—

Total	486,116	273,815	376,111	163,426

      Title to our oil and natural gas properties is subject to royalty, overriding royalty, carried and other similar interests and contractual arrangements customary in the oil and gas industry, liens incident to operating agreements and for current taxes not yet due and other minor encumbrances. All of our oil and natural gas properties are pledged as collateral under our bank credit facility. As is customary in the oil and gas industry, we are generally able to retain our ownership interest in undeveloped acreage by production of existing wells, by drilling activity which establishes commercial reserves sufficient to maintain the lease or by payment of delay rentals.

Markets and Customers

      The market for oil and natural gas produced by us depends on factors beyond our control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulation. The oil and gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

      All of our oil production is sold at the well site at prices tied to the spot oil markets. Substantially all of our natural gas production is sold either on the spot natural gas market under short-term contracts at prevailing spot market prices, or under long-term contracts based on current spot market prices. Our most significant purchaser is Shell Trading (US) Company (“Shell”). Substantially all of our Gulf of Mexico and Double A Field oil production was sold to Shell. Total oil sales in 2003 to Shell accounted for approximately 18% of our total 2003 oil and gas sales. BP Energy Company (“BP”) is our most significant natural gas purchaser. Total natural gas sales in 2003 to BP accounted for approximately 14% of our total 2003 oil and gas sales. Natural gas sales to Houston Pipe Line Company, a subsidiary of American Electric Power Company, Inc. accounted for approximately 10% of our total 2003 oil and gas sales.

Competition

      The oil and gas industry is highly competitive. Competitors include major oil companies, other independent energy companies and individual producers and operators, many of which have financial resources, personnel and facilities substantially greater than we do. We face intense competition for the acquisition of oil and natural gas properties.

Regulation

      Our operations are regulated by certain federal and state agencies. In particular, oil and natural gas production and related operations are or have been subject to price controls, taxes and other laws relating to the oil and natural gas industry. We cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on our business or financial condition.

      Our sales of natural gas are not regulated and are made at market prices. However, the Federal Energy Regulatory Commission regulates interstate and certain intrastate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by us, as well as the revenues received by us for sales of such production. Since the mid-1980s, the Federal Energy Regulatory Commission has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B, that have significantly altered the marketing and transportation of natural gas. These regulations mandated a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sales, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of the Federal Energy Regulatory Commission purposes in issuing these regulations was to increase competition within all phases of the natural gas industry. Generally, these regulatory orders have eliminated or substantially reduced the interstate pipelines’ traditional role as wholesalers of natural gas and have substantially increased competition and volatility in natural gas markets.

      Our sales of oil and natural gas liquids are not regulated and are made at market prices. The price we receive from the sale of these products is affected by the cost of transporting the products to market.

      Our oil and natural gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state and local agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and affects our profitability. Because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws.

      Most of the states in which we operate require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. These states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of certain states limit the rate at which oil and gas can be produced from our properties.

      We are required to comply with various federal and state regulations regarding plugging and abandonment of oil and natural gas wells. We provide reserves for the estimated costs of plugging and abandoning our wells, to the extent such costs exceed the estimated salvage value of the wells, on a unit of production basis.

Environmental Regulation

      Various federal, state and local laws and regulations governing the discharge of materials into the environment, or otherwise relating to the protection of the environment, health and safety, affect our operations and costs. These laws and regulations sometimes require governmental authorization before conducting certain activities, limit or prohibit other activities because of protected areas or species, create the possibility of substantial liabilities for pollution related to our operations or properties and provide penalties for noncompliance. In particular, our drilling and production operations, our activities in connection with storage and transportation of crude oil and other liquid hydrocarbons and its use of facilities for treating, processing or otherwise handling hydrocarbons and related exploration and production wastes are subject to stringent environmental regulation. As with the industry in general, compliance with existing and anticipated regulations increases our overall cost of business. While these regulations affect our capital expenditures and earnings, we believe that such regulations do not affect our competitive position in the industry because our competitors are similarly affected by environmental regulatory programs. Environmental regulations have historically been subject to frequent change and, therefore, we cannot predict with certainty the future costs or other future impacts of environmental regulations on our future operations. A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including the cost to comply with applicable regulations that require a response to the discharge, such as containment or cleanup, claims by neighboring landowners or other third parties for personal injury, property damage or their response costs and penalties assessed, or other claims sought, by regulatory agencies for response cost or for natural resource damages.

      The following are examples of some environmental laws that potentially impact us and our operations.

Water

      The Oil Pollution Act was enacted in 1990 and amends provisions of the Federal Water Pollution Control Act of 1972 and other statutes as they pertain to the prevention of and response to major oil spills. The Oil Pollution Act subjects owners of facilities to strict, joint and potentially unlimited liability for removal costs and certain other consequences of an oil spill along shorelines or that enters navigable waters. In the event of an oil spill into such waters, substantial liabilities could be imposed upon us. Recent regulations developed under the Oil Pollution Act require companies that own offshore facilities, including us, to demonstrate oil spill financial responsibility for removal costs and damage caused by oil discharge. States in which we operate have also enacted similar laws. Regulations are currently being developed under the Oil Pollution Act and similar state laws that may also impose additional regulatory burdens upon us.

      The Federal Water Pollution Control Act imposes restrictions and strict controls regarding the discharge of produced waters, other oil and gas wastes, any form of pollutant, and, in some instances, storm water runoff, into waters of the United States. The Federal Water Pollution Control Act provides for civil, criminal and administrative penalties for any unauthorized discharges and, along with the Oil Pollution Act, imposes substantial potential liability for the costs of removal, remediation or damages resulting from an unauthorized discharge. State laws for the control of water pollution also provide civil, criminal and administrative penalties and liabilities in the case of an unauthorized discharge into state waters. The cost of compliance with the Oil Pollution Act and the Federal Water Pollution Control Act have not historically been material to our operations, but there can be no assurance that changes in federal, state or local water pollution control programs will not materially adversely affect us in the future. Although no assurances can be given, we believe that compliance with existing permits and compliance with foreseeable new permit requirements will not have a material adverse effect on our financial condition or results of operations.

Air Emissions

      The Federal Clean Air Act and comparable state programs require many industrial operations in the United States to incur capital expenditures in order to meet air emissions control standards developed by the United States Environmental Protection Agency (the “EPA”) and state environmental agencies. Although no assurances can be given, we believe that compliance with the Federal Clean Air Act and comparable state laws will not have a material adverse effect on our financial condition or results of operations.

Solid Waste

      We generate non-hazardous solid wastes that are subject to the requirements of the Federal Resource Conservation and Recovery Act and comparable state statutes. The EPA and the states in which we operate are considering the adoption of stricter disposal standards for the type of non-hazardous wastes generated by us. The Resource Conservation and Recovery Act also governs the generation, management, and disposal of hazardous wastes. At present, we are not required to comply with a substantial portion of the requirements under this law because our operations generate minimal quantities of hazardous wastes. However, it is possible that additional wastes, which could include wastes currently generated during our operations, could in the future be designated as “hazardous wastes.” Hazardous wastes are subject to more rigorous and costly disposal and management requirements than are non-hazardous wastes. Such changes in the regulations may result in additional capital expenditures or operating expenses by us.

Superfund

      The Comprehensive Environmental Response, Compensation, and Liability Act also known as “Superfund,” imposes liability, without regard to fault or the legality of the original act, on certain classes of persons in connection with the release of a “hazardous substance” into the environment. These persons include the current owner or operator of any site where a release historically occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Superfund also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its ordinary operations, we may have managed substances that may fall within Superfund’s definition of a “hazardous substance.” Therefore, we may be jointly and severally liable under the Superfund for all or part of the costs required to clean up sites where we disposed of or arranged for the disposal of these substances. This potential liability extends to properties that we previously owned or operated, as well as to properties owned and operated by others at which disposal of our hazardous substances occurred.

      We currently own or lease numerous properties that for many years have been used for the exploration and production of oil and gas. Although we believe we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released by us on or under the properties owned or leased by us. In addition, many of these properties have been previously owned or operated by third parties who may have disposed of or released hydrocarbons or other wastes at these properties. Under Superfund and analogous state laws, we could be subject to certain liabilities and obligations, such as being required to remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators, to clean up contaminated property, including contaminated groundwater, or to perform remedial plugging operations to prevent future contamination.

Office and Operations Facilities

      We lease office space in Frisco, Texas covering 20,046 square feet at a monthly rate of $34,706, which increases to $39,717 beginning June 2004. The lease expires on May 31, 2006. In addition to our leased office space in Frisco, Texas, we lease 2,329 square feet of office space in Houston, Texas at a monthly rate of $3,299 beginning April 1, 2003. This lease expires on March 31, 2007. We also own production offices and pipe yard facilities near Marshall and Livingston, Texas, near Logansport, Louisiana and near Guston, Kentucky.

Employees

      As of December 31, 2003, we had 68 employees and utilized contract employees for certain of our field operations. We consider our employee relations to be satisfactory.

MANAGEMENT

The following table sets forth certain information concerning our executive officers and directors.

Name	Age	Position with Company

M. Jay Allison	48	President, Chief Executive Officer and Chairman of the Board of Directors
Roland O. Burns	43	Senior Vice President, Chief Financial Officer, Secretary, Treasurer and Director
Mack D. Good	53	Vice President of Operations
Stephen E. Neukom	54	Vice President of Marketing
Richard G. Powers	49	Vice President of Land
Daniel K. Presley	43	Vice President of Accounting and Controller
Michael W. Taylor	50	Vice President of Corporate Development
David K. Lockett	49	Director
Cecil E. Martin, Jr.	62	Director
David W. Sledge	47	Director

Executive Officers

      M. Jay Allison has been one of our directors since 1987, and our president and chief executive officer since 1988. Mr. Allison was elected chairman of the board of directors in 1997. From 1987 to 1988, Mr. Allison served as our vice president and secretary. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. In 1983, Mr. Allison co-founded a private independent oil and gas company, Midwood Petroleum, Inc., which was active in the acquisition and development of oil and gas properties from 1983 to 1987. He received B.B.A., M.S. and J.D. degrees from Baylor University in 1978, 1980 and 1981, respectively. Mr. Allison currently serves on the Board of Regents for Baylor University.

      Roland O. Burns has been our senior vice president since 1994, chief financial officer and treasurer since 1990 and our secretary since 1991. Mr. Burns was elected one of our directors in June 1999. From 1982 to 1990, Mr. Burns was employed by the public accounting firm, Arthur Andersen LLP. During his tenure with Arthur Andersen LLP, Mr. Burns worked primarily in the firm’s oil and gas audit practice. Mr. Burns received B.A. and M.A. degrees from the University of Mississippi in 1982 and is a Certified Public Accountant.

      Mack D. Good was appointed our vice president of operations in March 1999. From August 1997 until his promotion, Mr. Good served as our district engineer for the East Texas/ North Louisiana region. From 1983 until July 1997, Mr. Good was with Enserch Exploration, Inc. serving in various operations management and engineering positions. Mr. Good received a B.S. of Biology/ Chemistry from Oklahoma State University in 1975 and a B.S. of Petroleum Engineering from the University of Tulsa in 1983. He is a Registered Professional Engineer in the State of Texas.

      Stephen E. Neukom has been our vice president of marketing since December 1997 and has served as our manager of crude oil and natural gas marketing since December 1996. From October 1994 to 1996, Mr. Neukom served as vice president of Comstock Natural Gas, Inc., our former wholly owned gas marketing subsidiary. Prior to joining us, Mr. Neukom was senior vice president of Victoria Gas Corporation from 1987 to 1994. Mr. Neukom received a B.B.A. degree from the University of Texas in 1972.

      Richard G. Powers joined us as Land Manager in October 1994 and has been our vice president of land since December 1997. Mr. Powers has over 20 years of experience as a petroleum landman. Prior to joining us, Mr. Powers was employed for 10 years as land manager for Bridge Oil (U.S.A.), Inc. and its predecessor Pinoak Petroleum, Inc. Mr. Powers received a B.B.A. degree in 1976 from Texas Christian University.

      Daniel K. Presley has been our vice president of accounting since December 1997 and has been with us since December 1989, serving as controller since 1991. Prior to joining us, Mr. Presley had six years of experience with several independent oil and gas companies including AmBrit Energy, Inc. Prior thereto, Mr. Presley spent two and one-half years with B.D.O. Seidman, a public accounting firm. Mr. Presley has a B.B.A. from Texas A&M University.

      Michael W. Taylor has been our vice president of corporate development since December 1997 and has served us in various capacities since September 1994. Mr. Taylor has 28 years of experience in the oil and gas business. For 15 years prior to joining us, he had been an independent oil and gas producer and petroleum consultant. Before that time, he worked in various engineering and executive capacities for a major oil company, a small independent producer and an international oil and gas consulting company. Mr. Taylor is a Registered Professional Engineer in the State of Texas and he received a B.S. degree in Petroleum Engineering from Texas A&M University in 1974.

Outside Directors

      David K. Lockett was appointed to our board of directors in 2001. Mr. Lockett is currently a vice president of Dell Computer Corp. and heads up Dell’s Small and Medium Business group. Mr. Lockett has been employed by Dell Computer Corp. for the last ten years and has spent the past twenty five years in the technology industry. Mr. Lockett received a B.B.A. degree from Texas A&M University in 1976.

      Cecil E. Martin, Jr. has been one of our directors since 1988. Mr. Martin has been an independent commercial real estate developer since 1991. From 1973 to 1991 he served as Chairman of a public accounting firm in Richmond, Virginia. Mr. Martin holds a B.B.A. degree from Old Dominion University and is a Certified Public Accountant.

      David W. Sledge was elected to our board of directors in 1996. Since 1996, he has been investing in oil and gas exploration activities. Mr. Sledge served as President of Gene Sledge Drilling Corporation, a privately held contract drilling company based in Midland, Texas until its sale in October 1996. Mr. Sledge served Gene Sledge Drilling Corporation in various capacities from 1979 to 1996. Mr. Sledge is a past director of the International Association of Drilling Contractors and is a past chairman of the Permian Basin chapter of this association. He received a B.B.A. degree from Baylor University in 1979.

RELATED PARTY TRANSACTIONS

      In recent years we have not entered into any material transactions with our officers or directors apart from the compensation they are provided for their services. We also have not entered into any business transactions with our significant stockholders or any other related parties.

DESCRIPTION OF OTHER INDEBTEDNESS

      As of December 31, 2003, the borrowing base under the current bank credit facility was $260.0 million. As of December 31, 2003, the total outstanding principal balance under the current bank credit facility was $86.0 million at a weighted average interest rate of 2.6%. The current bank credit facility matures on January 2, 2005.

      Indebtedness under the current bank credit facility is secured by substantially all of our and our subsidiaries’ assets. The current bank credit facility is subject to borrowing base availability, which is redetermined semiannually based on the banks’ estimates of the future net cash flows of our oil and gas properties. The borrowing base may be affected by the performance of our properties and changes in oil and natural gas prices. The determination of the borrowing base is at the sole discretion of the administrative agent and the bank group. The current bank credit facility bears interest, based on the utilization of the borrowing base, at our option at either (1) LIBOR plus 1.5% or 2.375% or (2) the base rate plus 0.5% to 1.375%. The current bank credit facility matures on January 2, 2005. The current bank credit facility contains covenants that, among other things, restrict the payment of cash dividends, limit the amount of consolidated debt and limit our ability to make certain loans and investments. Financial covenants include the maintenance of a current ratio, maintenance of tangible net worth and maintenance of an interest coverage ratio.

      We have received a commitment for a new $400.0 million bank credit facility from Harris Nesbitt Corp., as arranger for Bank of Montreal. The new credit facility will provide a four-year revolving credit commitment. Borrowings under the new credit facility will be limited to a new borrowing base, which will initially be set at $310.0 million assuming the retirement of all existing 11 1/4% Senior Notes and the closing of this offering. Proceeds from the new credit facility will be used to pay a portion of the consideration due under the tender offer and/or to redeem our 11 1/4% Senior Notes on May 1, 2004, and to refinance amounts outstanding under our current bank credit facility. The new credit facility would replace our current bank credit facility.

      Indebtedness under the new credit facility will be secured by substantially all of our and our subsidiaries’ assets. The new credit facility will be subject to borrowing base availability, which will be redetermined semiannually based on the banks’ estimates of the future net cash flows of our oil and natural gas properties. The borrowing base may be affected by the performance of our properties and changes in oil and natural gas prices. The determination of the borrowing base will be at the sole discretion of the administrative agent and the bank group. The revolving credit line will bear interest, based on the utilization of the borrowing base, at our option at either (1) LIBOR plus 1.25% to 1.75% or (2) the base rate (which is the higher of the prime rate or the federal funds rate) plus 0% to 0.50%. A commitment fee of 0.375% is payable on the unused borrowing base. The new credit facility will contain covenants similar to our present bank credit facility that, among other things, restrict the payment of cash dividends, limit the amount of consolidated debt and limit our ability to make certain loans and investments. Financial covenants will include the maintenance of a current ratio and maintenance of tangible net worth, but will not include an interest coverage ratio.

      Closing of the new credit facility will be subject to, among other things, the following conditions: the closing of this notes offering, the successful completion of due diligence by the lenders and other customary conditions. We will also be required to indemnify the lenders, their respective affiliates and certain other persons for any liability they incur in connection with the new credit facility.

      Harris Nesbitt Corp., an affiliate of Bank of Montreal, is co-lead underwriter of this offering and is a co-dealer manger and solicitation agent of the tender offer for our 11 1/4% Senior Notes. From time to time, Bank of Montreal and/or its affiliates may also provide other miscellaneous banking services. An affiliate of Banc of America Securities LLC, the sole book-running manager of this offering, is expected to be one of the lenders under the new credit facility. Another one of the underwriters, Comerica Securities, Inc., is also expected to be one of the lenders under the new credit facility. Each of the lenders will receive certain fees and reimbursement of reasonable expenses in connection with the closing of the new credit facility.

DESCRIPTION OF THE NOTES

      The notes will be issued pursuant to an indenture to be dated as of the closing date of this offering (the “Indenture”) by and among Comstock, as issuer, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all such terms, and Holders of notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture is available upon request from Comstock. The statements under this caption relating to the notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by such reference. The definitions of certain terms used in the following summary are set forth below under “— Certain Definitions.” Capitalized terms not otherwise defined below under “— Certain Definitions” or elsewhere in this prospectus have the meanings given to them in the Indenture.

General

      $150.0 million in aggregate principal amount of the notes will be issued on the closing date of this offering. Subject to compliance with the covenant described in “— Certain Covenants — Limitation on Indebtedness and Disqualified Capital Stock,” Comstock may issue an unlimited amount of additional debt securities under the Indenture from time to time after this offering. Comstock may create and issue additional debt securities with the same terms as the notes so that such additional debt securities would form a single series with the notes, and would be treated as such for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes will mature on                     , 2012. The notes will bear interest at           % from                     , 2004, or from the most recent interest payment date to which interest has been paid, payable semiannually in cash on                     and                     of each year, commencing                     , 2004, to the Persons in whose name the notes are registered in the note register at the close of business on                     or                     next preceding such interest payment date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

      Principal of, premium, if any, and interest on the notes will be payable at the office or agency of Comstock in New York City maintained for such purpose, and the notes may be surrendered for transfer or exchange at the corporate trust office of the Trustee. In addition, in the event the notes do not remain in book-entry form, interest may be paid, at the option of Comstock, by check mailed to the Holders of the notes at their respective addresses as shown on the note register, subject to the right of any Holder of notes in the principal amount of $500,000 or more to request payment by wire transfer. No service charge will be made for any transfer, exchange or redemption of the notes, but Comstock or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith. The notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

      The obligations of Comstock under the notes will be jointly and severally guaranteed by the Subsidiary Guarantors. See “— Subsidiary Guarantees of Notes.”

Redemption

      Optional Redemption. The notes will be redeemable at the option of Comstock, in whole or in part, at any time on or after                     , 2008, upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on                     , of the years indicated below:

Redemption
Year	Price

2008	%
2009	%
2010 and thereafter	100.00%

In the event that less than all of the notes are to be redeemed, the particular notes (or any portion thereof that is an integral multiple of $1,000) to be redeemed shall be selected not less than 30 nor more than 60 days prior to the date of redemption by the Trustee, from the outstanding notes not previously called for redemption, pro rata, by lot or by any other method the Trustee shall deem fair and appropriate.

      Notwithstanding the foregoing, prior to                     , 2007 Comstock may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of notes originally issued at a redemption price of           % of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the Net Cash Proceeds of one or more Public Equity Offerings, provided that at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after such redemption and that such redemption occurs within 60 days following the closing of any such Public Equity Offering.

      Offers to Purchase. As described below, (i) upon the occurrence of a Change of Control Triggering Event, Comstock will be obligated to make an offer to purchase all of the notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (ii) upon certain sales or other dispositions of assets, Comstock may be obligated to make offers to purchase the notes with a portion of the Net Available Cash of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See “— Certain Covenants — Change of Control” and “— Limitation on Asset Sales.”

Sinking Fund

      There will be no sinking fund payments for the notes.

Ranking

      The Indebtedness evidenced by the notes and the Subsidiary Guarantees will be unsecured and will rank pari passu in right of payment with all Senior Indebtedness of Comstock and the Subsidiary Guarantors, as the case may be, and senior in right of payment to all subordinated Indebtedness of Comstock and the Subsidiary Guarantors, as the case may be. The notes, however, will be effectively subordinated to secured Indebtedness of Comstock and its Subsidiaries to the extent of the value of the assets securing such Indebtedness, including Indebtedness under the Bank Credit Facility, which is secured by a lien on substantially all of the assets of Comstock (including assets of the Subsidiary Guarantors).

      As of September 30, 2003, and prior to this offering, Comstock and its Restricted Subsidiaries had $311.0 million in principal amount of Senior Indebtedness outstanding, including $91.0 million of secured Indebtedness. Comstock and its Restricted Subsidiaries had no subordinated Indebtedness outstanding as of such date. Upon completion of this offering and assuming full subscription to our tender offer for our 11 1/4% Senior Notes and the ultimate application of the net proceeds from this offering to fund the tender offer for such senior notes and to repay amounts borrowed under Comstock’s existing bank credit facility as described under “— Use of Proceeds,” Comstock and its Restricted Subsidiaries will have approximately $181.0 million in principal amount of Senior Indebtedness outstanding, all of which will be secured Indebtedness, and will continue to have no subordinated Indebtedness outstanding. Subject to certain limitations, Comstock and its Subsidiaries may incur additional Indebtedness in the future.

      A substantial portion of Comstock’s operations is conducted through its Subsidiaries. Claims of creditors of such Subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding Indebtedness or guarantees issued by such Subsidiaries, and claims of preferred stockholders of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of Comstock’s creditors, including Holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of Comstock’s Subsidiaries that are not Subsidiary Guarantors.

      Although the Indenture limits the incurrence of Indebtedness and Disqualified Capital Stock of the Restricted Subsidiaries and the issuance or sale of Preferred Stock of the Restricted Subsidiaries, such limitations are subject to a number of significant qualifications. In addition, the Indenture does not impose any limitations on the incurrence by the Restricted Subsidiaries of liabilities that are not considered Indebtedness, Disqualified Capital Stock or Preferred Stock under the Indenture. Please read “— Certain Covenants — Limitation on Indebtedness and Disqualified Capital Stock” and “— Limitation on Liens.” Moreover, the Indenture does not impose any limitation on the incurrence by any Unrestricted Subsidiary of Indebtedness or Disqualified Capital Stock, or the issuance or sale of Preferred Stock of any Unrestricted Subsidiary.

Subsidiary Guarantees of Notes

      Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each Holder and the Trustee, the full and prompt performance of Comstock’s obligations under the Indenture and the notes, including the payment of principal of, premium, if any, and interest on the notes pursuant to its Subsidiary Guarantee. The initial Subsidiary Guarantors are currently all of Comstock’s principal operating subsidiaries. In addition to the initial Subsidiary Guarantors, Comstock is obligated under the Indenture to cause each Restricted Subsidiary that guarantees the payment of, assumes or in any other manner becomes liable (whether directly or indirectly) with respect to any Indebtedness of Comstock or any other Restricted Subsidiary of Comstock, including, without limitation, Indebtedness under the Bank Credit Facility, to execute and deliver a supplement to the Indenture pursuant to which such Restricted Subsidiary will guarantee the payment of the notes on the same terms and conditions as the Subsidiary Guarantees by the initial Subsidiary Guarantors. Please read “— Certain Covenants — Limitation on Guarantees by Restricted Subsidiaries.”

      The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

      Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to Comstock or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the “Merger, Consolidation and Sale of Assets” covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than Comstock or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), provided that (i) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume such Subsidiary Guarantor’s Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (ii) such transaction does not (a) violate any of the covenants described below under “— Certain Covenants” or (b) result in a Default or Event of Default immediately thereafter that is continuing.

      Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) to a Person other than Comstock or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture; provided, however, that any such release shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of Comstock or any Restricted Subsidiary shall also be released upon such sale or other disposition.

      In addition, in the event that any Subsidiary Guarantor ceases to guarantee payment of, or in any other manner to remain liable (whether directly or indirectly) with respect to any and all other Indebtedness of Comstock or any other Restricted Subsidiary of Comstock, including, without limitation, Indebtedness under the Bank Credit Facility, such Subsidiary Guarantor shall also be released from its Subsidiary Guarantee and the related obligations set forth in the Indenture for so long as it remains not liable with respect to all such other Indebtedness.

      Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

Covenant Suspension

      During any period that the notes have a rating equal to or higher than BBB- by S&P and Baa3 by Moody’s (“Investment Grade Ratings”) and no Default or Event of Default has occurred and is continuing, Comstock and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

•	“— Limitation on Indebtedness and Disqualified Capital Stock”

•	“— Limitation on Restricted Payments”

•	“— Limitation on Transactions with Affiliates”

•	“— Limitation on Asset Sales”

•	“— Limitation on Guarantees by Restricted Subsidiaries”

•	clause (iii) of “— Merger, Consolidation and Sale of Assets”

      In the event that Comstock and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph and either S&P or Moody’s subsequently withdraws its rating or downgrades its rating of the notes below the applicable Investment Grade Rating, or a Default or Event of Default occurs and is continuing, then Comstock and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the covenant described under “— Limitation on Restricted Payments” as though such covenant had been in effect during the entire period of time from the date of the Indenture.

Certain Covenants

      The Indenture contains, among others, the covenants described below.

      Limitation on Indebtedness and Disqualified Capital Stock. Comstock will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, “incur”) any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness, and Comstock will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Capital Stock (except for the issuance by Comstock of Disqualified Capital Stock (A) which is redeemable at Comstock’s option in cash or Qualified Capital Stock and (B) the dividends on which are payable at Comstock’s option in cash or Qualified Capital Stock); provided however, that Comstock and its Restricted Subsidiaries that are Subsidiary Guarantors may incur Indebtedness or issue shares of Disqualified Capital Stock if (i) at the time of such event and after giving effect thereto on a pro forma basis the Consolidated Fixed Charge Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.5 to 1.0 and (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Capital Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Capital Stock.

      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of one or more of the categories of Permitted Indebtedness described in clauses (i) through (xi) of such definition or is entitled to be incurred (whether incurred under the Bank Credit Facility or otherwise) pursuant to the proviso of the foregoing sentence, Comstock may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses of the definition of Permitted Indebtedness or the proviso of the foregoing sentence and an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness permitted hereunder.

      Limitation on Restricted Payments. Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(i) declare or pay any dividend on, or make any other distribution to holders of, any shares of Capital Stock of Comstock or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of Comstock or such Restricted Subsidiary or in options, warrants or other rights to purchase Qualified Capital Stock of Comstock or such Restricted Subsidiary);

(ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Comstock or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of Comstock) or any options, warrants or other rights to acquire such Capital Stock (other than the purchase, redemption, acquisition or retirement of any Disqualified Capital Stock of Comstock solely in shares of Qualified Capital Stock of Comstock);

(iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness, except in any case out of the net cash proceeds of Permitted Refinancing Indebtedness; or

(iv) make any Restricted Investment;

(such payments or other actions described in clauses (i) through (iv) being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the amount determined by the Board of Directors of Comstock, whose determination shall be conclusive and evidenced by a Board Resolution):

(1) no Default or Event of Default shall have occurred and be continuing;

(2) Comstock could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in accordance with the “— Limitation on Indebtedness and Disqualified Capital Stock” covenant; and

(3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum (without duplication) of the following:

(A) 50% of the Consolidated Net Income of Comstock accrued on a cumulative basis during the period beginning on the first day of the month in which the Indenture is signed and ending on the last day of Comstock’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a loss, minus 100% of such loss); plus

(B) the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after the date of the Indenture by Comstock from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of Comstock or any options, warrants or rights to purchase such shares of Qualified Capital Stock of Comstock; plus

(C) the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after the date of the Indenture by Comstock (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of Comstock; plus

(D) the aggregate Net Cash Proceeds received after the date of the Indenture by Comstock from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of Comstock, together with the aggregate cash received by Comstock at the time of such conversion or exchange; plus

(E) to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to Comstock or a Restricted Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by Comstock and its Restricted Subsidiaries in such Unrestricted Subsidiary after the date of the Indenture.

      Notwithstanding paragraph (a) above, Comstock and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses (iii), (iv), (v) and (vii) below) no Default or Event of Default shall have occurred and be continuing:

(i) the payment of any dividend on any Capital Stock of Comstock within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (a) above);

(ii) the payment of any dividend payable from a Restricted Subsidiary to Comstock or any other Restricted Subsidiary of Comstock;

(iii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of Comstock or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of Comstock;

(iv) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of Comstock;

(v) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Disqualified Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of Comstock so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by Comstock as necessary to accomplish such refinancing, plus the amount of expenses of Comstock incurred in connection with such refinancing, (B) such new Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and (C) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the notes;

(vi) loans made to officers, directors or employees of Comstock or any Restricted Subsidiary approved by the Board of Directors in an aggregate amount not to exceed $1.0 million outstanding at any one time, the proceeds of which are used solely (A) to purchase common stock of Comstock in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options or (B) to refinance loans, together with accrued interest thereon, made pursuant to item (A) of this clause (vi); and

(vii) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

      The actions described in clauses (i), (iii), (iv) and (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be made in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) (provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)), and the actions described in clauses (ii), (v) and (vii) of this paragraph (b) shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

      Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries. Comstock (i) will not permit any Restricted Subsidiary to issue or sell any Preferred Stock to any Person other than Comstock or one of its Wholly Owned Restricted Subsidiaries and (ii) will not permit any Person other than Comstock or one of its Wholly Owned Restricted Subsidiaries to own any Preferred Stock of any Restricted Subsidiary, except, in each case, for (a) the Preferred Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of such Restricted Subsidiary, or transfers thereof, or (b) a sale of Preferred Stock in connection with the sale of all the Capital Stock of a Restricted Subsidiary owned by Comstock or its Subsidiaries effected in accordance with the provisions of the Indenture described under “— Limitation on Asset Sales.”

      Limitation on Transactions with Affiliates. Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with, or for the benefit of, any Affiliate of Comstock (other than Comstock or a Wholly Owned Restricted Subsidiary), unless (a) such transaction or series of related transactions is on terms that are no less favorable to Comstock or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm’s length transaction with unrelated third parties, (b) with respect to any one transaction or series of related transactions involving aggregate payments in excess of $5.0 million, Comstock delivers an Officers’ Certificate to the Trustee certifying that such transaction or series of transactions complies with clause (a) above and that such transaction or series of transactions has been approved by a majority of the Disinterested Directors of Comstock, and (c) with respect to any one transaction or series of related transactions involving aggregate payments in excess of $20.0 million, the Officers’ Certificate referred to in clause (b) above also certifies that Comstock has obtained a written opinion from an independent nationally recognized investment banking firm or appraisal firm specializing or having a specialty in the type and subject matter of the transaction or series of related transactions at issue, which opinion shall be to the effect set forth in clause (a) above or shall state that such transaction or series of related transactions is fair from a financial point of view to Comstock or such Restricted Subsidiary; provided, however, that the foregoing restriction shall not apply to:

(i) loans or advances to officers, directors and employees of Comstock or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $1.0 million outstanding at any one time;

(ii) indemnities of officers, directors, employees and other agents of Comstock or any Restricted Subsidiary permitted by corporate charter or other organizational document, bylaw or statutory provisions;

(iii) the payment of reasonable and customary fees to directors of Comstock or any of its Restricted Subsidiaries who are not employees of Comstock or any Affiliate;

(iv) Comstock’s employee compensation and other benefit arrangements;

(v) transactions exclusively between or among Comstock and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; and

(vi) any Restricted Payment permitted to be paid pursuant to the terms of the Indenture described under “— Limitation on Restricted Payments.”

      Limitation on Liens. Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind, except for Permitted Liens, upon any of their respective property or assets, whether now owned or acquired after the date of the Indenture, or any income, profits or proceeds therefrom, or assign or convey any right to receive income thereon, unless (a) in the case of any Lien securing Subordinated Indebtedness, the notes are secured by a lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the notes are directly secured equally and ratably with the obligation or liability secured by such Lien. The incurrence of additional secured Indebtedness by Comstock and its Restricted Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under “— Limitation on Indebtedness and Disqualified Capital Stock.”

      Limitation on Asset Sales. Comstock will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) Comstock or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale and (ii) all of the consideration paid to Comstock or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties or the assumption by the purchaser of liabilities of Comstock (other than liabilities of Comstock that are by their terms subordinated to the notes) or liabilities of any Subsidiary Guarantor that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor’s Subsidiary Guarantee), in each case as a result of which Comstock and its remaining Restricted Subsidiaries are no longer liable for such liabilities (“Permitted Consideration”); provided, however, that Comstock and its Restricted Subsidiaries shall be permitted to receive assets and property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such assets and property other than Permitted Consideration received from Asset Sales and held by Comstock or any Restricted Subsidiary at any one time shall not exceed 10% of Adjusted Consolidated Net Tangible Assets.

      The Net Available Cash from Asset Sales by Comstock or a Restricted Subsidiary may be applied by Comstock or such Restricted Subsidiary, to the extent Comstock or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of Comstock or a Restricted Subsidiary), to

•	repay Indebtedness of Comstock under the Bank Credit Facility;

•	reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Comstock or another Restricted Subsidiary); or

•	purchase notes or purchase both notes and one or more series or issues of other Senior Indebtedness on a pro rata basis (excluding notes and Senior Indebtedness owned by Comstock or an Affiliate of Comstock).

      Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Comstock will be required to make an offer to purchase notes having an aggregate principal amount equal to the aggregate amount of Excess Proceeds (the “Prepayment Offer”) at a purchase price equal to 100% of the principal amount of such notes plus accrued and unpaid interest, if any, to the Purchase Date (as defined) in accordance with the procedures (including prorating in the event of over subscription) set forth in the Indenture. If the aggregate principal amount of notes tendered by Holders thereof exceeds the amount of available Excess Proceeds, then such Excess Proceeds will be allocated pro rata according to the principal amount of the notes tendered and the Trustee will select the notes to be purchased in accordance with the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and provided that all Holders of notes have been given the opportunity to tender their notes for purchase as described in the following paragraph in accordance with the Indenture, Comstock and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

      Within 30 days after the 365th day following the date of an Asset Sale, Comstock shall, if it is obligated to make an offer to purchase the notes pursuant to the preceding paragraph, send a written Prepayment Offer notice, by first-class mail, to the Holders of the notes (the “Prepayment Offer Notice”), accompanied by such information regarding Comstock and its Subsidiaries as Comstock believes will enable such Holders of the notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things:

•	that Comstock is offering to purchase notes pursuant to the provisions of the Indenture;

•	that any note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Purchase Date;

•	that any notes (or portions thereof) not properly tendered will continue to accrue interest;

•	the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the “Purchase Date”);

•	the aggregate principal amount of notes to be purchased;

•	a description of the procedure which Holders of notes must follow in order to tender their notes and the procedures that Holders of notes must follow in order to withdraw an election to tender their notes for payment; and

•	all other instructions and materials necessary to enable Holders to tender notes pursuant to the Prepayment Offer.

      Comstock will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, Comstock will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

      Limitation on Guarantees by Restricted Subsidiaries. Comstock will not cause or permit any Restricted Subsidiary to guarantee, assume or in any other manner become liable (whether directly or indirectly) with respect to any Indebtedness of Comstock or any other Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of the notes on the same terms as the guarantee of such Indebtedness, except that

(i) such Subsidiary Guarantee need not be secured unless required pursuant to “— Limitation on Liens,” and

(ii) if such Indebtedness is by its terms expressly subordinated to the notes or the Subordinated Guarantees, any such guarantee, assumption or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the notes or the Subsidiary Guarantees, provided, however, that this clause (ii) will not be applicable to any guarantee of any Restricted Subsidiary that (a) existed at the time such Person became a Subsidiary of Comstock and (b) was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of Comstock.

      Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary:

•	to pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock, or make payments on any Indebtedness owed, to Comstock or any other Restricted Subsidiary;

•	to make loans or advances to Comstock or any other Restricted Subsidiary; or

•	to transfer any of its property or assets to Comstock or any other Restricted Subsidiary

(any such restrictions being collectively referred to herein as a “Payment Restriction”), except for such encumbrances or restrictions existing under or by reason of: (i) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Comstock or any Restricted Subsidiary, or customary restrictions in licenses relating to the property covered thereby and entered into in the ordinary course of business, (ii) any instrument governing Indebtedness of a Person acquired by Comstock or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any other Person, other than the Person, or the property or assets of the Person, so acquired, provided that such indebtedness was not incurred in anticipation of such acquisition, (iii) any instrument governing Indebtedness or Disqualified Capital Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, provided that such Indebtedness or Disqualified Capital Stock is permitted under the covenant described in “— Limitation on Indebtedness and Disqualified Capital Stock” or (iv) the Bank Credit Facility as in effect on the date of the Indenture or any agreement that amends, modifies, supplements, restates, extends, renews, refinances or replaces the Bank Credit Facility, provided that the terms and conditions of any Payment Restrictions thereunder are not materially less favorable to the Holders of the notes than those under the Bank Credit Facility as in effect on the date of the Indenture.

      Limitation on Sale and Leaseback Transactions. Comstock will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless (i) Comstock or such Restricted Subsidiary, as the case may be, would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/ Leaseback Transaction or (ii) Comstock or such Restricted Subsidiary receives proceeds from such Sale/ Leaseback Transaction at least equal to the fair market value thereof (as determined in good faith by Comstock’s Board of Directors, whose determination in good faith, evidenced by a resolution of such Board shall be conclusive) and such proceeds are applied in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale.

      Change of Control. Upon the occurrence of a Change of Control Triggering Event, Comstock shall be obligated to make an offer to purchase all of the then outstanding notes (a “Change of Control Offer”), and shall purchase, on a Business Day (the “Change of Control Purchase Date”) not more than 60 nor less than 30 days following such Change of Control Triggering Event, all of the then outstanding notes validly tendered pursuant to such Change of Control Offer, at a purchase price (the “Change of Control Purchase Price”)

equal to 101% of the principal amount thereof plus accrued and unpaid interest to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth Business Day prior to the Change of Control Purchase Date.

      In order to effect such Change of Control Offer, Comstock shall, not later than the 30th day after the Change of Control Triggering Event, give to the Trustee and each Holder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders must follow to accept the Change of Control Offer.

      The current bank credit facility contains, and any future credit agreements or other agreements relating to Senior Indebtedness or other obligations of Comstock (including the new Bank Credit Facility) may contain, prohibitions or restrictions on Comstock’s ability to effect a Change of Control Offer. In the event a Change of Control Triggering Event occurs at a time when such prohibitions or restrictions are in effect, Comstock could seek the consent of its lenders to the repurchase of notes or could attempt to refinance the borrowings or renegotiate the agreements that contain such prohibitions. If Comstock does not obtain such a consent or repay such borrowings or change such agreements, Comstock will be effectively prohibited from repurchasing notes. Failure by Comstock to purchase the notes when required would result in an Event of Default. See “— Events of Default.” There can be no assurance that Comstock would have adequate resources to repay or refinance all Indebtedness and other obligations owing under the Bank Credit Facility and such other agreements and to fund the purchase of the notes upon a Change of Control Triggering Event.

      Comstock will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if another Person makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer to be made by Comstock and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the disposition of “all or substantially all” of the properties and assets of Comstock and its Restricted Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the notes to require Comstock to purchase such notes as a result of a disposition of less than all of the properties and assets of Comstock and its Restricted Subsidiaries, taken as a whole, to another Person may be uncertain.

      Comstock intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control Triggering Event occurs and Comstock is required to purchase notes as described above. The existence of a Holder’s right to require, subject to certain conditions, Comstock to repurchase its notes upon a Change of Control Triggering Event may deter a third party from acquiring Comstock in a transaction that constitutes, or results in, a Change of Control.

      Reports. Comstock (and the Subsidiary Guarantors, if applicable) will file on a timely basis with the Securities and Exchange Commission, to the extent such filings are accepted by the Commission and whether or not Comstock has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that Comstock would be required to file if it were subject to Section 13 or 15 of the Exchange Act. Comstock (and the Subsidiary Guarantors, if applicable) will also be required (a) to file with the Trustee (with exhibits), and provide to each Holder of notes (without exhibits), without cost to such Holder, copies of such reports and documents within 15 days after the date on which Comstock (and the Subsidiary Guarantors, if applicable) file such reports and documents with the Commission or the date on which Comstock (and the Subsidiary Guarantors, if applicable) would be required to file such reports and documents if Comstock (and the Subsidiary Guarantors, if applicable) were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at its cost copies of such reports and documents (including any exhibits thereto) to any Holder of notes promptly upon written request. Comstock is obligated to make available, upon request, to any Holder of notes the information required by Rule 144A(d)(4) under the Securities Act, during any period in which Comstock is not subject to Section 13 or 15(d) of the Exchange Act.

      Future Designation of Restricted and Unrestricted Subsidiaries. The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by Comstock of any existing or future Subsidiary of Comstock as an Unrestricted Subsidiary. The definition of “Unrestricted Subsidiary” set forth under the caption “— Certain Definitions” describes the circumstances under which a Subsidiary of Comstock may be designated as an Unrestricted Subsidiary by the Board of Directors of Comstock.

Merger, Consolidation and Sale of Assets

      Comstock will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and Comstock will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

(i) either (a) if the transaction is a merger or consolidation, Comstock shall be the surviving Person of such merger or consolidation, or (b) the Person (if other than Comstock) formed by such consolidation or into which Comstock is merged or to which the properties and assets of Comstock or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Comstock under the notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect;

(ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Comstock or any of its Restricted Subsidiaries which becomes an obligation of Comstock or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii) except in the case of the consolidation or merger of Comstock with or into a Restricted Subsidiary or any Restricted Subsidiary with or into Comstock or another Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “— Limitation on Indebtedness and Disqualified Capital Stock” covenant;

(iv) if Comstock is not the continuing obligor under the Indenture, then each Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the notes shall apply to the Surviving Entity’s obligations under the Indenture and the notes;

(v) if any of the properties or assets of Comstock or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the “— Limitation on Liens” covenant; and

(vi) Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, (a) an Officers’ Certificate stating that such consolidation, merger, transfer, lease or other disposition and any supplemental indenture in respect thereto comply with the requirements under the Indenture and (b) an Opinion of Counsel stating that the requirements of clause (i) of this paragraph have been satisfied.

      Upon any consolidation or merger or any sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which Comstock is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Comstock under the Indenture with the same effect as if the Surviving Entity had been named as Comstock therein, and thereafter Comstock, except in the case of a lease will be discharged from all obligations and covenants under the Indenture and the notes and may be liquidated and dissolved.

Events of Default

      The following are “Events of Default” under the Indenture:

(i) default in the payment of the principal of or premium, if any, on any of the notes, whether such payment is due at Stated Maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Prepayment Offer, upon acceleration or otherwise;

(ii) default in the payment of any installment of interest on any of the notes, when due, and the continuance of such default for a period of 30 days;

(iii) default in the performance or breach of the provisions of the “Merger, Consolidation and Sale of Assets” section of the Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the “Change of Control” covenant or the failure to make or consummate a Prepayment Offer in accordance with the provisions of the “Limitation on Asset Sales” covenant;

(iv) Comstock or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the notes, any Subsidiary Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 60 days after written notice of such failure stating that it is a “notice of default” under the Indenture and requiring Comstock or such Subsidiary Guarantor to remedy the same shall have been given (x) to Comstock by the Trustee or (y) to Comstock and the Trustee by the Holders of at least 25% in aggregate principal amount of the notes then outstanding);

(v) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of, premium, if any, or interest on any Indebtedness of Comstock (other than the notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default resulting in acceleration of any Indebtedness of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness shall exceed $20.0 million and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(vi) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by Comstock or any Subsidiary Guarantor, as applicable, not to be in full force and effect (except pursuant to the release of any such Subsidiary Guarantee in accordance with the Indenture);

(vii) final judgments or orders rendered against Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $20.0 million over the coverage under applicable insurance policies and either (A) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of a pending appeal or otherwise) or (B) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

(viii) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) adjudging Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(ix) the commencement by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary in furtherance of any such action.

      If an Event of Default (other than as specified in clause (viii) or (ix) above) shall occur and be continuing, the Trustee, by written notice to Comstock, or the Holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Trustee and Comstock, may, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the notes then outstanding shall, declare the principal of, premium, if any, and accrued and unpaid interest on all of the notes due and payable immediately, upon which declaration all amounts payable in respect of the notes shall be immediately due and payable. If an Event of Default specified in clause (viii) or (ix) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest on all of the notes shall become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder of notes.

      After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding notes, by written notice to Comstock, the Subsidiary Guarantors and the Trustee, may rescind and annul such declaration if (a) Comstock or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all notes, (iii) the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes (without duplication of any amount paid or deposited pursuant to clause (ii) or (iii)); (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, or interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

      No Holder will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless such Holder has notified the Trustee of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered such reasonable indemnity as the Trustee may require, to the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding notes. Such limitations will not apply, however, to a suit instituted by the Holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

      During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee such reasonable security or indemnity as it may require. Subject to certain provisions concerning the rights of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

      If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any notes, the Trustee may withhold the notice to the Holders of the notes if the Trustee determines in good faith that withholding the notice is in the interest of the Holders of the notes.

      Comstock will be required to furnish to the Trustee annual and quarterly statements as to the performance by Comstock of its obligations under the Indenture and as to any default in such performance. Comstock is also required to notify the Trustee within 10 days of any Default or Event of Default.

Legal Defeasance or Covenant Defeasance of Indenture

      Comstock may, at its option and at any time, terminate the obligations of Comstock and the Subsidiary Guarantors with respect to the outstanding notes (such action being a “legal defeasance”). Such legal defeasance means that Comstock and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have been discharged from all their other obligations with respect to the notes and the Subsidiary Guarantees, except for, among other things:

•	the rights of Holders of outstanding notes to receive payment in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

•	Comstock’s obligations to replace any temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes and maintain an office or agency for payments in respect of the notes;

•	the rights, powers, trusts, duties and immunities of the Trustee; and

•	the defeasance provisions of the Indenture. In addition, Comstock may, at its option and at any time, elect to terminate the obligations of Comstock and each Subsidiary Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under “— Certain Covenants” above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes (such action being a “covenant defeasance”).

      In order to exercise either legal defeasance or covenant defeasance:

•	Comstock or any Subsidiary Guarantor must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity;

•	Comstock shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

•	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (viii) and (ix) under the first paragraph of “Events of Default” are concerned, at any time during the period ending on the 91st day after the date of deposit;

•	such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of Comstock or any Subsidiary Guarantor;

•	such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which Comstock or any Subsidiary Guarantor is a party or by which it is bound; and

•	Comstock shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

•	either (i) all the notes theretofore authenticated and delivered (except lost, stolen, mutilated or destroyed notes which have been replaced or paid and notes for whose payment money or certain United States government obligations have theretofore been deposited in trust or segregated and held in trust by Comstock and thereafter repaid to Comstock or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of Comstock, and Comstock has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit (in the case of notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from Comstock irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

•	Comstock has paid all other sums payable under the Indenture by Comstock; and

•	Comstock has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

      From time to time, Comstock, the Subsidiary Guarantors and the Trustee may, without the consent of the Holders of the notes, amend or supplement the Indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, adding or releasing any Subsidiary Guarantor pursuant to the terms of the Indenture, or making any change that does not materially adversely affect the rights of any Holder of notes. Other amendments and modifications of the Indenture or the notes may be made by Comstock, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding note affected thereby:

•	change the Stated Maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal amount of, premium, if any, or interest on any note;

•	change the coin or currency of payment of principal of, premium, if any, or interest on, any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	reduce the above-stated percentage of aggregate principal amount of outstanding notes necessary to modify or amend the Indenture;

•	reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

•	modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified;

•	modify any provisions of the Indenture relating to the Subsidiary Guarantees in a manner adverse to the Holders; or

•	amend, change or modify the obligation of Comstock to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event or make and consummate a Prepayment Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.

      The Holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the Holders of all notes, waive any past default under the Indenture, except a default in the payment of principal of, premium, if any, or interest on the notes, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each note outstanding.

The Trustee

      The Bank of New York Trust Company, N.A. serves as trustee under the Indenture. The Indenture (including provisions of the Trust Indenture Act incorporated by reference therein) contains limitations on the rights of the Trustee thereunder, should it become a creditor of Comstock, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Indenture permits the Trustee to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

Governing Law

      The Indenture, the notes and the Subsidiary Guarantees are governed by, and construed and enforced in accordance with, the laws of the State of New York.

Certain Definitions

      “Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with acquisitions of properties or assets from such Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition). Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

      “Additional Assets” means (i) any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto, (ii) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary, (iii) the acquisition from third parties of Capital Stock of a Restricted Subsidiary or (iv) Investments pursuant to clause (v) of the definition of “Permitted Investments.”

      “Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of: (i) the sum of (a) discounted future net revenues from proved oil and gas reserves of Comstock and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state, federal or foreign income taxes, as estimated by Comstock and confirmed by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of Comstock’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (2) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves produced or disposed of since such year-end and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (1) through (4), such increases and decreases shall be as estimated by Comstock’s petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which event the discounted future net revenues utilized for purposes of this clause (i)(a) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers, (b) the capitalized costs that are attributable to oil and gas properties of Comstock and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on Comstock’s books and records as of a date no earlier than the date of Comstock’s latest annual or quarterly financial statements, (c) the Net Working Capital on a date no earlier than the date of Comstock’s latest annual or quarterly financial statements and (d) the greater of (1) the net book value on a date no earlier than the date of Comstock’s latest annual or quarterly financial statements and (2) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of Comstock and its Restricted Subsidiaries, as of the date no earlier than the date of Comstock’s latest audited financial statements, minus (ii) the sum of (a) minority interests, (b) any net gas balancing liabilities of Comstock and its Restricted Subsidiaries reflected in Comstock’s latest audited financial statements, (c) to the extent included in (i)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in Comstock’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of Comstock and its Restricted

Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto) and (d) the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (i)(a) above, would be necessary to fully satisfy the payment obligations of Comstock and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

      “Adjusted Net Assets” of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date. “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

      “Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than Comstock or any of its Restricted Subsidiaries (including, without limitation, by means of a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary held by Comstock or any Restricted Subsidiary, (ii) all or substantially all of the properties and assets of any division or line of business of Comstock or any of its Restricted Subsidiaries or (iii) any other properties or assets of Comstock or any of its Restricted Subsidiaries other than (a) a transfer of cash, Cash Equivalents, hydrocarbons or other mineral products in the ordinary course of business or (b) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas properties in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” also shall not include (A) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under “— Merger, Consolidation and Sale of Assets;” (B) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the “— Limitation on Restricted Payments” covenant; or (C) any transfer of properties or assets (including Capital Stock) having a Fair Market Value of less than $5.0 million.

      “Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

      “Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

      “Bank Credit Facility” means that certain Credit Agreement dated as of                     , 2004 among Comstock, as Borrower, the lenders party thereto from time to time, Bank of Montreal, as Administrative Agent, and Bank of Montreal, as issuing bank, and together with all related documents executed or delivered pursuant thereto at any time (including, without limitation, all mortgages, deeds of trust, guarantees, security agreements and all other collateral and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including into two or more separate credit facilities, and including increasing the amount of available borrowings thereunder provided that such increase in borrowings is within the definition of Permitted Indebtedness or is otherwise permitted under the covenant described under “— Limitation on Indebtedness and Disqualified Capital Stock”) or adding Subsidiaries as additional borrowers or guarantors thereunder and all or any portion of the Indebtedness and other Obligations under such agreement or agreements or any successor or replacement agreement or agreements, and whether by the same or any other agent(s), lender(s) or group(s) of lenders.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

      “Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

      “Cash Equivalents” means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of Comstock and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-l by S&P or at least P-l by Moody’s; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; (v) overnight bank deposits and bankers acceptances at any commercial bank meeting the qualifications specified in clause (ii) above; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is a lending bank under the Bank Credit Facility, provided all such deposits do not exceed $5.0 million in the aggregate at any one time; (vii) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (ii) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and (viii) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v) above.

      “Change of Control” means the occurrence of any event or series of events by which: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of Comstock; (ii) Comstock consolidates with or merges into another Person or any Person consolidates with, or merges into, Comstock, in any such event pursuant to a transaction in which the outstanding Voting Stock of Comstock is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of Comstock is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the Voting Stock of Comstock immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction; (iii) Comstock, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of Comstock and such Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than Comstock or a Wholly Owned Restricted Subsidiary); (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Comstock (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Comstock was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Comstock then in office; or (v) the liquidation or dissolution of Comstock.

      “Change of Control Triggering Event” means the occurrence of a Change of Control followed within 30 days by a downgrade in the ratings of the notes by either S&P or Moody’s.

      “Closing Date” means the date on which the notes are originally issued under the Indenture.

      “Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

      “Consolidated Exploration Expenses” means, for any period, exploration expenses of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

      “Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio on a pro forma basis of (i) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges each to the extent deducted in computing Consolidated Net Income, in each case, for such period, of Comstock and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (ii) the sum of such Consolidated Interest Expense for such period; provided, however, that (a) the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described under “— Certain Covenants — Limitation on Indebtedness and Disqualified Capital Stock” through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by Comstock or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of Comstock or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (b) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under “— Certain Covenants — Limitation on Indebtedness and Disqualified Capital Stock” and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of Comstock, a fixed or floating rate of interest, shall be computed by applying, at the option of Comstock, either the fixed or floating rate, (c) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under “— Certain Covenants — Limitation on Indebtedness and Disqualified Capital Stock” shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (d) notwithstanding clauses (b) and (c) of this provision, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (e) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (f) if after the first day of the period referred to in clause (i) of this definition Comstock has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of Comstock within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

      “Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

      “Consolidated Interest Expense” means, for any period, without duplication, the sum of (i) the interest expense of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation constituting Indebtedness, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (ii) to the extent any Indebtedness of any Person (other than Comstock or a Restricted Subsidiary) is guaranteed by Comstock or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (iii) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by Comstock and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iv) the aggregate amount of dividends paid (to the extent such dividends are not accrued in a prior period and excluding dividends paid in Qualified Capital Stock) or accrued on Disqualified Capital Stock of Comstock and its Restricted Subsidiaries, to the extent such Disqualified Capital Stock is owned by Persons other than Restricted Subsidiaries, less, to the extent included in any of clauses (i) through (iv), amortization of capitalized debt issuance costs of Comstock and its Restricted Subsidiaries during such period.

      “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Comstock and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (i) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (ii) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (iii) the net income (or net loss) of any Person (other than Comstock or any of its Restricted Subsidiaries), in which Comstock or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Comstock or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends or distributions is attributable to net income (or net loss) of such Person during such period or during any prior period), (iv) net income (or net loss) of any Person combined with Comstock or any of its Restricted Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination, (v) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (vi) dividends paid in Qualified Capital Stock, (vii) income resulting from transfers of assets received by Comstock or any Restricted Subsidiary from an Unrestricted Subsidiary, (viii) Consolidated Exploration Expenses and any write-downs or impairments of non-current assets, (ix) to the extent deducted in the calculation of net income, any charges associated with the extinguishment of the Indebtedness evidenced by Comstock’s 11 1/4% Senior Notes due 2007 and (x) the cumulative effect of a change in accounting principles.

      “Consolidated Net Worth” means, at any date, the consolidated stockholders’ equity of Comstock and its Restricted Subsidiaries less the amount of such stockholders’ equity attributable to Disqualified Capital Stock or treasury stock of Comstock and its Restricted Subsidiaries, as determined in accordance with GAAP.

      “Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash expenses of Comstock and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge for which an accrual of or reserve for cash charges for any future period is required).

      “Consolidated Total Indebtedness” means, with respect to Comstock and its Restricted Subsidiaries as of any date of determination, the aggregate of all Indebtedness of Comstock and its Restricted Subsidiaries as of such date of determination, on a consolidated basis, determined in accordance with GAAP.

      “Default” means any event, act or condition that is, or after notice or passage of time or both would become, an Event of Default.

      “Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of Comstock is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors of Comstock who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of Comstock) in or with respect to such transaction or series of transactions.

      “Disqualified Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased prior to the final Stated Maturity of the notes or is redeemable at the option of the Holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity. For purposes of the covenant described under “— Certain Covenants — Limitation on Indebtedness and Disqualified Capital Stock,” Disqualified Capital Stock shall be valued at the greater of its voluntary or involuntary maximum fixed redemption or repurchase price plus accrued and unpaid dividends. For such purposes, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock which does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed or repurchased on the date of determination, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock; provided, however, that if such Disqualified Capital Stock is not at the date of determination permitted or required to be redeemed or repurchased, the “maximum fixed redemption or repurchase price” shall be the book value of such Disqualified Capital Stock.

      “Dollar-Denominated Production Payments” means production payment obligations of Comstock or a Restricted Subsidiary recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

      “Event of Default” has the meaning set forth above under the caption “Events of Default.”

      “Exchanged Properties” means properties or assets used or useful in the Oil and Gas Business received by Comstock or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties or assets.

      “Fair Market Value” means the fair market value of property or assets (including shares of Capital Stock) as determined in good faith by the Board of Directors of Comstock and evidenced by a Board Resolution, which determination shall be conclusive for purposes of the Indenture; provided, however, that unless otherwise specified herein, the Board of Directors shall be under no obligation to obtain any valuation or assessment from any investment banker, appraiser or other third party.

      “GAAP” means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the date of the Indenture.

      The term “guarantee” means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, “guarantee” has a corresponding meaning.

      “Holder” means a Person in whose name a note is registered in the Note Register.

      “Indebtedness” means, with respect to any Person, without duplication, (i) all liabilities of such Person, contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred and reserves established in the ordinary course of business) and all liabilities of such Person incurred in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, outstanding on the date of the Indenture or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (iii) all obligations of such Person with respect to letters of credit, (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising and reserves established in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/ Leaseback Transaction of such Person, (vii) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured), (viii) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment) and (ix) all obligations of such Person under or in respect of currency exchange contracts, oil and natural gas price hedging arrangements and Interest Rate Protection Obligations. Subject to clause (viii) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness. In addition, Disqualified Capital Stock shall not be deemed to be Indebtedness.

      “Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person’s and any of its Subsidiaries exposure to fluctuations in interest rates.

      “Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by Comstock in such Unrestricted Subsidiary at such time. “Investments” shall exclude (i) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (ii) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the “Limitation on Indebtedness and Disqualified Capital Stock” covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (iii) endorsements of negotiable instruments and documents in the ordinary course of business.

      “Leverage Ratio” means with respect to Comstock and its Restricted Subsidiaries for any period, the ratio of (i) the Consolidated Total Indebtedness of Comstock and its Restricted Subsidiaries as of the last day of such period to (ii) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges each to the extent deducted in computing Consolidated Net Income, in each case, for such period, of Comstock and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments. Calculation of the Leverage Ratio on a pro forma basis shall be made in the manner specified in the definition of “Consolidated Fixed Charge Coverage Ratio” with respect to pro forma calculations of the Consolidated Fixed Charge Coverage Ratio.

      “Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

      “Liquid Securities” means securities (i) of an issuer that is not an Affiliate of Comstock, (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market and (iii) as to which Comstock is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (i), (ii) and (iii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 150 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 120 days of receipt thereof, for purposes of determining whether the transaction pursuant to which Comstock or a Restricted Subsidiary received the securities was in compliance with the provisions of the Indenture described under “— Certain Covenants — Limitation on Asset Sales,” such securities shall be deemed not to have been Liquid Securities at any time.

      “Material Change” means an increase or decrease (except to the extent resulting from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of Comstock and its Restricted Subsidiaries, calculated in accordance with clause (i)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves with respect to which Comstock’s estimate of the discounted future net revenues from proved oil and gas reserves has been confirmed by independent petroleum engineers and (ii) any dispositions of properties and assets during such quarter that were disposed of in compliance with the provisions of the Indenture described under “— Certain Covenants — Limitation on Asset Sales.”

      “Maturity” means, with respect to any note, the date on which any principal of such note becomes due and payable as therein or in the Indenture provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Available Cash” from an Asset Sale or Sale/ Leaseback Transaction means cash proceeds received therefrom (including (i) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received and (ii) the Fair Market Value of Liquid Securities and Cash Equivalents, and excluding (a) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets or property that is the subject of such Asset Sale or Sale/ Leaseback Transaction and (b) except to the extent subsequently converted to cash, Cash Equivalents or Liquid Securities within 240 days after such Asset Sale or Sale/ Leaseback Transaction, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (i) and (ii)), in each case net of (a) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale/ Leaseback Transaction, (b) all payments made on any Indebtedness (but specifically excluding Indebtedness of Comstock and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale or Sale/ Leaseback Transaction) which is secured by any assets subject to such Asset Sale or Sale/ Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale/ Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/ Leaseback Transaction, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale/ Leaseback Transaction and (d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale/ Leaseback Transaction and retained by Comstock or any Restricted Subsidiary after such Asset Sale or Sale/ Leaseback Transaction; provided, however, that if any consideration for an Asset Sale or Sale/ Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow.

      “Net Cash Proceeds” with respect to any issuance or sale of Qualified Capital Stock or other securities, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Net Working Capital” means (i) all current assets of Comstock and its Restricted Subsidiaries, less (ii) all current liabilities of Comstock and its Restricted Subsidiaries, except current liabilities included in

Indebtedness, in each case as set forth in consolidated financial statements of Comstock prepared in accordance with GAAP.

      “Non-Recourse Indebtedness” means Indebtedness or that portion of Indebtedness of Comstock or any Restricted Subsidiary incurred in connection with the acquisition by Comstock or such Restricted Subsidiary of any property or assets and as to which (i) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness, and neither Comstock nor any Subsidiary (other than an Unrestricted Subsidiary) (a) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness or (b) is directly or indirectly liable for such Indebtedness, and (ii) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of Comstock or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

      “Note Register” means the register maintained by or for Comstock in which Comstock shall provide for the registration of the notes and the transfer of the notes.

      “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, payments with respect to any letters of credit, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Oil and Gas Business” means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iii) of this definition.

      “Permitted Indebtedness” means any of the following:

(i) Priority Credit Facility Debt, in an aggregate amount at any one time outstanding not to exceed the greater of (a) the borrowing base under the Bank Credit Facility at such time less the sum of all repayments of principal of Priority Credit Facility Debt made pursuant to “— Limitation on Asset Sales” and (b) 25% of Adjusted Consolidated Net Tangible Assets; provided, however, that Indebtedness and Disqualified Capital Stock of Restricted Subsidiaries that are not Subsidiary Guarantors shall not at any time constitute more than 50% of all Priority Credit Facility Debt otherwise permitted under this clause (i);

(ii) Indebtedness under the notes;

(iii) Indebtedness outstanding or in effect on the date of the Indenture (and not repaid or defeased with the proceeds of the offering of the notes);

(iv) obligations pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; hedging arrangements entered into in the ordinary course of business for the purpose of protecting production, purchases and resales against fluctuations in oil or natural gas prices, and any guarantee of any of the foregoing;

(v) the Subsidiary Guarantees of the notes (and any assumption of the obligations guaranteed thereby);

(vi) Indebtedness of Comstock owing to and held by a Wholly Owned Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owing to and held by Comstock or a Wholly Owned Restricted Subsidiary;

(vii) Permitted Refinancing Indebtedness and any guarantee thereof;

(viii) Non-Recourse Indebtedness;

(ix) in-kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business;

(x) Indebtedness in respect of bid, performance or surety bonds issued for the account of Comstock or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed); and

(xi) any additional Indebtedness in an aggregate principal amount not in excess of $50.0 million at any one time outstanding and any guarantee thereof.

      “Permitted Investments” means any of the following:

(i) Investments in Cash Equivalents;

(ii) Investments in property, plant and equipment used in the ordinary course of business;

(iii) Investments in Comstock or any of its Restricted Subsidiaries;

(iv) Investments by Comstock or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (a) such other Person becomes a Restricted Subsidiary or (b) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, Comstock or a Restricted Subsidiary;

(v) entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business;

(vi) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting Comstock’s or any Restricted Subsidiary’s production, purchases and resales against fluctuations in oil or natural gas prices;

(vii) entry into any currency exchange contract in the ordinary course of business;

(viii) Investments in stock, obligations or securities received in settlement of debts owing to Comstock or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of Comstock or any Restricted Subsidiary, in each case as to debt owing to Comstock or any Restricted Subsidiary that arose in the ordinary course of business of Comstock or any such Restricted Subsidiary;

(ix) any Investment by Comstock or any of its Restricted Subsidiaries in any Person that was previously a Subsidiary of Comstock but ceases to be such as a result of a reduction in Comstock’s direct or indirect ownership interest in such Person; provided, that at the time such Person ceases to be a Subsidiary of Comstock and immediately after giving effect thereto, (a) no other “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall be or become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a percentage of the total Voting Stock of such Person greater than the percentage of the total Voting Stock of such Person owned by Comstock at such time and (b) the Leverage Ratio on a pro forma basis with respect to the period of four full fiscal quarters then most recently ended does not exceed 1.75 to 1.0; or

(x) other Investments, in an aggregate amount not to exceed at any one time outstanding the greater of (a) $20.0 million and (b) 5% of Adjusted Consolidated Net Tangible Assets.

      “Permitted Liens” means the following types of Liens:

(i) Liens securing Indebtedness of Comstock or any Restricted Subsidiary that constitutes Priority Credit Facility Debt permitted pursuant to clause (i) of the definition of “Permitted Indebtedness”;

(ii) Liens existing as of the date of the Indenture (excluding Liens securing Indebtedness of Comstock under the Bank Credit Facility);

(iii) Liens securing the notes or the Subsidiary Guarantees;

(iv) Liens in favor of Comstock or any Restricted Subsidiary;

(v) Liens for taxes, assessments and governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Comstock or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(vi) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(vii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

(viii) judgment and attachment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(ix) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Comstock or any of its Restricted Subsidiaries;

(x) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(xi) purchase money Liens; provided, however, that (a) the related purchase money Indebtedness shall not be secured by any property or assets of Comstock or any Restricted Subsidiary other than the property or assets so acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) and any proceeds therefrom and (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

(xii) Liens securing obligations under hedging agreements that Comstock or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production, purchases and resales against fluctuations in oil or natural gas prices;

(xiii) Liens upon specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiv) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(xv) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Comstock or its Restricted Subsidiaries relating to such property or assets;

(xvi) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Comstock or any of its Restricted Subsidiaries, including rights of offset and set-off;

(xvii) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under the Indenture;

(xviii) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

(xix) Liens on pipeline or pipeline facilities which arise by operation of law;

(xx) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

(xxi) Liens reserved in oil and gas mineral leases for bonus or rental payments or for compliance with the terms of such leases;

(xxii) Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property, assets or services, and in the aggregate do not materially adversely affect the value of properties and assets of Comstock and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties and assets for the purposes for which such properties and assets are held by Comstock or any Restricted Subsidiaries;

(xxiii) Liens securing Non-Recourse Indebtedness; provided, however, that the related Non- Recourse Indebtedness shall not be secured by any property or assets of Comstock or any Restricted Subsidiary other than the property and assets acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) by Comstock or any Restricted Subsidiary with the proceeds of such Non-Recourse Indebtedness;

(xxiv) Liens on property existing at the time of acquisition thereof by Comstock or any Subsidiary of Comstock and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property; and

(xxv) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Comstock or any of its Restricted Subsidiaries.

      Notwithstanding anything in clauses (i) through (xxv) of this definition, the term “Permitted Liens” does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

      “Permitted Refinancing Indebtedness” means Indebtedness of Comstock or a Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer or Prepayment Offer) outstanding Indebtedness of Comstock or any Restricted Subsidiary, provided that (i) if the Indebtedness (including the notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the notes or the Subsidiary Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such Indebtedness has a Stated Maturity for its final scheduled principal payment that is no earlier than the Stated Maturity for the final scheduled principal payment of the Indebtedness being renewed, extended, refinanced, refunded or repurchased and (iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of any premium required to be paid in connection with such renewal, extension or refinancing, refunding or repurchase pursuant to the terms of the Indebtedness being renewed, extended, refinanced, refunded or repurchased or the amount of any premium reasonably determined by Comstock as necessary to accomplish such renewal, extension, refinancing, refunding or repurchase, plus the amount of reasonable fees and expenses incurred by Comstock or such Restricted Subsidiary in connection therewith.

      “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all classes and series of preferred or preference stock of such Person.

      “Priority Credit Facility Debt” means, collectively, (i) Indebtedness of Comstock or any Restricted Subsidiary (including, without limitation, Indebtedness under the Bank Credit Facility) secured by Liens not otherwise permitted under any of clauses (ii) through (xxv), inclusive, of the definition of “Permitted Liens,” and (ii) other Indebtedness or Disqualified Capital Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor. For purposes of clause (i) of the definition of “Permitted Indebtedness,” Priority Credit Facility Debt shall be calculated, at any time of determination, (a) in the case of Indebtedness under the Bank Credit Facility or Indebtedness under any other instrument or agreement, with reference to the aggregate principal amount outstanding thereunder at such time, excluding all interest, fees and other Obligations under such facility, instrument or agreement, and (b) in the case of Disqualified Capital Stock, in the manner specified in the definition of “Disqualified Capital Stock.”

      “Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

      “Public Equity Offering” means an offer and sale of Common Stock of Comstock for cash pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Comstock).

      “Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

      “Restricted Investment” means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of “Unrestricted Subsidiary” and (ii) any Investment other than a Permitted Investment.

      “Restricted Subsidiary” means any Subsidiary of Comstock, whether existing on or after the date of the Indenture, unless such Subsidiary of Comstock is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture.

      “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

      “Sale/ Leaseback Transaction” means, with respect to Comstock or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by Comstock or any of its Restricted Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by Comstock or any of its Restricted Subsidiaries to such Person.

      “Senior Indebtedness” means any Indebtedness of Comstock or a Restricted Subsidiary (whether outstanding on the date hereof or hereinafter incurred), unless such Indebtedness is Subordinated Indebtedness.

      “Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

      “Subordinated Indebtedness” means Indebtedness of Comstock or a Subsidiary Guarantor which is expressly subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be.

      “Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

      “Subsidiary Guarantee” means any guarantee of the notes by any Subsidiary Guarantor in accordance with the provisions described under “— Subsidiary Guarantees of Notes” and “— Certain Covenants — Limitation on Guarantees by Restricted Subsidiaries.”

      “Subsidiary Guarantor” means (i) Comstock Oil & Gas, Inc., (ii) Comstock Oil & Gas — Louisiana, LLC, (iii) Comstock Offshore, LLC, (iv) Comstock Oil & Gas Holdings, Inc., (v) each of Comstock’s other Restricted Subsidiaries, if any, executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture and (vi) any Person that becomes a successor guarantor of the notes in compliance with the provisions described under “— Subsidiary Guarantees of Notes” and “Certain Covenants — Limitation on Guarantees by Restricted Subsidiaries.”

      “Unrestricted Subsidiary” means (i) any Subsidiary of Comstock that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of Comstock as provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Comstock may designate any Subsidiary of Comstock as an Unrestricted Subsidiary so long as (a) neither Comstock nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of Comstock or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; (c) such designation as an Unrestricted Subsidiary would be permitted under the “Limitation on Restricted Payments” covenant; and (d) such designation shall not result in the creation or imposition of any Lien on any of the properties or assets of Comstock or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the “Limitation on Liens” covenant); provided, however, that with respect to clause (a), Comstock or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (1) such liability constituted a Permitted Investment or a Restricted Payment permitted by the “Limitation on Restricted Payments” covenant, in each case at the time of incurrence, or (2) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of Comstock shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation. The Board of Directors of Comstock may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation on a pro forma basis, (i) no Default or Event of Default shall have occurred and be continuing, (ii) Comstock could incur $1.00 of additional Indebtedness (not including the incurrence of Permitted Indebtedness) under the “Limitation on Indebtedness and Disqualified Capital Stock” covenant and (iii) if any of the properties and assets of Comstock or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the “Limitation on Liens” covenant.

      “Volumetric Production Payments” means production payment obligations of Comstock or a Restricted Subsidiary recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

      “Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

      “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of Comstock to the extent (i) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than directors’ qualifying shares mandated by applicable law, is owned directly or indirectly by Comstock or (ii) such Restricted Subsidiary does substantially all of its business in one or more foreign jurisdictions and is required by the applicable laws and regulations of any such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that Comstock, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Subsidiary were a wholly owned subsidiary.

Book-Entry Settlement and Clearance

      We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

      The notes initially will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC’s nominee.

      You may hold your interests in the global notes in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the Indenture, including for purposes of receiving any reports that we or the Trustee deliver pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Holder of notes. Unless and until we issue the notes in fully certificated form under the limited circumstances described below under the heading “— Certificated notes”:

•	you will not be entitled to receive physical delivery of a certificate representing your interest in the notes;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by Holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement or the accompanying prospectus to payments and notices to Holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

      The Depository Trust Company. DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provision of Section 17A of the Securities Exchange Act of 1934.

      DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

      Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

      If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The Securities and Exchange Commission has on file a set of the rules applicable to DTC and its direct participants.

      Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the notes, except as provided below in “— Certificated Notes.”

      To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Book-Entry Format. Under the book-entry format, the Trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system.

      DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to notes on your behalf. We and the Trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Trustee will not recognize you as a Holder under the Indenture for the notes, and you can only exercise the rights of a Holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge notes to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

      Certificated Notes. Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except as a whole by DTC to a nominee of DTC, as a whole by a nominee of DTC to DTC or another nominee of DTC, or as a whole by DTC or nominee of DTC to a successor of DTC or a nominee of such successor.

      We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	we advise the Trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act, and the Trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the Indenture; or

•	we, at our option, elect to terminate use of the book-entry system through DTC.

      If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The Trustee will re-issue the notes in full certificated registered form and will recognize the registered holders of the certificated notes as Holders under the Indenture.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the notes offered hereby, but does not purport to be a complete analysis of all potential tax considerations relating to the notes. The federal income tax considerations set forth below are based upon provisions of the Internal Revenue Code of 1986, applicable Treasury Regulations, judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service currently in effect. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed in this summary. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below.

      The summary does not address all potential federal tax considerations, such as estate and gift tax considerations, that may be relevant to particular holders of notes and does not address foreign, state, local or other tax consequences. This summary does not address the federal income tax consequences to taxpayers who may be subject to special tax treatment, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	small business investment companies;

•	dealers in securities or currencies;

•	broker-dealers;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the United States dollar;

•	tax-exempt organizations;

•	persons that hold the notes in a tax-deferred or tax-advantaged account;

•	persons that hold the notes as part of a position in a straddle, or as part of a hedging, conversion, or other integrated investment transaction; or

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

      This summary is limited to holders that hold the notes as capital assets within the meaning of Section 1221 of the Code.

      THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS WITH RESPECT TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY AS IT RELATES TO YOUR PURCHASE, HOLDING AND DISPOSITION OF THE NOTES.

Consequences to United States Holders

United States Holders

      The discussion in this section will apply to you if you are “United States holder” of a note. A “United States holder” is a beneficial owner of the notes who or which is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or political subdivision thereof, or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (a) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (b) such trust was in existence and was treated as a United States holder on August 20, 1996, and has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Interest and Original Issue Discount

      If you are a United States holder, stated interest on a note will be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of accounting for United States federal income tax purposes. Thus, if you are on the accrual method of accounting for United States federal income tax purposes, stated interest on a note will be taxable to you as ordinary income at the time it accrues. If you are on the cash method of accounting for United States federal income tax purposes, stated interest on a note will be taxable to you as ordinary income at the time it is received.

      The notes either will not be issued with original issue discount (OID) or, if the notes are issued with OID, the amount of such OID will be de minimis. Accordingly, unless the U.S. Holder makes an affirmative election to accrue any such de minimis OID (and all stated interest and any market discount) into income on a constant yield basis, no portion of the OID will be taxable to a U.S. holder as ordinary income on a current basis.

Market Discount

      If you are a United States holder who purchases a note after the date of its original issue for an amount that is less than its principal amount, the amount of the difference will be treated as market discount for United Stated federal income tax purposes, unless the difference is less than a specified de minimis amount. Under the market discount rules of the Code, you would be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has accrued, and has not previously been included by you in income, as of the time of such payment or disposition. For these purposes, any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on the basis of a constant yield method.

      In lieu of the treatment above, a holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method). Generally, the currently included market discount is treated as ordinary interest income. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Amortizable Bond Premium

      If you are United States holder that purchases a note after the date of its original issue for an amount in excess of the note’s principal amount, such excess will constitute bond premium. In such a case, you may elect, in accordance with applicable provisions under the Code, to amortize the bond premium over the remaining term of the note on a constant yield method and to offset interest otherwise required to be included in income in respect of the note during any taxable year by the amortized amount of the bond premium for the taxable year. However, if the note is purchased at a time when the note may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of your interest income from, and adjusted tax basis in, the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Exchange or Retirement of the Notes

      If you are a United States holder, you generally will recognize taxable gain or loss upon the sale, exchange, retirement at maturity or other disposition of a note in an amount equal to the difference between the amount of cash plus the fair market value of all property received on such disposition (except to the extent such cash or property is attributable to accrued interest, which is taxable as ordinary income) and your adjusted tax basis in the note. In general, your adjusted tax basis in a note will be equal the price paid for the note increased by the amounts of any market discount (and original issue discount, if any) previously included in income by you and reduced by any amortized bond premium deducted, and by any principal payments and any other payments that do not constitute qualified stated interest received, by you. In general, gain or loss recognized on the sale, exchange, retirement or other disposition of a note will be capital gain or loss, except to the extent of any accrued market discount which you have not previously included in income, and will generally be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year.

Information Reporting and Back-Up Withholding

      You may be subject to back-up withholding at a rate of twenty-eight percent (28%) with respect to certain reportable payments, including interest payments and, under certain circumstances, principal payments on the notes and payments of the proceeds of the sale of notes, if you, among other things

•	fail to furnish a social security number or other taxpayer identification number certified under penalties of perjury within a reasonable time after the request for the taxpayer identification number;

•	furnish an incorrect taxpayer identification number;

•	fail to report interest properly; or

•	under certain circumstances, fail to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that you are not subject to back-up withholding imposed by the IRS.

      Any amount withheld from a payment to you under the back-up withholding rules is creditable against your income tax liability. Back-up withholding does not apply, however, if you properly establish your eligibility for an exemption from back-up withholding. We will report to you and to the IRS the amount of any reportable payments for each calendar year and the amount of tax withheld, if any, with respect to the reportable payments.

Consequences to Non-United States Holders

Non-United States Holders

      The discussion in this section will apply to you if you are “Non-United States holder” of a note. Except in the case of an entity taxed as a partnership, “Non-United States holder” is any person other than a “United States holder” as defined in “Consequences to United States Holders — United States Holders” above. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes that is a partnership and partners in such partnership should consult their own tax advisors about the United States federal income tax treatment of acquiring, holding and disposing of the notes.

Interest Income

      If you are a Non-United States Holder, interest paid or accrued on a note will not be subject to United States federal income tax or withholding tax if the interest is not effectively connected with the conduct of a trade or business within the United States (or a permanent establishment therein, if a tax treaty applies) by you and each of the following conditions are met:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	(A) you certify, under penalties of perjury, that you are not a United States person (which certification may be made on IRS Form W-8BEN or substitute form) and provide the Company with your name and address or (B) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business certifies, under penalties of perjury, that it or a qualified intermediary has received the certification and information described in (A) above from the Non-United States holder and furnishes us with a copy thereof.

      If you are a Non-United States holder engaged in a trade or business in the United States, and if interest (including market discount and original issue discount) on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, you will generally be subject to United States income tax on such effectively connected income in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on your effectively connected earnings and profits for the taxable year, subject to certain adjustments. You will generally be exempt from withholding tax if you provide to the withholding agent a properly executed IRS Form W-8ECI to claim an exemption from withholding tax.

Gain on Disposition

      If you are a Non-U.S. Holder, you will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States (or a permanent establishment therein, if a tax treaty applies) by you, (ii) you are a nonresident alien individual who is present in the United States for 183 or more days during the taxable year and certain other conditions are met, or (iii) you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

Information Reporting and Backup Withholding

      Payments of interest to Non-United States holders with respect to which either the requisite certification, as described above, has been received (or for which an exemption has otherwise been established) will not be subject to either information reporting or back-up withholding, unless we or our payment agent has actual knowledge that you are a United States person or that the conditions of any other exemption are not in fact satisfied.

      Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the notes which is effected by or through the foreign office of a foreign broker so long as the foreign broker does not have certain types of specified relationships to the United States. Information reporting and/or backup withholding generally will apply to a payment of the proceeds of a disposition of the notes which is effected by or through a United States office of any broker, through a foreign office of a United States broker, or through a foreign broker with certain types of specified relationships to the United States, unless the broker can reliably associate the payment with a Form W-8BEN or other documentation that establishes that the person is the foreign beneficial owner of the payment.

      Back-up withholding is not an additional tax. Any amount withheld from a payment to you under the back-up withholding rules is creditable against your actual U.S. federal income tax liability.

UNDERWRITING

      Banc of America Securities LLC and Harris Nesbitt Corp. are each acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement, dated                     , 2004, each underwriter has severally agreed to purchase from us, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite its name in the table below.

Principal Amount
Underwriter	of Notes

Banc of America Securities LLC	$
Harris Nesbitt Corp.	$
Comerica Securities, Inc.	$

Total	$150,000,000

      The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions, and that the underwriters are committed to take and pay for all of the notes, if any are taken. We and the subsidiary guarantors have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with the offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

      We have agreed that during the period beginning on the date of this prospectus supplement and continuing to and including the date the notes are delivered to the underwriters, we will not, without the prior written consent of Banc of America Securities LLC, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any securities similar to the notes, or any securities convertible into or exchangeable for the notes or any such similar securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

      In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot the offering, creating a syndicate short position. The underwriters may bid for and purchase the notes in the open market to cover syndicate short positions. In addition, the underwriters may bid for and purchase the notes in the open market to stabilize the price of the notes. Such transactions may include stabilization transactions, effected in accordance with Rule 104 of Regulation M promulgated under the Securities Act, pursuant to which such persons may bid for or purchase notes for the purpose of stabilizing their market price. In addition, the underwriters may impose “penalty bids” under contractual arrangements whereby they may reclaim from dealers participating in the offering for the account of the underwriters, the selling concession with respect to the notes that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. These activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end these activities at any time.

      We expect that the delivery of the notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the           business day following the date of pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or on the next succeeding business day will be required by virtue of the fact that the notes initially will settle on the fourth business day following the date of pricing of the notes, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisor.

      Certain of the underwriters and their affiliates have, from time to time in the past, engaged in investment banking, commercial banking or other transactions of a financial nature with us or our affiliates, including the provision of advisory services and the making of loans to us and our affiliates, for which they have received customary fees or other payments. Any of the underwriters or their affiliates may, from time to time in the future, engage in investment banking, commercial banking or other transactions of a financial nature with us or our affiliates, including the provision of advisory services and the making of loans to us and our affiliates, for which they would receive customary fees or other payments.

      Banc of America Securities LLC, the sole book-running underwriter for this offering, is also acting as a lead dealer manager and solicitation agent for the tender offer for our 11 1/4% Senior Notes. An affiliate of Banc of America Securities LLC is also expected to be one of the lenders under the new credit facility. Harris Nesbitt Corp., an affiliate of Bank of Montreal, is the arranger for our new credit facility with Bank of Montreal, and is a co-dealer manger and solicitation agent of the tender offer for our 11 1/4% Senior Notes. An affiliate of Comerica Securities, Inc., another one of the underwriters in this offering, is also expected to be one of the lenders under the new credit facility. Each of the lenders will receive certain fees and reimbursement of reasonable expenses in connection with the closing of the new credit facility. See “Description of Other Indebtedness.”

LEGAL MATTERS

      Certain legal matters, including the validity of the notes offered hereby, will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas. Certain legal matters in connection with the notes offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Dallas, Texas.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” into this prospectus supplement certain information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus supplement which update and supersede the information you read in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities described herein is terminated (excluding any information furnished pursuant to Item 9 or 12 on any such Current Report on Form 8-K or amendment thereto):

•	Our Annual Report on Form 10-K for the year ended December 31, 2002;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2003;

•	Our Quarterly Report on Form 10-Q for the six months ended June 30, 2003;

•	Our Quarterly Report on Form 10-Q for the nine months ended September 30, 2003;

•	Our Proxy Statement on Schedule 14A filed with the SEC on April 22, 2003 for the 2003 annual meeting of stockholders;

•	Our Current Reports on Form 8-K or Form 8-K/A dated:

(1) February 18, 2003;

(2) March 21, 2003;

(3) May 12, 2003; and

(4) May 16, 2003.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

Comstock Resources, Inc.

Attention: Roland O. Burns, Senior Vice President
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone number: (972) 668-8800

GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS

      The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this prospectus supplement. Natural gas equivalents and crude oil equivalents are determined using the ratio of six Mcf to one barrel.

      “Bbl” means a barrel of 42 U.S. gallons of oil.

      “Bcf” means one billion cubic feet of natural gas.

      “Bcfe” means one billion cubic feet of natural gas equivalent.

      “Btu” means British thermal unit, which is the quantity of heat required to raise the temperature of one pound of water from 58.5 to 59.5 degrees Fahrenheit.

      “Cash Margin per Mcfe” means the equivalent price per Mcfe less oil and gas operating expenses per Mcfe and general and administrative expenses per Mcfe.

      “Completion” means the installation of permanent equipment for the production of oil or gas.

      “Condensate” means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

      “Development well” means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

      “Dry hole” means a well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

      “Exploratory well” means a well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new productive reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

      “Gross” when used with respect to acres or wells, production or reserves refers to the total acres or wells in which we or another specified person has a working interest.

      “MBbls” means one thousand barrels of oil.

      “MBbls/d” means one thousand barrels of oil per day.

      “Mcf” means one thousand cubic feet of natural gas.

      “Mcfe” means thousand cubic feet of natural gas equivalent.

      “MMBbls” means one million barrels of oil.

      “MMcf” means one million cubic feet of natural gas.

      “MMcf/d” means one million cubic feet of natural gas per day.

      “MMcfe/d” means one million cubic feet of natural gas equivalent per day.

      “MMcfe” means one million cubic feet of natural gas equivalent.

      “Net” when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by us.

      “Net production” means production we own less royalties and production due others.

      “Oil” means crude oil or condensate.

      “Operator” means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

      “Present Value of Proved Reserves” means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with the Securities and Exchange

Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

CONSOLIDATED FINANCIAL STATEMENTS OF

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

INDEPENDENT ACCOUNTANTS’ REVIEW REPORT

To the Board of Directors of Comstock Resources, Inc:

      We have reviewed the accompanying consolidated balance sheet of Comstock Resources, Inc. and subsidiaries (a Nevada corporation) (the Company) as of September 30, 2003, and the related consolidated statements of operations for the three-month and nine-month periods then ended and stockholders’ equity and cash flows for the nine-month period then ended. These financial statements are the responsibility of the Company’s management. The consolidated balance sheet of Comstock Resources, Inc. for the year ended December 31, 2002, was audited by other accountants whose report (dated March 19, 2003) stated that the balance sheet was presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. The related consolidated statements of operations of Comstock Resources, Inc. for the three-month and nine-month periods ended September 30, 2002, and the consolidated statement of cash flows for the nine months ended were reviewed by other accountants whose report (dated November 7, 2002) stated that they were unaware of any material modifications that should be made to those statements for them to be in conformity with accounting principles generally accepted in the United States.

      We have conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

      Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements at September 30, 2003, and for the three-month and nine-month periods then ended for them to be in conformity with accounting principles generally accepted in the United States.

Dallas, Texas

November 5, 2003

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2003	2002

	(unaudited)

	(in thousands)
ASSETS
Cash and Cash Equivalents	$5,772	$1,682
Accounts Receivable:
Oil and gas sales	37,645	30,135
Joint interest operations	4,480	5,407
Other Current Assets	2,465	2,678

Total current assets	50,362	39,902
Property and Equipment:
Unevaluated oil and gas properties	17,834	14,880
Oil and gas properties, successful efforts method	1,017,917	961,562
Other	3,705	2,570
Accumulated depreciation, depletion and amortization	(355,632)	(314,804)

Net property and equipment	683,824	664,208
Derivatives	—	3
Other Assets	6,329	6,940

	$740,515	$711,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$1,012	$270
Accounts Payable and Accrued Expenses	53,441	49,470
Derivatives	34	57

Total current liabilities	54,487	49,797
Long-Term Debt, less current portion	311,002	366,002
Deferred Taxes Payable	79,430	52,577
Reserve for Future Abandonment Costs	15,493	16,677
Convertible Preferred Stock	—	17,573
Stockholders’ Equity:
Common stock — $0.50 par, 50,000,000 shares authorized, 33,667,561 and 28,919,561 shares outstanding at September 30, 2003 and December 31, 2002, respectively	16,834	14,460
Additional paid-in capital	155,159	133,828
Retained earnings	109,380	61,663
Deferred compensation-restricted stock grants	(1,248)	(1,487)
Accumulated other comprehensive loss	(22)	(37)

Total stockholders’ equity	280,103	208,427

	$740,515	$711,053

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(in thousands, except per share amounts)
Oil and gas sales	$56,866	$35,550	$182,603	$100,044
Operating expenses:
Oil and gas operating	11,812	7,944	33,708	24,526
Exploration	1,225	411	3,366	3,392
Depreciation, depletion and amortization	15,163	12,866	44,867	39,791
General and administrative, net	1,508	935	4,983	2,942

Total operating expenses	29,708	22,156	86,924	70,651

Income from operations	27,158	13,394	95,679	29,393
Other income (expenses):
Interest income	16	72	59	90
Interest expense	(7,370)	(8,205)	(22,648)	(23,307)
Loss from derivatives	—	(126)	(3)	(2,294)
Other income	73	56	167	237

	(7,281)	(8,203)	(22,425)	(25,274)

Income from continuing operations before income taxes	19,877	5,191	73,254	4,119
Provision for income taxes	(6,957)	(1,817)	(25,639)	(1,442)

Net income from continuing operations	12,920	3,374	47,615	2,677

Discontinued operations including loss on disposal, net of income taxes	—	57	—	(1,072)
Cumulative effect of change in accounting principle	—	—	675	—

Net income	12,920	3,431	48,290	1,605
Preferred stock dividends	—	(404)	(573)	(1,199)

Net income attributable to common stock	$12,920	$3,027	$47,717	$406

Basic net income per share:
From continuing operations	$0.38	$0.10	$1.50	$0.05
Discontinued operations	—	—	—	(0.04)
Cumulative effect of change in accounting principle	—	—	0.02	—

	$0.38	$0.10	$1.52	$0.01

Diluted net income per share:
From continuing operations	$0.36	$0.10	$1.36	0.05
Discontinued operations	—	—	—	(0.04)
Cumulative effect of change in accounting principle	—	—	0.02	—

	$0.36	$0.10	$1.38	0.01

Weighted average common and common stock equivalent shares outstanding:
Basic	33,562	28,835	31,336	28,731

Diluted	35,398	33,755	34,964	29,433

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2003
(Unaudited)

				Deferred	Accumulated
		Additional		Compensation-	Other
	Common	Paid-In	Retained	Restricted	Comprehensive
	Stock	Capital	Earnings	Stock Grants	Income (Loss)	Total

	(in thousands)
Balance at December 31, 2002	$14,460	$133,828	$61,663	$(1,487)	$(37)	$208,427
Restricted stock grants	—	—	—	239	—	239
Value of warrants issued for exploration prospects, net of taxes	—	3,253	—	—	—	3,253
Exercise of stock options	177	2,702	—	—	—	2,879
Conversion of preferred stock	2,197	15,376	—	—	—	17,573
Preferred stock dividends	—	—	(573)	—	—	(573)
Comprehensive income:
Net income	—	—	48,290	—	—	48,290
Unrealized hedge income	—	—	—	—	15	15
Comprehensive income	—	—	—	—	—	48,305

Balance at September 30, 2003	$16,834	$155,159	$109,380	$(1,248)	$(22)	$280,103

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,

	2003	2002

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$48,290	$1,605
Adjustments to reconcile net income to net cash provided by operating activities:
Compensation paid in common stock	239	178
Dry hole costs	2,248	3,392
Depreciation, depletion and amortization	44,867	39,791
Debt issuance costs amortization	900	920
Deferred income taxes	25,639	1,442
Unrealized gains from derivatives	—	(189)
Non-cash effect of discontinued operations, net	—	1,395
Cumulative effect of change in accounting principle	(675)	—

	121,508	48,534

Increase in accounts receivable	(6,583)	(563)
Decrease in other current assets	213	5,099
Increase in accounts payable and accrued expenses	3,971	1,147

Net cash provided by operating activities	119,109	54,217

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of properties	—	3,478
Capital expenditures and acquisitions	(62,159)	(57,784)

Net cash used for operating activities	(62,159)	(54,306)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings	16,401	20,736
Proceeds from issuance of senior notes	—	75,000
Debt issuance costs	—	(2,262)
Proceeds from issuance of common stock	1,971	992
Principal payments on debt	(70,659)	(95,726)
Dividends paid on preferred stock	(573)	(1,199)

Net cash used for financing activities	(52,860)	(2,459)

Net increase (decrease) in cash and cash equivalents	4,090	(2,548)
Cash and cash equivalents, beginning of period	1,682	6,122

Cash and cash equivalents, end of period	$5,772	$3,574

      The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003

(Unaudited)

(1)	SIGNIFICANT ACCOUNTING POLICIES —

Basis of Presentation

      In management’s opinion, the accompanying consolidated financial statements contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial position of Comstock Resources, Inc. and subsidiaries (“Comstock”) as of September 30, 2003 and the related results of operations for the three months and nine months ended September 30, 2003 and 2002 and cash flows for the nine months ended September 30, 2003 and 2002.

      The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations, although Comstock believes that the disclosures made are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in Comstock’s Annual Report on Form 10-K for the year ended December 31, 2002.

      The results of operations for the three months and nine months ended September 30, 2003 are not necessarily an indication of the results expected for the full year.

Reclassifications

      Certain reclassifications have been made to prior periods’ financial statements to conform to the current presentation.

Supplementary Information With Respect to the Consolidated Statements of Cash Flows —

	For the Nine
	Months Ended
	September 30,

	2003	2002

	(in thousands)
Cash Payments —
Interest payments	$15,815	$15,192
Income tax payments	—	—
Noncash Investing and Financing Activities —
Value of warrants issued under exploration agreement	$5,004	$836

Income Taxes

      Deferred income taxes are provided to reflect the future tax consequences of differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using enacted tax rates.

Earnings Per Share

      Basic earnings per share is determined without the effect of any outstanding potentially dilutive stock options or other convertible securities and diluted earnings per share is determined with the effect of outstanding stock options and other convertible securities that are potentially dilutive. Basic and diluted

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

earnings per share for the three months and nine months ended September 30, 2003 and 2002 were determined as follows:

	Three Months Ended September 30,

	2003			2002

	Income		Per	Income		Per
	(loss)	Shares	Share	(loss)	Shares	Share

	(in thousands except per share data)
Basic Earnings Per Share:
Income from Continuing Operations	$12,920	33,562		$3,374	28,835
Less Preferred Stock Dividends	—	—		(404)	—

Net Income from Continuing Operations
Available to Common Stockholders	12,920	33,562	$0.38	2,970	28,835	$0.10

Income from Discontinued Operations	—	33,562	—	57	28,835	—

Net Income Available to Common Stockholders	$12,920	33,562	$0.38	$3,027	28,835	$0.10

Diluted Earnings Per Share:
Income from Continuing Operations	$12,920	33,562		$3,374	28,835
Effect of Dilutive Securities:
Stock Options	—	1,836		—	527
Convertible Preferred Stock	—	—		—	4,393

Net Income from Continuing Operations
Available to Common Stockholders With Assumed Conversions	12,920	35,398	$0.36	3,374	33,755	$0.10

Income from Discontinued Operations	—	35,398	—	57	33,755	—

Net Income Available to Common Stockholders	$12,920	35,398	$0.36	$3,431	33,755	$0.10

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine Months Ended September 30,

	2003			2002

	Income		Per	Income		Per
	(loss)	Shares	Share	(loss)	Shares	Share

	(in thousands except per share data)
Basic Earnings Per Share:
Income from Continuing Operations	$47,615	31,336		$2,677	28,731
Less Preferred Stock Dividends	(573)	—		(1,199)	—

Net Income from Continuing Operations
Available to Common Stockholders	47,042	31,336	$1.50	1,478	28,731	$0.05

Loss from Discontinued Operations	—	31,336	—	(1,072)	28,731	(0.04)

Cumulative effect of change in accounting principle	675	31,336	0.02	—	28,731	—

Net Income Available to Common Stockholders	$47,717	31,336	$1.52	$406	28,731	$0.01

Diluted Earnings Per Share:
Income from Continuing Operations	$47,615	31,336		$2,677	28,731
Effect of Dilutive Securities:
Stock Options	—	1,531		—	702
Convertible Preferred Stock	—	2,097		(1,199)	—

Net Income from Continuing Operations
Available to Common Stockholders With Assumed Conversions	47,615	34,964	$1.36	1,478	29,433	$0.05

Cumulative effect of change in accounting principle	675	34,964	0.02	(1,072)	29,433	(0.04)

Net Income Available to Common Stockholders	$48,290	34,964	$1.38	$406	29,433	$0.01

Stock Options

      Comstock applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and related interpretations, in accounting for its incentive plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, Comstock has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS 123.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding stock options in each period. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(in thousands)
Net income, as reported	$12,920	$3,027	$47,717	$406
Add stock-based employee compensation expense included in reported net income, net of tax	78	39	155	116
Deduct total stock-based employee compensation expense determined under fair-value-based method for all rewards, net of tax	(463)	(211)	(1,360)	(818)

Pro forma net income (loss)	$12,535	$2,855	$46,512	$(296)

Basic earnings per share: As Reported	$0.38	$0.10	$1.52	$0.01
Pro Forma	$0.37	$0.10	$1.48	$(0.01)
Diluted earnings per share: As Reported	$0.36	$0.10	$1.38	$0.01
Pro Forma	$0.35	$0.10	$1.35	$(0.01)

Derivative Instruments and Hedging Activities

      Comstock uses swaps, floors and collars to hedge oil and natural gas prices. Swaps are settled monthly based on differences between the prices specified in the instruments and the settlement prices of futures contracts quoted on the New York Mercantile Exchange. Generally, when the applicable settlement price is less than the price specified in the contract, Comstock receives a settlement from the counterparty based on the difference multiplied by the volume hedged. Similarly, when the applicable settlement price exceeds the price specified in the contract, Comstock pays the counterparty based on the difference. Comstock generally receives a settlement from the counterparty for floors when the applicable settlement price is less than the price specified in the contract, which is based on the difference multiplied by the volumes hedged. For collars, generally Comstock receives a settlement from the counterparty when the settlement price is below the floor and pays a settlement to the counterparty when the settlement price exceeds the cap. No settlement occurs when the settlement price falls between the floor and cap.

      The following table sets out the derivative financial instrument outstanding at September 30, 2003 which is held for natural gas price risk management:

		Volume	Type of	Floor
Period Beginning	Period Ending	(MMBtu)	Instrument	Price

October 1, 2003	December 31, 2003	562,500	Floor	$2.00

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Comstock periodically enters into interest rate swap agreements to hedge the impact of interest rate changes on its floating rate long-term debt. As a result of certain hedging transaction for interest rates, Comstock has realized the following losses which were included in interest expense:

	Nine Months
	Ended
	September 30,

	2003	2002

	(in thousands)
Realized Losses	$72	$218

      As of September 30, 2003, Comstock had an interest rate swap agreement covering $25.0 million of its floating rate debt which fixed the LIBOR rate at 1.7% for the period January 2003 through December 2003. Comstock has designated this position as a hedge. The change in fair value of this instrument resulted in unrealized after tax income of $15,000, which was recognized in other comprehensive income.

New Accounting Standards

      In August 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 143 (“SFAS 143”) “Accounting for Asset Retirement Obligations,” which Comstock adopted effective January 1, 2003. This statement requires Comstock to record a liability in the period in which an asset retirement obligation (“ARO”) is incurred, in an amount equal to the discounted estimated fair value of the obligation. Also, upon initial recognition of the liability, Comstock capitalized additional asset cost equal to the amount of the liability. Thereafter, each quarter, this liability is accreted up to the final cost.

      The adoption of SFAS 143 on January 1, 2003 resulted in a cumulative effect adjustment to record (i) a $3.7 million decrease in the carrying value of oil and gas properties, (ii) a $3.3 million decrease in accumulated depletion, depreciation and amortization, and (iii) a $1.5 million decrease in reserve for future abandonment, and (iv) a gain of $0.7 million, net of tax, as a cumulative effect of accounting change. The following table shows pro forma net income and basic and diluted earnings per share as if Comstock had adopted SFAS 143 as of January 1, 2002:

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,

	2002	2002

	(in thousands,
	except per share amounts)
As Reported:
Net income attributable to common stock	$3,027	$406
Basic net income per common share	$0.10	$0.01
Diluted net income per common share	$0.10	$0.01
Pro Forma:
Net income attributable to common stock	$2,991	$1,311
Basic net income per common share	$0.10	$0.05
Diluted net income per common share	$0.10	$0.04

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Comstock’s primary asset retirement obligations relate to future plugging and abandonment expenses on its oil and gas properties and related facilities disposal. As of September 30, 2003, Comstock had $1.5 million held in an escrow account from which funds are released only for reimbursement of plugging and abandonment expenses on certain offshore oil and gas properties. This amount is included in Other Assets in the consolidated balance sheet. The following table summarizes the changes in Comstock’s total estimated liability from the amount recorded upon adoption of SFAS 143 on January 1, 2003 through September 30, 2003:

(in thousands)
Future abandonment liability on January 1, 2003	$15,201
Accretion expense	558
Reduction in liability	(266)

Future abandonment liability on September 30, 2003	$15,493

      In June 2002, the FASB issued Statement of Financial Accounting Standards 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). This statement establishes accounting and reporting standards that are effective for exit or disposal activities beginning after December 31, 2002 which require that a liability be recognized for an exit or disposal activity when that liability is incurred. The adoption of SFAS 146 had no effect on Comstock’s financial statements.

      In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123.” This Statement amends No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are included in the notes to these consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirement for Guarantees, including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires an entity to recognize a liability for the obligations it has undertaken in issuing a guarantee. This liability would be recorded at the inception of a guarantee and would be measured at fair value. Certain guarantees are excluded from the measurement and disclosure provisions while certain other guarantees are excluded from the measurement provisions of the interpretation. The adoption of the statement on January 1, 2003 had no effect on Comstock’s financial statements.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires an entity to consolidate a variable interest entity if it is designated as the primary beneficiary of that entity even if the entity does not have a majority of voting interests. A variable interest entity is generally defined as an entity whose equity is unable to finance its activities or where the owners of the entity lack the risk and rewards of ownership. The provisions of FIN 46 apply at inception for any entity created after January 31, 2003. For an entity created before February 1, 2003, the provisions of this interpretation must be applied at the beginning of the first interim or annual period beginning after September 15, 2003. Comstock is not the primary beneficiary of any variable interest entities, and accordingly, the adoption of FIN 46 is not expected to have a material effect on the Comstock’s financial statements when adopted.

      Comstock has been made aware of an issue that has arisen in the industry regarding the application of certain provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” (“SFAS 141”) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets,” (“SFAS 142”) to companies in the extractive industries, including oil and gas exploration and production companies. The issue is whether the provisions of SFAS 141 and SFAS 142 require companies to classify costs associated with mineral rights, including both proved and unproved lease acquisition costs, as intangible assets on the balance sheet, apart from other capitalized oil and gas property costs. Historically, Comstock has included oil and gas lease acquisition costs as a component of oil and gas properties. Also under consideration is whether SFAS 142 requires companies to provide additional disclosures prescribed by SFAS 142 for intangible assets for costs associated with mineral rights. In the event it is determined that costs associated with mineral rights are required to be classified as intangible assets, a substantial portion of Comstock’s capitalized oil and gas property costs would be separately classified on our balance sheet as intangible assets. The reclassification of these amounts would not affect the method in which such costs are amortized or the manner in which Comstock assesses impairment of capitalized costs. As a result, net income would not be affected by the reclassification if it were to occur.

(2)	Long-Term Debt

      As of September 30, 2003, Comstock’s long-term debt was comprised of the following:

(in thousands)
Revolving Bank Credit Facility	$91,000
11 1/4% Senior Notes due 2007	220,000
Other	1,014

312,014
Less current portion	(1,012)

$311,002

      Comstock’s bank credit facility consists of a $350.0 million three-year revolving credit commitment provided by a syndicate of banks for which Toronto Dominion (Texas), Inc. serves as administrative agent. The credit facility is subject to borrowing base availability, which is redetermined semiannually based on the banks’ estimates of the future net cash flows of Comstock’s oil and natural gas properties. The borrowing base at September 30, 2003 was $260.0 million. The revolving credit line bears interest, based on the utilization of the borrowing base, at the option of Comstock at either (i) LIBOR plus 1.5% to 2.375% or (ii) the base rate plus 0.5% to 1.375%. The facility matures on January 2, 2005. Indebtedness under the bank credit facility is secured by substantially all of Comstock’s assets. The bank credit facility contains covenants that, among other things, restrict the payment of cash dividends, limit the amount of consolidated debt and limit Comstock’s ability to make certain loans and investments. Financial covenants include the maintenance of a current ratio, maintenance of tangible net worth and maintenance of an interest coverage ratio. Comstock was in compliance with all the covenants during the three months ended September 30, 2003.

      Comstock issued $150.0 million in aggregate principal amount of 11 1/4% Senior Notes due in 2007 (the “Notes”) on April 29, 1999. Interest on the Notes is payable semiannually on May 1 and November 1, commencing on November 1, 1999. The Notes are unsecured obligations of Comstock. Comstock repurchased $5.0 million of the Notes in July 2001. The Notes can be redeemed beginning on May 1, 2004. On March 7, 2002, Comstock closed on a private placement of an additional $75.0 million of the Notes at a net price of 97.25% after placements agents’ discount. As a result of this transaction, $220.0 million of the aggregate principal amount of the Notes are outstanding. The net proceeds of the $75.0 million Notes placement were used to reduce amounts outstanding under the bank credit facility.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Discontinued Operations

      In April and July 2002, Comstock sold certain marginal oil and gas properties for cash proceeds of $3.5 million plus forgiveness of certain accounts payable related to the properties. The properties sold include various interests in nonoperated properties in Nueces, Hardeman, Montague and Wharton counties in Texas. The results of operations of these sold properties, including the losses on disposal, have been presented as discontinued operations in the accompanying consolidated statements of operations.

(4)	Convertible Preferred Stock

      On December 31, 2002, Comstock had 1,757,310 shares of convertible preferred stock (the “Series 1999 Preferred Stock”) outstanding. The Series 1999 Preferred Stock accrued dividends at an annual rate of 9% which were payable quarterly in cash or Comstock had the option to issue shares of common stock. Each share of the Series 1999 Preferred Stock was convertible, at the option of the holder, into 2.5 shares of common stock. In April and June of 2003, the holders of the Series 1999 Preferred Stock converted their preferred shares into 4,393,275 shares of common stock. This conversion reduced Comstock’s annual preferred stock dividend requirement by $1.6 million and increased common stockholders’ equity by $17.6 million.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Comstock Resources, Inc.:

      We have audited the accompanying consolidated balance sheets of Comstock Resources, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comstock Resources, Inc. and subsidiaries as of December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

      As explained in Note 1 of the financial statements effective January 1, 2001, the Company changed its method of accounting for derivative instruments.

      As discussed in Note 13 to the accompanying consolidated financial statements, the Company has restated the consolidated balance sheet as of December 31, 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the two year period then ended, which consolidated financial statements were previously audited by other independent auditors who have ceased operations.

KPMG LLP

Dallas, Texas

March 19, 2003

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2001 and 2002

	December 31,

	2001	2002

	(restated)

	(in thousands)
ASSETS
Cash and Cash Equivalents	$6,122	$1,682
Accounts Receivable:
Oil and gas sales	20,015	30,135
Joint interest operations	4,717	5,407
Derivatives	1,342	—
Other Current Assets	7,418	2,678

Total current assets	39,614	39,902
Property and Equipment:
Unevaluated oil and gas properties	11,609	14,880
Oil and gas properties, successful efforts method	900,711	961,562
Other	2,633	2,570
Accumulated depreciation, depletion and amortization	(278,679)	(314,804)

Net property and equipment	636,274	664,208
Derivatives	254	3
Other Assets	4,627	6,940

	$680,769	$711,053

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Portion of Long-Term Debt	$229	$270
Accounts Payable and Accrued Expenses	38,812	49,470
Derivatives	798	57

Total current liabilities	39,839	49,797
Long-Term Debt, less current portion	372,235	366,002
Deferred Taxes Payable	46,607	52,577
Derivatives	1,053	—
Reserve for Future Abandonment Costs	7,794	16,677
Redeemable Convertible Preferred Stock — $10.00 par, liquidation value of $17,573,000, 5,000,000 shares authorized, 1,757,310 shares issued and outstanding	17,573	17,573
Stockholders’ Equity:
Common stock — $0.50 par, 50,000,000 shares authorized, 28,552,553 and 28,919,561 shares issued and outstanding at December 31, 2001 and 2002, respectively	14,276	14,460
Additional paid-in capital	130,956	133,828
Retained earnings	51,762	61,663
Deferred compensation-restricted stock grants	(1,187)	(1,487)
Accumulated other comprehensive loss	(139)	(37)

Total stockholders’ equity	195,668	208,427

	$680,769	$711,053

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2000, 2001 and 2002

	2000	2001	2002

	(restated)	(restated)

	(in thousands,
	except per share amounts)
Oil and gas sales	$168,084	$166,118	$142,085
Operating expenses:
Oil and gas operating	29,277	31,855	33,499
Exploration	3,505	6,611	5,479
Depreciation, depletion and amortization	44,472	48,790	54,405
Impairment	—	1,400	—
General and administrative, net	3,537	4,351	5,113

Total operating expenses	80,791	93,007	98,496

Income from operations	87,293	73,111	43,589
Other income (expenses):
Interest income	230	196	62
Interest expense	(24,611)	(20,737)	(30,002)
Gain (loss) from derivatives	—	243	(2,326)
Other income	122	272	8,027

	(24,259)	(20,026)	(24,239)

Income from continuing operations before income tax expense	63,034	53,085	19,350
Income tax expense	(22,061)	(18,579)	(6,773)

Net income from continuing operations	40,973	34,506	12,577

Discontinued operations including loss on disposal, net of income taxes	227	396	(1,072)

Net income	41,200	34,902	11,505

Preferred stock dividends	(2,471)	(1,604)	(1,604)

Net income attributable to common stock	$38,729	$33,298	$9,901

Net income per share from continuing operations:
Basic	$1.46	$1.13	$0.38

Diluted	$1.20	$1.00	$0.37

Net income per share:
Basic	$1.47	$1.15	$0.34

Diluted	$1.20	$1.01	$0.34

Weighted average shares outstanding:
Basic	26,290	29,030	28,764

Diluted	34,219	34,552	33,901

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2000, 2001 and 2002

				Deferred	Accumulated
		Additional	Retained	Compensation	Other
	Common	Paid-In	Earnings	Restricted	Comprehensive
	Stock	Capital	(Deficit)	Stock Grants	Income	Total

	(in thousands)
Balance at December 31, 1999	$12,688	$114,855	$(19,603)	$(766)	$—	$107,174
Adjustment	—	—	(662)	—	—	(662)

Balance at December 31, 1999 (Restated)	12,688	114,855	(20,265)	(766)	—	106,512
Conversion of preferred stock	1,553	10,874	—	—	—	12,427
Issuance of common stock	150	706	—	—	—	856
Value of stock options issued for exploration prospects	—	2,990	—	—	—	2,990
Restricted stock grants	28	471	—	(278)	—	221
Net income attributable to common stock (Restated)	—	—	38,729	—	—	38,729

Balance at December 31, 2000 (Restated)	14,419	129,896	18,464	(1,044)	—	161,735

Issuance of common stock	283	3,538	—	—	—	3,821
Value of stock options issued for exploration prospects	—	1,968	—	—	—	1,968
Restricted stock grants	28	333	—	(143)	—	218
Repurchases of common stock	(454)	(4,779)				(5,233)
Net income attributable to common stock (Restated)	—	—	33,298	—	—	33,298
Unrealized hedge losses	—	—	—	—	(139)	(139)

Comprehensive income (Restated)	—	—	—	—	—	33,159

Balance at December 31, 2001 (Restated)	14,276	130,956	51,762	(1,187)	(139)	195,668

Issuance of common stock	156	1,547	—	—	—	1,703
Value of stock options issued for exploration prospects	—	836	—	—	—	836
Restricted stock grants	28	489	—	(300)	—	217
Net income attributable to common stock	—	—	9,901	—	—	9,901
Unrealized hedge gains	—	—	—	—	102	102

Comprehensive income	—	—	—	—	—	10,003

Balance at December 31, 2002	$14,460	$133,828	$61,663	$(1,487)	$(37)	$208,427

      The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2000, 2001 and 2002

	2000	2001	2002

	(restated)	(restated)

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$41,200	$34,902	$11,505
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition effects:
Compensation paid in common stock	314	244	218
Depreciation, depletion and amortization	44,472	48,790	54,405
Impairment of oil and gas properties	—	1,400	—
Deferred income taxes	22,061	17,799	6,773
Dry hole costs	3,192	4,215	5,139
Gain on sales of property	(33)	(12)	—
Unrealized gain on derivatives	—	(254)	(119)
Non-cash effect of discontinued operations, net	608	614	1,395

Working capital provided by operations	111,814	107,698	79,316
Decrease (increase) in accounts receivable	(15,596)	18,371	(10,810)
Decrease (increase) in other current assets	(1,585)	(1,229)	4,740
Increase (decrease) in accounts payable and accrued expenses	10,440	(16,204)	11,191

Net cash provided by operating activities	105,073	108,636	84,437

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of properties	33	45	3,478
Capital expenditures and acquisitions	(83,911)	(188,192)	(83,381)

Net cash used for investing activities	(83,878)	(188,147)	(79,903)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings	18,408	261,730	31,736
Proceeds from senior notes offering	—	—	75,000
Debt issuance costs	—	—	(2,267)
Principal payments on debt	(38,438)	(178,355)	(112,928)
Proceeds from common stock issuances	763	1,989	1,089
Repurchases of common stock	—	(5,232)	—
Dividends paid on preferred stock	(2,471)	(1,604)	(1,604)

Net cash provided by (used for) financing activities	(21,738)	78,528	(8,974)

Net decrease in cash and cash equivalents	(543)	(983)	(4,440)
Cash and cash equivalents, beginning of year	7,648	7,105	6,122

Cash and cash equivalents, end of year	$7,105	$6,122	$1,682

The accompanying notes are an integral part of these statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies

      Accounting policies used by Comstock Resources, Inc. (“Comstock” or the “Company”) reflect oil and natural gas industry practices and conform to accounting principles generally accepted in the United States of America.

Basis of Presentation and Principles of Consolidation

      Comstock is engaged in oil and natural gas exploration, development and production, and the acquisition of producing oil and natural gas properties. The consolidated financial statements include the accounts of Comstock and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates. Changes in the future estimated oil and natural gas reserves or the estimated future cash flows attributable to the reserves that are utilized for impairment analysis could have a significant impact on the future results of operations.

Other Current Assets

      Other current assets at December 31, 2001 and 2002 consists of the following:

	As of
	December 31,

	2001	2002

	(in thousands)
Prepaid expenses	$3,602	$1,109
Income tax receivable	3,347	—
Insurance claims receivable	58	1,125
Inventory	411	444

	$7,418	$2,678

Property and Equipment

      Comstock follows the successful efforts method of accounting for its oil and natural gas properties. Acquisition costs for proved oil and natural gas properties, costs of drilling and equipping productive wells, and costs of unsuccessful development wells are capitalized and amortized on an equivalent unit-of-production basis over the life of the remaining related oil and gas reserves. Equivalent units are determined by converting oil to natural gas at the ratio of six barrels of oil for one thousand cubic feet of natural gas. Cost centers for amortization purposes are determined on a field area basis. The estimated future costs of dismantlement, restoration and abandonment are included on the balance sheet in the reserve for future abandonment and accrued as part of depreciation, depletion and amortization expense. Costs incurred to acquire oil and gas leasehold are capitalized. Unproved oil and gas properties are periodically assessed and any impairment in value is charged to exploration expense. The costs of unproved properties which are determined to be productive are transferred to proved oil and gas properties and amortized on an equivalent unit of production basis. Exploratory expenses, including geological and geophysical expenses and delay rentals for unevaluated

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

oil and gas properties, are charged to expense as incurred. Exploratory drilling costs are initially capitalized as unproved property but charged to expense if and when the well is determined not to have found proved oil and gas reserves.

      In accordance with the Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS 144”) Comstock assesses the need for an impairment of the costs capitalized of its oil and gas properties on a property or cost center basis. If an impairment is indicated based on undiscounted expected future cash flows, then an impairment is recognized to the extent that net capitalized costs exceed discounted expected future cash flows based on escalated prices and including probable reserves, where appropriate. No impairment was required in 2000 or 2002. In 2001 Comstock provided an impairment of $1.4 million for certain of its oil and gas properties.

      Other property and equipment consists primarily of work boats, gas gathering systems, computer equipment and furniture and fixtures which are depreciated over estimated useful lives on a straight-line basis.

Other Assets

      Other assets primarily consists of deferred costs associated with issuance of Comstock’s 11 1/4% senior notes. These costs are amortized over the eight year life of the senior notes on a straight-line basis which approximates the amortization that would be calculated using an effective interest rate method.

Stock Options

      Comstock applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and related interpretations, in accounting for its incentive plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, Comstock has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS 123.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding stock options in each period.

	Year Ended December 31,

	2000	2001	2002

	(restated)	(restated)

	(in thousands, except per share amounts)
Net income, as reported	$38,729	$33,298	$9,901
Add stock-based employee compensation expense included in reported net income, net of tax	204	159	142
Deduct total stock-based employee compensation expense determined under fair-value-based method for all rewards, net of tax	(2,178)	(1,845)	(1,066)

Pro forma net income	$36,755	$31,612	$8,977

Basic earnings per share: As Reported	$1.47	$1.15	$0.34
Pro Forma	$1.40	$1.09	$0.31
Diluted earnings per share: As Reported	$1.20	$1.01	$0.34
Pro Forma	$1.15	$0.96	$0.31

      Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2000, 2001 and 2002, respectively: average risk-free interest rates of 6.2, 4.9 and 3.8 percent; average expected lives of 7.8, 7.4 and 5.9 years; average expected volatility factors of 66.4, 67.2 and 68.9; and no dividend yield. The estimated weighted average fair value of options to purchase one share of common stock issued under the Company’s Incentive Plans was $5.98 in 2000, $6.80 in 2001 and $5.88 in 2002.

Segment Reporting

      Comstock presently operates in one business segment, the exploration and production of oil and natural gas.

Derivative Instruments and Hedging Activities

      On January 1, 2001, Comstock adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) which requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Comstock estimates fair value based on quotes obtained from the counterparties to the derivative contract. The fair value of derivative contracts that expire in less than one year are recognized as current assets or liabilities. Those that expire in more than one year are recognized as long-term assets or liabilities. Derivative financial instruments that are not accounted for as hedges are adjusted to fair value through income. If the derivative is designated as a cash flow hedge, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Major Purchasers

      In 2002, Comstock had two purchasers of its oil and natural gas production which individually accounted for more than 10% of total oil and gas sales. Such purchasers accounted for 16% and 15% of total 2002 oil and gas sales.

      In 2001, Comstock had four purchasers which accounted for 24%, 19%, 16% and 12% of total 2001 oil and gas sales. In 2000, Comstock had three purchasers which accounted for 29%, 21% and 11% of total 2000 oil and gas sales.

Revenue Recognition and Gas Balancing

      Comstock utilizes the sales method of accounting for natural gas revenues whereby revenues are recognized based on the amount of gas sold to purchasers. The amount of gas sold may differ from the amount to which the Company is entitled based on its revenue interests in the properties. Comstock did not have any significant imbalance positions at December 31, 2000, 2001 or 2002.

General and Administrative Expenses

      General and administrative expenses are reported net of reimbursements of overhead costs that are allocated to working interest owners of the oil and gas properties operated by Comstock.

Other Income

      Included in other income in 2002 was $7.7 million related to refunds received in 2002 of severance taxes paid in prior years.

Income Taxes

      Comstock accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as the future tax consequences attributable to the future utilization of existing tax net operating loss and other types of carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Comprehensive Income

      Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

      For the years ended December 31, 2001 and 2002, Comstock’s comprehensive income differed from net income by approximately $139,000 and $102,000, respectively due to the recognition in comprehensive income of unrealized gains or losses related to certain of Comstock’s derivative instruments which have been designated as hedges. For the year ended December 31, 2000, there were no differences between Comstock’s net income or net loss and comprehensive income.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Share

      Basic and diluted earnings per share for 2000, 2001 and 2002 were determined as follows:

	Year Ended December 31,

	2000			2001			2002

			Per			Per			Per
	Income	Shares	Share	Income	Shares	Share	Income	Shares	Share

	(restated)		(restated)	(restated)		(restated)

	(in thousands except per share data)
Basic Earnings Per Share:
Income from Continuing Operations	$40,973	26,290		$34,506	29,030		$12,577	28,764
Less Preferred Stock Dividends	(2,471)	—		(1,604)	—		(1,604)	—

Net Income from Continuing
Operations Available to Common
Stockholders	38,502	26,290	$1.46	32,902	29,030	$1.13	10,973	28,764	$0.38

Income from Discontinued Operations	227	26,290	0.01	396	29,030	0.02	(1,072)	28,764	(0.04)

Net Income Available to Common Stockholders	$38,729	26,290	$1.47	$33,298	29,030	$1.15	$9,901	28,764	$0.34

Diluted Earnings Per Share:
Income from Continuing Operations	$40,973	26,290		$34,506	29,030		$12,577	28,764
Effect of Dilutive Securities: Stock Options	—	1,184		—	1,129		—	744
Convertible Preferred Stock	—	6,745		—	4,393		—	4,393

Net Income from Continuing Operations Available to Common Stockholders With Assumed Conversions	40,973	34,219	$1.20	34,506	34,552	$1.00	12,577	33,901	$0.37

Income from Discontinued Operations	227	34,219	—	396	34,552	0.01	(1,072)	33,901	(0.03)

Net Income Available to Common Stockholders	$41,200	34,219	$1.20	$34,902	34,552	$1.01	$11,505	33,901	$0.34

      Stock options and warrants to purchase common stock at exercise prices in excess of the average actual stock price for the period that were anti-dilutive and that were excluded from the determination of diluted earnings per share are as follows:

	2000	2001	2002

	(in thousands except per share data)
Stock options and warrants to purchase common stock	2,979	2,559	2,737
Exercise Price	$8.88 - $14.00	$9.63 - $14.00	$8.06 - $14.00

Statements of Cash Flows

      For the purpose of the consolidated statements of cash flows, Comstock considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a summary of all significant noncash investing and financing activities and cash payments made for interest and income taxes:

	Year Ended December 31,

	2000	2001	2002

	(in thousands)
Noncash activities —
Common stock issued for director compensation	$93	$26	$—
Value of vested stock options under exploration venture	2,990	3,028	1,286
Cash payments —
Interest payments	$24,731	$20,837	$28,987
Income tax payments	—	243	—

New Accounting Standards

      In August 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 143 (“SFAS 143”) “Accounting for Asset Retirement Obligations,” which Comstock adopted effective January 1, 2003. This statement requires Comstock to record a liability in the period in which an asset retirement obligation (“ARO”) is incurred. Upon recognition of an ARO liability, additional asset cost would be capitalized to equal the amount of the liability. Upon the initial adoption of SFAS 143, Comstock recognized a liability for any existing AROs not already provided for in Comstock’s reserve for future abandonment costs. Comstock also recognized additional capitalized cost related to the additional liability and accumulated depreciation on the additional capitalized cost.

      Under SFAS 143, Comstock estimates that its total ARO for its oil and natural gas properties is approximately $15.2 million which was $1.5 million less than the liability that Comstock had provided for in its reserve for future abandonment as of December 31, 2002. The impact of adopting SFAS 143, which will be recorded as the cumulative effect of an accounting change, was an increase to net income of approximately $0.7 million, net of tax.

      In June 2002, the FASB issued Statement of Financial Accounting Standards 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). The Statement establishes accounting and reporting standards that are effective for exit or disposal activities beginning after December 31, 2002 which require that a liability be recognized for an exit or disposal activity when that liability is incurred. Comstock has not determined the effect, if any, that the adoption of SFAS 146 will have on its financial statements.

      In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123”. This Statement amends No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are included in the notes to these consolidated financial statements.

      In January 2003, the FASB issued Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirement for Guarantees, including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires an entity to recognize a liability for the obligations it has undertaken in issuing a guarantee. This liability would be recorded at the inception of a guarantee and would be measured at fair value. Certain guarantees are excluded from the measurement and disclosure provisions while certain other guarantees are excluded from the measurement provisions of the interpretation. The measurement provisions of this statement

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

apply prospectively to guarantees issued or modified after December 31, 2002. The disclosure provisions of the statement apply to financial statements for periods ending after December 15, 2002. The adoption of the statement is not expected to have a material effect on the Company’s financial statements when adopted.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” FIN 46 requires an entity to consolidate a variable interest entity if it is designated as the primary beneficiary of that entity even if the entity does not have a majority of voting interests. A variable interest entity is generally defined as an entity where its equity is unable to finance its activities or where the owners of the entity lack the risk and rewards of ownership. The provisions of this statement apply at inception for any entity created after January 31, 2003. For an entity created before February 1, 2003, the provisions of this interpretation must be applied at the beginning of the first interim or annual period beginning after June 15, 2003. Comstock is not the primary beneficiary of any variable interest entities, and accordingly, the adoption of FIN 46 is not expected to have a material effect on the Company’s financial statements when adopted.

(2)	Acquisitions

      In December 2002, Comstock acquired interests in the Ship Shoal 113 Unit for $7.8 million. The acquisition included interest in 26 producing wells, 11.7 net wells, and seven production facilities in the Gulf of Mexico. Comstock also acquired interests in a South Texas field for $1.7 million in December 2002. The acquisition included interest in 15 producing wells, 15 net wells, and over 7,000 acres. Comstock plans to redevelop these fields in the future.

      On December 17, 2001, Comstock completed the acquisition of DevX Energy, Inc. (“DevX”) by acquiring 100% of the common stock of DevX for $92.6 million through a cash tender offer and subsequent merger into a wholly owned subsidiary. As a result of the acquisition, DevX became a wholly owned subsidiary of Comstock. DevX is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. DevX owns interests in 600 producing oil and gas wells located onshore primarily in East and South Texas, Kentucky, Oklahoma and Kansas. The DevX acquisition added approximately 163.4 billion cubic feet equivalent of natural gas reserves to Comstock’s reserve base (unaudited). Subsequent to the acquisition, Comstock repurchased approximately $49.8 million of DevX’s 12 1/2% senior notes which were due in 2008 for 110% of the principal amount plus accrued interest.

      DevX’s operations have been included in the consolidated financial statements since December 17, 2001.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition.

December 17, 2001

(in thousands)
Current assets	$8,317
Oil and gas properties	160,794
Derivatives	1,577

Total assets acquired	170,688

Current liabilities	8,990
Long-term debt	54,988
Deferred tax liability	7,324
Derivatives	1,873

Total liabilities assumed	73,175

Net assets acquired	$97,513

      Set forth in the following table is certain unaudited pro forma financial information for the years ended December 31, 2000 and 2001. This information has been prepared assuming the DevX acquisition was consummated on January 1, 2000 and is based on estimates and assumptions deemed appropriate by Comstock. The pro forma information is presented for illustrative purposes only. If the transactions had occurred in the past, Comstock’s operating results might have been different from those presented in the following table. The pro forma information should not be relied upon as an indication of the operating results that Comstock would have achieved if the transactions had occurred on January 1, 2000. The pro forma information also should not be used as an indication of the future results that Comstock will achieve after the acquisition. Adjustments were made to adjust the historical operating results of DevX (i) to conform DevX to the successful efforts method of accounting for oil and gas activities; (ii) to reverse the costs of the closed

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Dallas and Ottawa corporate offices of DevX; and (iii) to record the pro forma interest expense based on Comstock’s average interest rate under its bank credit facility.

	Year Ended December 31,

	2000	2001

	(restated)	(restated)

	(in thousands,

	except per share amounts)
Oil and gas sales	$210,289	$204,717
Total operating expenses	(103,005)	(113,349)
Total other income (expenses)	(36,602)	(24,947)

Income from continuing operations before income taxes	70,682	66,421
Provision for income taxes	(24,738)	(23,247)

Income from continuing operations	45,944	43,174
Discontinued operations	227	396

Net income	46,171	43,570
Preferred stock dividends	(2,471)	(1,604)

Net income from continuing operations attributable to common stock	$43,700	$41,966

Net income from continuing operations per share:
Basic	$1.65	$1.42

Diluted	$1.34	$1.24

Net income per share:
Basic	$1.66	$1.45

Diluted	$1.35	$1.26

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Oil and Gas Producing Activities

      Set forth below is certain information regarding the aggregate capitalized costs of oil and gas properties and costs incurred by Comstock for its oil and gas property acquisition, development and exploration activities:

Capitalized Costs

	As of December 31,

	2001	2002

	(restated)

	(in thousands)
Proved properties	$900,711	$961,562
Unproved properties	11,609	14,880
Accumulated depreciation, depletion and amortization	(277,670)	(313,608)

	$634,650	$662,834

Costs Incurred

	For the Year Ended December 31,

	2000	2001	2002

	(restated)	(restated)

	(in thousands)
Property acquisitions
Proved properties	$9,684	$160,794	$11,435
Unproved properties	5,863	7,113	4,268
Development costs	48,546	51,090	35,272
Exploration costs	19,515	35,778	31,414

	$83,608	$254,775	$82,389

      Due to the tax-free nature of the merger between Comstock and DevX in December 2001, additional deferred tax liabilities of $7.3 million were allocated to proved oil and gas properties and are included in the proved property acquisition costs in 2001.

      In 2001 and 2002, Comstock capitalized interest expense of $230,000 and $281,000, respectively, on its unproved properties under development which is included in the unproved property acquisition costs in each year.

Results of Operations for Oil and Gas Producing Activities

      The following table includes revenues and expenses associated directly with Comstock’s oil and natural gas producing activities. The amounts presented do not include any allocation of Comstock’s interest costs or general corporate overhead and, therefore, are not necessarily indicative of the contribution to net earnings of Comstock’s oil and gas operations. Income tax expense has been calculated by applying statutory income tax

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rates to oil and gas sales after deducting costs, including depreciation, depletion and amortization and after giving effect to permanent differences.

	For the Year Ended December 31,

	2000	2001	2002

	(restated)	(restated)

	(in thousands)
Oil and gas sales	$168,084	$166,118	$142,085
Oil gas operating	(29,277)	(31,855)	(33,499)
Exploration	(3,505)	(6,611)	(5,479)
Depreciation, depletion and amortization	(42,992)	(47,140)	(52,869)
Impairment	—	(1,400)	—

Income from continuing operations	92,310	79,112	50,238
Provision for income taxes	(32,309)	(27,689)	(17,583)

Income from continuing operations, after tax	60,001	51,423	32,655
Discontinued operations, including loss on disposal, net of income taxes	227	396	(1,072)

Results of operations of oil and gas producing activities	$60,228	$51,819	$31,583

(4)	Long-Term Debt

      Long-term debt is comprised of the following:

	As of December 31,

	2001	2002

	(in thousands)
Revolving Bank Credit Facility	$227,000	$146,000
11 1/4% Senior Notes due 2007	145,000	220,000
Other	464	272

	372,464	366,272
Less current portion	(229)	(270)

	$372,235	$366,002

      On December 17, 2001, Comstock entered into a bank credit facility which consists of a $350.0 million three year revolving credit commitment provided by a syndicate of banks for which Toronto Dominion (Texas), Inc. serves as administrative agent. The bank credit facility is subject to borrowing base availability, which is redetermined semiannually based on the banks’ estimates of the future net cash flows of Comstock’s oil and natural gas properties. The borrowing base at December 31, 2002 was $240.0 million. The revolving credit line bears interest, based on the utilization of the borrowing base, at the option of Comstock at either (i) LIBOR plus 1.5% to 2.375% or (ii) the corporate base rate (generally the federal funds rate plus 0.5%) plus 0.5% to 1.375%. The facility matures on January 2, 2005. Indebtedness under the bank credit facility is secured by substantially all of Comstock’s and its subsidiaries’ assets and Comstock’s subsidiaries are guarantors of the bank credit facility. The bank credit facility contains covenants that, among other things, restrict the payment of cash dividends, limit the amount of consolidated debt and limit Comstock’s ability to make certain loan and investments. Financial covenants include the maintenance of a current ratio, maintenance of tangible net worth and maintenance of an interest coverage ratio. The Company was in compliance with these covenants as of December 31, 2002.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Comstock issued $150.0 million in aggregate principal amount of 11 1/4% Senior Notes due in 2007 (the “Notes”) on April 29, 1999. Interest on the Notes is payable semiannually on May 1 and November 1, commencing on November 1, 1999. The Notes are unsecured obligations of Comstock and are guaranteed by all of its principal operating subsidiaries. Comstock repurchased $5.0 million of the Notes in July 2001. The Notes can be redeemed beginning on May 1, 2004. On March 7, 2002, Comstock closed the sale in a private placement of $75.0 million of additional Notes at a net price of 97.25% after the placements agents’ discount. As a result of this transaction, $220.0 million of aggregate principal amount of the Notes are outstanding. The fair market value of the Notes as of December 31, 2002 was $233.2 million based on the market price of 106% of the face amount as of December 31, 2002.

      The following table summarizes our debt by year of maturity:

	2003	2004	2005	2006	2007	Thereafter	Total

	(in thousands)
Bank credit facility	$—	$—	$146,000	$—	$—	$—	$146,000
Senior notes	—	—	—	—	220,000	—	220,000
Other debt	270	—	—	—	—	2	272

	$270	—	$146,000	—	$220,000	$2	$366,272

(5)	Commitments and Contingencies

Lease Commitments

      Comstock rents office space under noncancelable leases. Rent expense for the years ended December 31, 2000, 2001 and 2002 was $432,000, $526,000 and $495,000, respectively. Minimum future payments under the leases are as follows:

(in thousands)
2003	$656
2004	452
2005	477
2006	198
2007	—

$1,783

Contingencies

      From time to time Comstock is involved in certain litigation that arises in the normal course of its operations. The Company records a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In 2002, Comstock accrued $1.5 million related to its estimate of losses to be incurred in resolving certain contingencies. After consideration of amounts accrued, the Company does not believe the resolution of these matters will have a material effect on the Company’s financial position or results of operations.

(6)	Convertible Preferred Stock

      On April 29, 1999, Comstock issued 3,000,000 shares of convertible preferred stock (the “Series 1999 Preferred Stock”) in a private placement and received proceeds of $30.0 million. The Series 1999 Preferred

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock accrues dividends at an annual rate of 9% which are payable quarterly in cash or Comstock has the option to issue shares of Common Stock. Dividends paid per share have been $0.91 per share in each of 2000, 2001 and 2002. Each share of the Series 1999 Preferred Stock is convertible, at the option of the holder, into 2.5 shares of Common Stock. On May 1, 2005 and on each May 1, thereafter, so long as any shares of the Series 1999 Preferred Stock are outstanding, Comstock is obligated to redeem an amount of shares of the Series 1999 Preferred Stock equal to one-third of the shares of the Series 1999 Preferred Stock outstanding on May 1, 2005 at $10.00 per share plus accrued and unpaid dividends. The mandatory redemption amounts of the Series 1999 Preferred Stock total $5.9 million per year for each of the years ended December 31, 2005, 2006 and 2007. The mandatory redemption price may be paid either in cash or in shares of Common Stock, at the option of the Company. The fair value of the Series 1999 Preferred Stock at issuance date was equal to the mandatory redemption value. Comstock has the option to redeem the shares of Series 1999 Preferred Stock upon payment to the holders of the Series 1999 Preferred Stock at a specified rate of return on the initial purchase. Upon a change of control of Comstock, the holders of the Series 1999 Preferred Stock have the right to require Comstock to purchase all or a portion of the Series 1999 Preferred Stock for cash. Due to the change of control provision, the Series 1999 Preferred Stock has been classified as temporary equity. The financial statements for prior years have been reclassified to reflect the Series 1999 Preferred Stock outside of stockholders’ equity. On March 19, 2003, the terms of the Series 1999 Preferred Stock were modified to allow the payment of the redemption after a change of control in shares of Common Stock at the option of the Company. The holders of the Series 1999 Preferred Stock similarly have the right to require the Company to satisfy the redemption obligation with shares of Common Stock. Accordingly, the Series 1999 Preferred Stock will be classified as part of the stockholders’ equity after this date.

      In September and October 2000, holders of 1,242,690 shares of the Series 1999 Preferred Stock converted their shares into 3,106,725 shares of Common Stock. As a result of these conversions, $12.4 million of preferred stock was transferred to common stockholders’ equity.

(7)	Stockholders’ Equity

      The authorized capital stock of Comstock consists of 50 million shares of common stock, par value $.50 per share (the “Common Stock”), and 5 million shares of preferred stock, par value $10.00 per share. The preferred stock may be issued in one or more series, and the terms and rights of such stock will be determined by the Board of Directors.

      Comstock’s Board of Directors has designated 500,000 shares of the preferred stock as Series B Junior Participating Preferred Stock (the “Series B Junior Preferred Stock”) in connection with the adoption of a shareholder rights plan. At December 31, 2002 there were no shares of Series B Junior Preferred Stock issued or outstanding. The Series B Junior Preferred Stock is entitled to receive cumulative quarterly dividends per share equal to the greater of $1.00 or 100 times the aggregate per share amount of all dividends (other than stock dividends) declared on Common Stock since the immediately preceding quarterly dividend payment date or, with respect to the first payment date, since the first issuance of Series B Junior Preferred Stock. Holders of the Series B Junior Preferred Stock are entitled to 100 votes per share (subject to adjustment to prevent dilution) on all matters submitted to a vote of the stockholders. The Series B Junior Preferred Stock is neither redeemable nor convertible. The Series B Junior Preferred Stock ranks prior to the Common Stock but junior to all other classes of preferred stock.

      Under a plan adopted by the Board of Directors, non-employee directors can elect to receive shares of Common Stock valued at the then current market price in payment of annual director and consulting fees. Under this plan, Comstock issued 8,182 and 5,342 shares of Common Stock in 2000 and 2001, respectively, in payment of fees aggregating $93,000 and $26,000 for 2000 and 2001, respectively.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Stock options were exercised to purchase 291,400 shares, 560,606 shares and 310,758 shares in 2000, 2001, and 2002, respectively. Such exercises yielded net proceeds of approximately $763,000, $2.0 million and $1.1 million in 2000, 2001, and 2002, respectively.

      During 2001, Comstock repurchased 907,400 shares of Common Stock in open market purchases totaling $5.2 million. Such shares were retired upon repurchase.

Stock Options

      On June 23, 1999, the stockholders approved the 1999 Long-term Incentive Plan for the management including officers, directors and managerial employees which replaced the 1991 Long-term Incentive Plan. The 1999 Long-term Incentive Plan together with the 1991 Long-term Incentive Plan (the “Incentive Plans”) authorize the grant of non-qualified stock options and incentive stock options and the grant of restricted stock to key executives of Comstock. As of December 31, 2002, the Incentive Plans provide for future awards of stock options or restricted stock grants of up to 352,786 shares of Common Stock plus 1% of the outstanding shares of Common Stock each year beginning on January 1, 2003.

      The following table summarizes information about the Incentive Plans stock options outstanding at December 31, 2002:

	Number of		Number of
	Shares	Weighted Average	Shares
Exercise Price	Outstanding	Remaining Life	Exercisable

		(years)
$3.44	246,375	4.8	246,375
3.88	926,900	5.4	688,150
6.42	437,750	6.1	175,000
6.69	74,000	5.3	47,000
6.94	150,000	1.0	150,000
7.40	20,000	3.6	20,000
8.70	30,000	4.4	30,000
8.88	249,250	6.5	—
9.20	273,750	6.0	—
11.00	1,150,000	3.0	1,150,000
11.12	33,500	5.0	20,000
11.94	20,000	0.9	20,000
12.38	559,000	2.0	559,000

	4,170,525	4.3	3,105,525

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes stock option activity during 2000, 2001 and 2002 under the Incentive Plans:

	Number		Weighted Average
	of Shares	Exercise Price	Exercise Price

Outstanding at December 31, 1999	4,630,000	$2.00 to $12.38	$7.08
Granted	351,250	$6.69 to $ 8.88	8.24
Exercised	(291,400)	$2.00 to $ 4.81	2.62

Outstanding at December 31, 2000	4,689,850	$2.00 to $12.38	7.45
Granted	493,250	$6.42 to $11.12	6.80
Exercised	(580,450)	$2.00 to $11.94	3.86
Forfeited	(213,000)	$6.56 to $11.12	6.61

Outstanding at December 31, 2001	4,389,650	$2.50 to $12.38	7.89
Granted	303,750	$8.70 to $ 9.20	9.15
Exercised	(313,875)	$2.50 to $ 6.69	3.55
Forfeited	(209,000)	$9.63 to $11.94	10.52

Outstanding at December 31, 2002	4,170,525	$3.44 to $12.38	8.18

Exercisable at December 31, 2002	3,105,525	$3.44 to $12.38	8.51

Restricted Stock Grants

      Under the Incentive Plans, officers and managerial employees may be granted a right to receive shares of Common Stock without cost to the employee. The shares vest over a specified period with credit given for past service rendered to Comstock. Restricted stock grants for 56,250 shares were made in each of the years 2000, 2001 and 2002. In the aggregate, 723,750 restricted stock grants have been awarded under the Incentive Plans. As of December 31, 2002, 526,875 shares of such awards are vested. A provision for the restricted stock grants is made ratably over the vesting period. Compensation expense recognized for restricted stock grants for the years ended December 31, 2000, 2001 and 2002 was $221,000, $218,000 and $217,000, respectively.

(8)	Exploration Venture

      On July 31, 2001, Comstock entered into a new exploration agreement with Bois d’ Arc Offshore, Ltd. and its principals (“Bois d’ Arc”), which replaces an exploration agreement entered into on December 8, 1997. The 2001 Exploration Agreement established a joint exploration venture between Comstock and Bois d’ Arc covering the state coastal waters of Louisiana and Texas and corresponding federal offshore waters in the Gulf of Mexico. The new venture was effective April 1, 2001 and will end on December 31, 2006. Under the joint exploration venture, Bois d’ Arc generates exploration prospects in the Gulf of Mexico utilizing 3-D seismic data and their extensive geological expertise in the region. Comstock advances 100% of the funds for the acquisition of 3 D seismic data and leases as needed. Comstock recovers its advances based on Bois d’ Arc’s ability to sell interests in drillable prospects. Upon a sale of a successful prospect by Bois d’ Arc, Comstock is reimbursed for the costs that were advanced and is entitled to a 40% non-promoted working interest in each prospect generated. Comstock capitalizes advances made for leases as unevaluated properties and expenses advances made for seismic costs as exploration costs.

      Under the exploration agreement, Bois d’ Arc has the opportunity to earn warrants to purchase up to 1,620,000 shares of Common Stock. Warrants to purchase 60,000 shares are earned by Bois d’ Arc for each prospect which results in a successful discovery. The exercise price on the new warrants is determined based

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on the current market price for the Common Stock on a semiannual basis each year that the venture is in operation. The agreement requires that Comstock must fund a minimum of $5.0 million for the acquisition of seismic data over the term of the agreement or Bois d’ Arc has the right to terminate the agreement.

      Bois d’ Arc earned warrants to purchase 360,000 and 240,000 shares under the exploration agreement in 2001 and 2002, respectively. The warrants are exercisable at a weighted average price of $7.51. The value of the warrants based on the Black-Scholes option pricing model was $5.64 per option share or an aggregate of $2.0 million in 2001 and $5.36 per option share or an aggregate of $1.3 million in 2002. Such costs were capitalized as a cost of oil and gas properties.

      Bois d’ Arc had also earned warrants to purchase 600,000 shares of Common Stock at $14.00 per share under the prior exploration agreement during the period from January 1998 to April 2001. The value of these warrants based on the Black-Scholes option pricing model was $9.97 per option share. The estimated value of $6.0 million for the warrants earned under the prior exploration agreement were capitalized to oil and gas properties in 1998 through 2001.

(9)	Retirement Plan

      Comstock has a 401(k) Profit Sharing Plan which covers all of its employees. At its discretion, Comstock may match a certain percentage of the employees’ contributions to the plan. The matching percentage is determined annually by the Board of Directors. Comstock’s matching contributions to the plan were $84,000, $96,000 and $116,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

(10)	Income Taxes

      The tax effects of significant temporary differences representing the net deferred tax liability at December 31, 2001 and 2002 were as follows:

	2001	2002

	(restated)

	(in thousands)
Net deferred tax assets (liabilities):
Property and equipment	$(73,965)	$(88,931)
Net operating loss carryforwards	34,504	43,037
Valuation allowance on net operating loss carryforwards	(8,043)	(8,043)
Other carryforwards	897	1,360

	$(46,607)	$(52,577)

      The following is an analysis of the consolidated income tax expense:

	2001	2002

	(restated)

	(in thousands)
Current	$—	$—
Deferred	18,579	6,773

	$18,579	$6,773

      There were no significant differences between income taxes computed using the statutory rate of 35% and Comstock’s effective tax rate in 2000, 2001 and 2002 of 35%.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2002, Comstock had the following carryforwards available to reduce future income taxes:

	Years of
	Expiration
Types of Carryforward	Carryforward	Amounts

		(in thousands)
Net operating loss — U.S. federal	2018-2022	$122,964
Alternative minimum tax credits	Unlimited	1,220
Charitable contributions carryforward	2003-2007	400

      The utilization of $42.9 million of the net operating loss carryforwards of DevX are limited to approximately $1.1 million per year pursuant to a prior change of control. Accordingly, a valuation allowance of $23.0 million, with a tax effect of $8.0 million, has been established for Comstock’s estimate of DevX’s net operating loss carryforwards that it will not be able to utilize. Realization of Comstock’s and DevX’s net operating carryforwards requires Comstock to generate taxable income within the carryforward period.

(11)	Derivatives and Hedging Activities

      Comstock uses swaps, floors and collars to hedge oil and natural gas prices. Swaps are settled monthly based on differences between the prices specified in the instruments and the settlement prices of futures contracts quoted on the New York Mercantile Exchange. Generally, when the applicable settlement price is less than the price specified in the contract, Comstock receives a settlement from the counterparty based on the difference multiplied by the volume hedge. Similarly, when the applicable settlement price exceeds the price specified in the contract, Comstock pays the counterparty based on the difference. Comstock generally receives a settlement from the counterparty for floors when the applicable settlement price is less than the price specified in the contract, which is based on the difference multiplied by the volumes hedged. For collars, generally Comstock receives a settlement from the counterparty when the settlement price is below the floor and pays a settlement to the counterparty when the settlement price exceeds the cap. No settlement occurs when the settlement price falls between the floor and cap.

      The following table sets out the derivative financial instruments outstanding at December 31, 2002 which are held for natural gas price risk management:

Period		Volume	Type of	Floor
Beginning	Period Ending	(MMBtu)	Instrument	Price

January 1, 2003	December 31, 2003	2,250,000	Floor	$2.00

      The fair value of the commodity price derivative financial instruments at December 31, 2002 was a net asset of $3,000. In 2002, Comstock hedged a portion of its natural gas production for the period April 2002 through October 2002. The Company entered into price swaps covering 50 MMBtus per day of its natural gas production at an average price of $3.46 for April 2002 to October 2002. Comstock realized a $1.3 million gain on this hedge position in 2002, which was included in oil and gas sales and increased its average natural gas price realization from $3.26 per Mcf to $3.30 per Mcf.

      Comstock assumed certain natural gas price derivative financial instruments in connection with the acquisition of DevX. These derivative financial instruments were not designated as cash flow hedges. Comstock had an unrealized gain of $243,000 on these contracts in 2001. In 2002, Comstock realized a loss of $2.3 million related to these instruments.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Comstock periodically enters into interest rate swap agreements to hedge the impact of interest rate changes on its floating rate long-term debt. As a result of certain hedging transaction for interest rates, Comstock has realized the following gains or losses which were included in interest expense:

	2000	2001	2002

	(in thousands)
Realized Gains (Losses)	$988	$(199)	$(218)

      As of December 31, 2002, Comstock had an interest rate swap agreement covering $25.0 million of its floating rate debt which fixed the LIBOR rate at 1.7% for the period January 2003 through December 2003. Comstock has designated this position as a hedge. The change in fair value of this instrument resulted in an unrealized after tax loss of $139,000 was recognized in other comprehensive income.

(12)	Discontinued Operations

      In April and July 2002, Comstock sold certain marginal oil and gas properties for cash proceeds of $3.5 million plus forgiveness of certain accounts payable related to the properties. The properties sold include various interests in nonoperated properties in Nueces, Hardeman, Montague and Wharton counties in Texas. Comstock realized a loss of $1.8 million ($1.2 million, after tax) on these property sales. The results of operations of these sold properties, including the losses on disposal, have been presented as discontinued operations in the accompanying consolidated statements of operations.

      Prior year results have also been reclassified to report the results of operations of the properties as discontinued operations. Results for these properties reported as discontinued operations were as follows:

	Year Ended December 31,

	2000	2001	2002

	(in thousands)
Oil and gas sales	$1,266	$1,571	$390
Operating expenses	(916)	(963)	(264)
Loss on disposal	—	—	(1,778)

Income (loss) before taxes	350	608	(1,652)
Income tax provision (benefit)	123	212	(580)

Income (loss) from discontinued operations	$227	$396	$(1,072)

(13)	Restatement of Previously Issued Financial Statements

      Subsequent to the issuance of its Annual Report for the year ended December 31, 2001, Comstock determined that certain outstanding advances made by the Company to its joint venture partner under its joint exploration venture in the Gulf of Mexico for seismic data acquisition should have been charged to exploration expense rather than reflected on the balance sheet as an asset. As a result of changing the accounting treatment for the advances used for seismic data, the Company determined that its financial statements for 1998, 1999, 2000 and 2001 should be restated. The effect of the restatement is a reduction to previously reported net income by $0.2 million and $1.6 million for the years 2000 and 2001, respectively, as a result of the additional exploration expense in each year. Management believes these changes primarily affect the timing of Comstock’s recognition of exploration expense. If reimbursements are received for the advances made, future exploration expense will be reduced. In addition, the Series 1999 Preferred Stock has been reclassified from shareholders’ equity at December 31, 2001 to temporary equity.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following balance sheet accounts as of December 31, 2001 were affected by the restatement:

	Year Ended
	December 31, 2001

	Previously
	Reported	Restated

	(in thousands)
Unevaluated oil and gas properties	$13,416	$11,609
Oil and gas properties	901,206	900,711
Net property and equipment	638,576	636,274
Total assets	683,071	680,769
Accounts payable and accrued expenses	37,389	38,812
Total current liabilities	38,416	39,839
Deferred taxes payable	47,911	46,607
Retained earnings	54,183	51,762
Redeemable preferred stock	—	17,573
Total stockholders’ equity	215,662	195,668
Total liabilities and stockholders’ equity	683,071	680,769

      The following presents the impact of the restatement on the operating results and cash flows for the years ended December 31, 2000 and 2001:

	Year Ended		Year Ended
	December 31, 2000		December 31, 2001

	Previously		Previously
	Reported(1)	Restated	Reported(1)	Restated

	(in thousands, except per share amounts)
Exploration expense	$3,192	$3,505	$4,215	$6,611
Total operating expenses	80,478	80,791	90,611	93,007
Income from continuing operations before income taxes	63,347	63,034	55,481	53,085
Income tax expense	(22,171)	(22,061)	(19,419)	(18,579)
Net income from continuing operations	41,176	40,973	36,062	34,506
Net income	41,403	41,200	36,458	34,902
Net income attributable to common stock	38,932	38,729	34,854	33,298
Net income per share from continuing operations:
Basic	$1.48	$1.46	$1.20	$1.13
Diluted	$1.21	$1.20	$1.06	$1.00
Net income per share:
Basic	$1.48	$1.47	$1.20	$1.15
Diluted	$1.21	$1.20	$1.06	$1.01
Net cash provided by operating activities	$104,556	$105,073	$110,090	$108,626
Net cash used for investing activities	$(83,361)	$(83,878)	$(189,601)	$(188,147)

(1)	Previously reported amounts have been adjusted for the effects of discontinued operations.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(14)	Supplementary Quarterly Financial Data (Unaudited)

2001 —	First	Second	Third	Fourth	Total

	(in thousands, except per share amounts)
Total oil and gas sales	$66,910	$45,997	$29,305	$23,906	$166,118

Net income (loss) from continuing operations attributable to common stock (As Restated)	$22,692	$11,779	$2,482	$(4,051)	$32,902

Net income (loss) attributable to common stock (As Restated)	$22,894	$11,931	$2,539	$(4,066)	$33,298

Net income (loss) from continuing operations per share (As Restated):
Basic	$0.79	$0.40	$0.09	$(0.14)	$1.13

Diluted	$0.66	$0.35	$0.08		$1.00

Net income (loss) per share (As Restated):
Basic	$0.80	$0.41	$0.09	$(0.13)	$1.15

Diluted	$0.66	$0.35	$0.09		$1.01

2002 —	First	Second	Third	Fourth	Total

	(in thousands, except per share amounts)
Total oil and gas sales	$26,490	$38,004	$35,550	$42,041	$142,085

Net income (loss) from continuing operations attributable to common stock	$(4,698)	$3,206	$2,970	$9,495	$10,973

Net income (loss) attributable to common stock	$(5,423)	$2,804	$3,025	$9,777	$9,901

Net income (loss) from continuing operations per share:
Basic	$(0.16)	$0.11	$0.10	$0.33	$0.38

Diluted		$0.11	$0.10	$0.29	$0.37

Net income (loss) per share:
Basic	$(0.19)	$0.10	$0.10	$0.33	$0.34

Diluted		$0.09	$0.10	$0.29	$0.34

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(15)     Oil and Gas Reserves Information (Unaudited)

      Set forth below is a summary of the changes in Comstock’s net quantities of crude oil and natural gas reserves for each of the three years ended December 31, 2002.

	2000		2001		2002

	Oil	Gas	Oil	Gas	Oil	Gas
	(MBbls)	(MMcf)	(MBbls)	(MMcf)	(MBbls)	(MMcf)

Proved Reserves:
Beginning of year	19,467	258,121	17,451	297,835	17,348	462,085
Revisions of previous estimates	(1,725)	1,205	(1,177)	(10,959)	(11)	(5,182)
Extensions and discoveries	1,599	54,574	1,395	46,777	2,360	39,467
Purchases of minerals in place	416	11,059	1,213	156,515	2,637	29,651
Sales of minerals in place	(499)	(134)	—	—	(182)	(4,066)
Production	(1,807)	(26,990)	(1,534)	(28,083)	(1,303)	(33,171)

End of year	17,451	297,835	17,348	462,085	20,849	488,784

Proved Developed Reserves:
Beginning of year	14,379	184,123	12,290	200,349	12,212	315,779

End of year	12,290	200,349	12,212	315,779	13,937	319,155

      The following table sets forth the standardized measure of discounted future net cash flows relating to proved reserves at December 31, 2001 and 2002:

	2001	2002

	(in thousands)
Cash Flows Relating to Proved Reserves:
Future Cash Flows	$1,566,780	$3,088,593
Future Costs:
Production	(453,416)	(646,018)
Development and Abandonment	(156,906)	(190,534)

Future Net Cash Flows Before Income Taxes	956,458	2,252,041
Future Income Taxes	(177,551)	(639,286)

Future Net Cash Flows	778,907	1,612,755
10% Discount Factor	(331,634)	(691,640)

Standardized Measure of Discounted Future Net Cash Flows	$447,273	$921,115

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the changes in the standardized measure of discounted future net cash flows relating to proved reserves for the years ended December 31, 2000, 2001 and 2002:

	2000	2001	2002

	(in thousands)
Standardized Measure, Beginning of Year	$468,713	$1,288,764	$447,273
Net Change in Sales Price, Net of Production Costs	1,141,880	(1,298,306)	590,290
Development Costs Incurred During the Year Which Were Previously Estimated	17,340	26,627	35,272
Revisions of Quantity Estimates	(44,256)	(21,342)	(11,636)
Accretion of Discount	51,506	173,747	54,068
Changes in Future Development and Abandonment Costs	(41,525)	(6,571)	(12,052)
Changes in Timing and Other	(166,410)	(141,844)	(58,022)
Extensions and Discoveries	375,632	86,026	150,317
Purchases of Reserves in Place	62,621	120,147	105,206
Sales of Reserves in Place	(3,355)	—	(5,243)
Sales, Net of Production Costs	(139,643)	(135,272)	(108,586)
Net Changes in Income Taxes	(433,739)	355,297	(265,772)

Standardized Measure, End of Year	$1,288,764	$447,273	$921,115

      The estimates of proved oil and gas reserves utilized in the preparation of the financial statements were estimated by independent petroleum consultants of Lee Keeling and Associates in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual agreement. All of Comstock’s reserves are located onshore in or offshore to the continental United States of America.

      Future cash inflows are calculated by applying year-end prices adjusted for transportation and other charges to the year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements in existence at year-end.

      Comstock’s average yearend prices used in the reserve estimates were as follows:

	2000	2001	2002

Crude Oil (Per Barrel)	$26.34	$18.73	$30.07
Natural Gas (Per Mcf)	$10.51	$2.69	$5.04

      Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Future income tax expenses are computed by applying the appropriate statutory tax rates to the future pre-tax net cash flows relating to proved reserves, net of the tax basis of the properties involved. The future income tax expenses give effect to permanent differences and tax credits, but do not reflect the impact of future operations.

Prospectus

$300,000,000

Comstock Resources, Inc.

Debt Securities

Common Stock
Preferred Stock
Warrants
Units

         Comstock Resources, Inc. may offer and sell from time to time debt securities, common stock, preferred stock, warrants or units. We will provide specific terms of these securities in supplements to this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, risk factors and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities. You should read this prospectus and any supplement carefully before you invest.

      Our common stock is traded on the New York Stock Exchange under the symbol “CRK.”

      This prospectus may not be used to sell securities unless accompanied by a supplement to this prospectus.

      This investment involves a high degree of risk. Please see the section in this prospectus entitled “Risk Factors” beginning on page 7.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 13, 2004

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

      You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

      Under no circumstances should the delivery to you of this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

      Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Comstock,” “we,” “us,” and “our” mean Comstock Resources, Inc. and its consolidated subsidiaries. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, warrants and units collectively as the “securities.”

FORWARD-LOOKING STATEMENTS

      The information contained in this prospectus, including the documents incorporated by reference herein and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are identified by their use of terms such as “expect,” “estimate,” “anticipate,” “project,” “plan,” “believe” and similar terms. All statements, other than statements of historical facts, included in or incorporated by reference to this prospectus, are forward-looking statements, including statements under the caption “Risk Factors,” regarding:

•	budgeted capital expenditures;

•	increases in oil and natural gas production;

•	the number of anticipated wells to be drilled after the date hereof;

•	our financial position;

•	oil and natural gas reserve estimates;

•	business strategy; and

•	other plans and objectives for future operations.

      Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	the risks described in the sections captioned “Risk Factors” in this prospectus;

•	the timing and success of our drilling activities;

•	the volatility of prices and supply of, and demand for, oil and natural gas;

•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

•	our ability to successfully identify, execute or effectively integrate future acquisitions;

•	the usual hazards associated with the oil and gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

•	our ability to effectively market our oil and natural gas;

•	the availability of rigs, equipment, supplies and personnel;

•	our ability to acquire or discover additional reserves;

•	our ability to satisfy future capital requirements;

•	changes in regulatory requirements;

•	general economic and competitive conditions;

•	our ability to retain key members of our senior management and key employees; and

•	continued hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage.

      There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured. Furthermore, the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one to another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of the estimate and the revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from our expectations are discussed in “Risk Factors” and elsewhere in this prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans for 2003 and beyond could differ materially from those expressed in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

COMSTOCK RESOURCES, INC.

      We are an independent energy company engaged in the acquisition, development, production and exploration of oil and natural gas properties. Our oil and natural gas operations are concentrated in the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas and South Texas regions. In addition, we have properties in the Illinois Basin region in Kentucky and in the Mid-Continent regions located in the Texas panhandle, Oklahoma and Kansas. Our oil and natural gas properties are estimated to have proved reserves of 613.9 Bcfe as of December 31, 2002. Our proved oil and natural gas reserve base is 80% natural gas and 66% proved developed on a Bcfe basis as of December 31, 2002.

      Our proved reserves at December 31, 2002 and our 2002 average daily production are summarized below:

	Proved Reserves at
	December 31, 2002				2002 Daily Production

				% of				% of
	Oil	Gas	Total	Total	Oil	Gas	Total	Total

	(MMBbls)	(Bcf)	(Bcfe)		(MBbls/d)	(MMcf/d)	(MMcfe/d)
Gulf of Mexico	15.6	96.1	189.7	30.9	2.2	20.7	33.6	29.8
East Texas/ North Louisiana	1.1	182.0	188.5	30.7	0.3	32.4	34.2	30.4
Southeast Texas	3.1	107.1	125.5	20.4	0.9	24.3	29.5	26.2
South Texas	0.7	47.0	51.3	8.4	0.1	6.5	7.0	6.2
Other Regions	0.3	56.6	58.9	9.6	0.1	7.2	8.3	7.4

Total	20.8	488.8	613.9	100.0%	3.6	91.1	112.6	100.0%

Strengths

      Quality Properties. Our operations are focused in four geographically concentrated areas: the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas and South Texas regions, which account for approximately 31%, 31%, 20% and 8% of our proved reserves, respectively. We have high price realizations relative to benchmark prices for natural gas and crude oil production. We also have favorable operating costs which result in us having high cash margins. Finally, our properties have an average reserve life of approximately 15.0 years and have extensive development and exploration potential.

      Successful Exploration and Development Program. In 2002, we spent $35.3 million on the exploitation and development of our oil and natural gas properties for development drilling, recompletions, workovers and production facilities. Overall, we drilled 27 development wells, 11.7 net to us, with a 96% success rate. We also had a successful exploratory drilling program in 2002, spending a total of $31.1 million to drill 20 wells, 7.6 net to us, with a 75% success rate. We spent an additional $4.3 million in acquiring new acreage in 2002 to support our exploration program.

      Successful Acquisitions. We have had significant growth over the years as a result of acquisitions. Since 1991, we have added 711.7 Bcfe of proved oil and natural gas reserves from 29 acquisitions at an average cost of $0.84 per Mcfe. Our application of strict economic and reserve risk criteria have enabled us to successfully evaluate and integrate our previous acquisitions.

      Efficient Operator. We operate 60% of our proved oil and natural gas reserve base as of December 31, 2002. This allows us to control operating costs, the timing and plans for future development, the level of drilling and lifting costs and the marketing of production. As an operator, we receive reimbursements for overhead from other working interest owners, which reduces our general and administrative expenses.

      High Price Realizations. The majority of our wells are located in areas which can access attractive natural gas and crude oil markets. In addition, our natural gas production has a relatively high Btu content of approximately 1,079 Btu. Our crude oil production has a favorable API gravity of approximately 40 degrees. Due to these factors, we have relatively high price realizations compared to benchmark prices. In 2002 our average natural gas price, before gains from hedging activities, was $3.26 per Mcf, which represented a $0.04 premium to the 2002 NYMEX average monthly settlement price. Also in 2002, our average crude oil price was $24.95 per barrel, which represented a $2.04 barrel premium to the average monthly West Texas Intermediate crude oil price for 2002 posted by Koch Industries, Inc.

      High Cash Margins. As a result of our quality properties, higher price realizations and efficient operations, we believe we have higher cash margins than most of our competitors. Consequently, our oil and natural gas reserves have a higher value per Mcfe than reserves that generate lower cash margins.

Business Strategy

      Exploit Existing Reserves. We seek to maximize the value of our oil and natural gas properties by increasing production and recoverable reserves through active workover, recompletion and exploitation activities. We utilize advanced industry technology, including 3-D seismic data, improved logging tools, and formation stimulation techniques. During 2002, we spent approximately $22.9 million to drill 27 development wells, 11.7 net to us, of which 26 wells, 10.7 net to us, were successful, representing a success rate of 96%. In addition, we spent approximately $12.4 million for new production facilities, leasehold costs and for recompletion and workover activities. For 2003, we have budgeted $49.0 million for development drilling and for workover and recompletion activity.

      Pursue Exploration Opportunities. We conduct exploration activities to grow our reserve base and to replace our production each year. In 2002 we replaced 131% of our 2002 production from new discoveries. In 2002, we spent approximately $31.1 million to drill 20 exploratory wells, 7.6 net to us, of which 15 wells, 5.3 net to us, were successful, representing a success rate of 75%. We also spent $4.3 million in acquiring new acreage in 2002 to support our exploration program. We have budgeted $51.0 million in 2003 for exploration activities which will be focused primarily in the Gulf of Mexico, Southeast Texas and South Texas regions.

      Maintain Low Cost Structure. We seek to increase cash flow by carefully controlling operating costs and general and administrative expenses. Our average oil and gas operating costs per Mcfe were $0.82 in 2002 and our general and administrative expenses per Mcfe averaged only $0.12 in 2002.

      Acquire High Quality Properties at Attractive Costs. We have a successful track record of increasing our oil and natural gas reserves through opportunistic acquisitions. Since 1991, we have added 711.7 Bcfe of proved oil and natural gas reserves from 29 acquisitions at a total cost of $598.3 million, or $0.84 per Mcfe. The acquisitions were acquired at an average of 63% of their present value of proved reserves in the year the acquisitions were completed. We apply strict economic and reserve risk criteria in evaluating acquisitions. We target properties in our core operating areas with established production and low operating costs that also have potential opportunities to increase production and reserves through exploration and exploitation activities.

      Maintain Flexible Capital Expenditure Budget. The timing of most of our capital expenditures is discretionary because we have not made any significant long-term capital expenditure commitments. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures according to market conditions. We anticipate spending approximately $100.0 million on development and exploration projects in 2003. We intend to primarily use operating cash flow to fund our drilling expenditures in 2003. We may also make additional property acquisitions in 2003 that would require additional sources of funding. Such sources may include borrowings under our bank credit facility or sales of our equity or debt securities.

RISK FACTORS

      The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described below and any similar information contained in any Annual Report on Form 10-K or other document filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

Our revenues, profitability and cash flow is dependent upon the prices for oil and natural gas and these prices are volatile.

      Our business is dependent upon the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to remain volatile in the future. The prices we receive for our oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond our control, including, without limitation:

•	seasonality;

•	imports of crude oil and natural gas;

•	political conditions in other oil-producing and natural gas-producing countries;

•	the actions of the Organization of Petroleum Exporting Countries;

•	domestic government regulation, legislation and policies;

•	price and availability of alternative fuels; and

•	overall economic conditions.

      Any continued and extended decline in the price of crude oil or natural gas will adversely affect our:

•	revenues, profitability and cash flow from operations;

•	value of our proved oil and natural gas reserves;

•	the economic viability of certain of our drilling prospects;

•	borrowing capacity; and

•	ability to obtain additional capital.

      In order to reduce our exposure to price risks, we may enter into oil and natural gas price swap arrangements to hedge a portion of our anticipated sales. Such arrangements may limit our ability to benefit from increases in oil and natural gas prices. Although we are not currently experiencing any significant involuntary curtailment of our natural gas production, market, economic and regulatory factors may in the future materially affect our ability to sell our natural gas production.

We plan to pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

      Our growth in recent years is attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

      The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

•	recoverable reserves;

•	exploration potential;

•	future oil and natural gas prices;

•	operating costs; and

•	potential environmental and other liabilities.

      In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

      Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas, South Texas, the Illinois Basin and the Mid-Continent regions, we may pursue acquisitions or properties located in other geographic areas.

We have substantial debt and debt service requirements which could adversely affect our operations and limit our growth.

Large Amount of Debt

      We have substantial debt and debt service requirements. As of September 30, 2003, our ratio of total debt to total capitalization was approximately 53%.

Consequences of Debt

      Our substantial debt will have important consequences, including, without limitation:

•	a substantial portion of our cash flow from operations will be required to make debt service payments;

•	our ability to borrow additional amounts for working capital, capital expenditures (including acquisitions) or other purposes will be limited; and

•	our debt could limit our ability to capitalize on significant business opportunities, our flexibility in planning for or reacting to changes in market conditions and our ability to withstand competitive pressures and economic downturns.

      In addition, future acquisition or development activities may require us to alter our capitalization significantly. These changes in capitalization may significantly increase our debt. Moreover, our ability to meet our debt service obligations and to reduce our total debt will be dependent upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements.

Restrictive Debt Covenants

      Our bank credit facility contains a number of significant covenants. These covenants will limit our ability to, among other things:

•	borrow additional money;

•	merge, consolidate or dispose of assets;

•	make certain types of investments;

•	enter into transactions with our affiliates; and

•	pay dividends.

      Our failure to comply with any of these covenants would cause a default under our bank credit facility and the indenture governing the notes. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take.

We may not have sufficient funds to meet our substantial capital requirements.

      We make, and will continue to make, substantial capital expenditures for the acquisition, development and exploration of oil and natural gas reserves. Historically, we have financed these expenditures primarily with cash generated by operations, bank borrowings and the sale of equity securities and non-strategic assets. We believe that we will have sufficient cash provided by operating activities to fund anticipated capital expenditures other than significant acquisitions. We intend to borrow under our bank credit facility or to obtain other debt or equity financing as needed to finance future acquisitions. If revenues or our borrowing base decrease as a result of lower oil and natural gas prices, operating difficulties or declines in reserves, our ability to obtain the capital necessary to undertake or complete future development programs and to pursue acquisition opportunities may be limited. We cannot assure you that additional debt or equity financing or cash generated from operations will be available to meet these requirements. If we need additional funds, our inability to raise such funds may adversely affect our operations.

Our future production and revenues depend on our ability to replace our reserves.

      Our future production and revenues depend upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we must continue our acquisition and drilling activities. We cannot assure you, however, that our acquisition and drilling activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

Our drilling activities are subject to many risks.

      Our drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. We cannot assure you that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including, without limitation:

•	title problems;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the delivery of equipment and services.

Our operations are subject to operating hazards and uninsured risks.

      Our operations are subject to all of the risks normally associated with the exploration for and the production of oil and natural gas, including, without limitation, blowouts, cratering, oil spills and fires, each of which could result in damage to or destruction of oil and natural gas wells, production facilities or other property, or injury to persons. In addition, we may from time to time conduct relatively deep drilling which will involve increased drilling risks of high pressures and mechanical difficulties, including stuck pipe, collapsed casing and separated cable. We cannot assure you that our insurance will adequately cover any losses or liabilities. Furthermore, we cannot predict the continued availability of insurance, or availability at commercially acceptable prices.

We operate in a highly competitive industry, and our failure to remain competitive with our competitors, many of which have greater resources than us, could adversely affect our results of operations.

      The oil and natural gas industry is highly competitive in the search for and development and acquisition of reserves. Our competitors for the acquisition, development and exploration of oil and natural gas properties and capital to finance such activities, include companies that have greater financial and personnel resources than we do. These resources could allow those competitors to price their products and services more aggressively than we can, which could hurt our profitability. Moreover, our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to close transactions in a highly competitive environment.

There are many uncertainties in estimating reserves and future net cash flows.

      There are many uncertainties in estimating quantities and values of proved reserves, projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate depends on the quality of available data, production history and engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas prices may all differ materially from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The present value of the future net cash flows attributable to our proved oil and natural gas reserves set forth in this prospectus and in documents incorporated into this prospectus are estimates only and should not be construed as the current market value of the estimated oil and natural gas reserves attributable to our properties. Thus, the information set forth in this prospectus includes revisions of certain reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect our financial condition, borrowing base under our bank credit facility, future prospects and the market value of our securities.

If we are unsuccessful at marketing our oil and gas at commercially acceptable prices, our profitability will decline.

      Our ability to market oil and gas at commercially acceptable prices depends on, among other factors, the following:

•	the availability and capacity of gathering systems and pipelines;

•	federal and state regulation of production and transportation;

•	changes in supply and demand; and

•	general economic conditions.

      Our inability to respond appropriately to changes in these factors could negatively effect our profitability.

We are subject to extensive governmental regulation, including environmental regulations, that may adversely affect our costs.

      Our business is affected by certain federal, state and local laws and regulations relating to the development, production, marketing, pricing, transportation and storage of oil and natural gas. Our business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment of wells, the discharge of materials into the environment or otherwise relating to environmental protection. Sanctions for noncompliance with these laws and regulations may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. These laws sometimes apply retroactively. In addition, a party can be liable for environmental damage without regard to that party’s negligence or fault. Therefore, we could have liability for the conduct of others, or for acts that were in compliance with all applicable laws at the time we performed them. Environmental laws have become more stringent over the years. In addition, the modification or interpretation of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could limit well servicing opportunities. We cannot assure you that present or future regulation will not adversely affect our operations.

We depend on our key personnel and the loss of any of these individuals could have a material adverse effect on our operations.

      We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of M. Jay Allison, President and Chief Executive Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Allison or any of those other individuals could have a material adverse effect on our operations.

Shortage of rigs, equipment, supplies or qualified personnel may restrict our operations.

      Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, demand for, and wage rates of, qualified drilling rig crews rise with increases in the number of active rigs in service. Shortages of drilling rigs, equipment or supplies could delay or restrict our exploration and development operations, which in turn could adversely affect our financial condition and results of operations.

Terrorist attacks and continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business.

      The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on our business is not known at this time. Uncertainties surrounding continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business in unpredictable ways.

USE OF PROCEEDS

      Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus:

•	to refinance certain existing indebtedness, including $220.0 million of our 11 1/4% Notes which may be redeemed by us on or after May 1, 2004;

•	to finance acquisitions; and

•	for general corporate purposes.

We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

									Nine Months
									Ended
	Years Ended December 31,								September 30,

	1998	1999	2000		2001		2002		2002		2003

Ratio of earnings to fixed charges	—	—	3.2	x	3.3	x	1.5	x	1.1	x	4.1x

      The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges. “Fixed charges” consists of interest expense, capitalized interest expense, preferred stock dividends and that portion of non-capitalized rental expense deemed to be the equivalent of interest. Earnings were insufficient to cover fixed charges by $29.3 million and $6.9 million for the years ended December 31, 1998 and 1999, respectively.

DESCRIPTION OF DEBT SECURITIES

      This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. The applicable prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement.

      We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either our senior obligations issued in one or more series and referred to herein as the senior debt securities, or our subordinated obligations issued in one or more series and referred to herein as the subordinated debt securities. The debt securities will be general obligations of Comstock. Each series of debt securities will be issued under an agreement, or indenture, between Comstock and an independent third party, usually a bank or trust company, known as a trustee, who will be legally obligated to carry out the terms of the indenture. The name(s) of the trustee(s) will be set forth in the applicable prospectus supplement. We may issue all the debt securities under the same indenture, as one or as separate series, as specified in the applicable prospectus supplement(s).

      This summary of certain terms and provisions of the debt securities and indentures is not complete. If we refer to particular provisions of an indenture, the provisions, including definitions of certain terms, are incorporated by reference as a part of this summary. The indentures are or will be filed as an exhibit to the registration statement of which this prospectus is a part, or as exhibits to documents that we may file under the Securities Exchange Act of 1934 which are incorporated by reference into this prospectus. The indentures are subject to and governed by the Trust Indenture Act of 1939. You should refer to the applicable indenture for the provisions which may be important to you.

General

      The indentures may not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title and aggregate principal amount;

•	the date(s) when principal is payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	the places where the principal and interest will be payable;

•	any mandatory or optional redemption or repurchase terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	whether such debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of senior indebtedness;

•	additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

•	if other than denominations of $1,000 or multiples of $1,000, the de nominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities, as discussed below, or certificates;

•	whether the debt securities will be issuable in registered form, referred to as registered securities, or in bearer form, referred to as bearer securities, or both, and if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of bearer securities;

•	any applicable material federal tax consequences;

•	the dates on which premiums, if any, will be payable;

•	our right, if any, to defer payment of interest and the maximum length of such deferral period;

•	any paying agents, transfer agents, registrars or trustees;

•	any listing on a securities exchange;

•	if convertible into common stock or preferred stock, the terms on which such debt securities are convertible;

•	the terms, if any, of the transfer, mortgage, pledge, or assignment as security for any series of debt securities of any properties, assets, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939 are applicable, and any corresponding changes to provisions of the indenture as then in effect;

•	restrictions on the declaration of dividends, if any;

•	restrictions on issuing additional debt, if any;

•	material limitations or qualifications on the debt securities imposed by the rights of any of our other securities, if any;

•	the initial offering price; and

•	other specific terms, including covenants and any additions or changes to the events of default provided for with respect to the debt securities.

      The terms of the debt securities of any series may differ, and without the consent of the holders of the debt securities of any series, we may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series, unless otherwise indicated in the applicable prospectus supplement.

Non-U.S. Currency

      If the purchase price of any debt securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

Original Issue Discount Securities

      Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Covenants

      Under the indentures, we will be required to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

      Any additional covenants will be described in the applicable prospectus supplement.

Registration, Transfer, Payment and Paying Agent

      Unless otherwise indicated in a prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indentures, however, provide that we may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities must not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than offices located outside the United States of certain United States financial institutions. “United States person” means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. “United States” means the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of bearer securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws.

Such procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

      Unless otherwise indicated in a prospectus supplement, registered securities will be issued in denominations of $1,000 or any integral multiple thereof.

      Unless otherwise indicated in a prospectus supplement, the principal, premium, if any, and interest, if any, of or on the debt securities will be payable, and debt securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by us in the City of New York, provided that payments of interest with respect to any registered security may be made at our option by check mailed to the address of the person entitled to payment or by transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection with the exchange or transfer.

      Unless otherwise indicated in a prospectus supplement, payment of principal of, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the prospectus supplement and as we may designate from time to time. Unless otherwise indicated in a prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date. Unless otherwise indicated in a prospectus supplement, no payment of principal, premium or interest with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; except that if amounts owing with respect to any bearer securities shall be payable in U.S. dollars, payment may be made at the Corporate Trust Office of the applicable trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

      Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

•	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

Ranking of Debt Securities

      The senior debt securities will be our unsubordinated obligations and will rank equally in right of payment with all other unsubordinated indebtedness of ours. The subordinated debt securities will be obligations of ours and will be subordinated in right of payment to all existing and future senior indebtedness. The prospectus supplement will describe the subordination provisions and set forth the definition of senior indebtedness applicable to the subordinated debt securities, and will set forth the approximate amount of such senior indebtedness outstanding as of a recent date.

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository, such as the Depository Trust Company, identified in the prospectus supplement relating to such series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole:

•	by the depository to a nominee of such depository;

•	by a nominee of such depository to such depository or another nominee of such depository; or

•	by such depository or any such nominee to a successor of such depository or a nominee of such successor.

      The specific terms of the depository arrangement with respect to a series of global debt securities and certain limitations and restrictions relating to a series of global bearer securities will be described in the applicable prospectus supplement.

Outstanding Debt Securities

      In determining whether the holders of the requisite principal amount of outstanding debt securities have given any authorization, demand, direction, notice, consent or waiver under the relevant indenture, the amount of outstanding debt securities will be calculated based on the following:

•	the portion of the principal amount of an original issue discount security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration pursuant to the terms of such original issue discount security as of the date of such determination;

•	the principal amount of a debt security denominated in a currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such debt security, of the principal amount of such debt security; and

•	any debt security owned by us or any obligor on such debt security or any affiliate of us or such other obligor shall be deemed not to be outstanding.

Redemption and Repurchase

      The debt securities may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and Exchange

      The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preferred stock, or other debt securities will be set forth in the applicable prospectus supplement. Such terms of conversion or exchange may be either mandatory, at the option of the holders, or at our option.

Consolidation, Merger and Sale of Assets

      Each indenture generally will permit a consolidation or merger between us and another corporation, if the surviving corporation meets certain limitations and conditions. Subject to those conditions, each indenture may also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

      We are only permitted to consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indentures, as indicated in the applicable prospectus supplement. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may then be done by the board or officers of the successor corporation.

Events of Default

      Unless otherwise specified in the applicable prospectus supplement, an event of default, as defined in the indentures and applicable to debt securities issued under such indentures, typically will occur with respect to the debt securities of any series under the indentures upon:

•	default for a period to be specified in the applicable prospectus supplement in payment of any interest with respect to any debt security of such series;

•	default in payment of principal or any premium with respect to any debt security of such series when due upon maturity, redemption, repurchase at the option of the holder or otherwise;

•	default in deposit of any sinking fund payment when due with respect to any debt security of such series;

•	default by us in the performance, or breach, of any other covenant or warranty in such indentures, which shall not have been remedied for a period to be specified in the applicable prospectus supplement after notice to us by the applicable trustee or the holders of not less than a fixed percentage in aggregate principal amount of the debt securities of all series issued under the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization of Comstock; or

•	any other event of default that may be set forth in the applicable prospectus supplement, including an event of default based on other debt being accelerated, known as a “cross-acceleration.”

      No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. If the trustee considers it in the interest of the holders to do so, the trustee under an indenture may withhold notice of the occurrence of a default with respect to the debt securities to the holders of any series outstanding, except a default in payment of principal, premium, if any, or interest, if any.

      Each indenture will provide that if an event of default with respect to any series of debt securities issued thereunder shall have occurred and be continuing, either the relevant trustee or the holders of at least a fixed percentage in principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series to be due and payable immediately. In the case of original issue discount securities, the trustee may declare as due and payable such lesser amount as may be specified in the applicable prospectus supplement. However, upon certain conditions, such declaration and its consequences may be rescinded and annulled by the holders of at least a fixed percentage in principal amount of the debt securities of all series issued under the applicable Indenture.

      The applicable prospectus supplement will provide the terms pursuant to which an event of default shall result in acceleration of the payment of principal of subordinated debt securities.

      In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any subordinated debt securities of any series, the applicable trustee, subject to certain limitations and conditions, may institute a judicial proceeding for the collection thereof.

      No holder of any of the debt securities of any series will have any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless the holders of at least a fixed percentage in principal amount of the outstanding debt securities of such series:

•	have made written request to the trustee to institute such proceeding as trustee, and offered reasonable indemnity to the trustee;

•	the trustee has failed to institute such proceeding within the time period specified in the applicable prospectus supplement after receipt of such notice; and

•	the trustee has not within such period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding debt securities of such series. Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the debt security on or after the respective due dates expressed in the debt security.

      During the existence of an event of default under an indenture, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of at least a fixed percentage in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred on the trustee with respect to such series.

      The indentures provide that the trustee will, within the time period specified in the applicable prospectus supplement after the occurrence of any default, give to the holders of the debt securities of such series notice of such default known to it, unless such default shall have been cured or waived; provided that the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders, except in the case of a default in payment of principal of or premium, if any, on any debt security of such series when due or in the case of any default in the payment of any interest on the debt securities of such series.

      We will be required to furnish to the trustee annually a statement as to compliance with all conditions and covenants under the indentures.

Modification and Waivers

      From time to time, when authorized by resolutions of our board of directors and by the trustee, we may, without the consent of the holders of debt securities of any series, amend, waive or supplement the indentures and the debt securities of such series for certain specified purposes, including, among other things:

•	to cure ambiguities, defects or inconsistencies;

•	to provide for the assumption of our obligations to holders of the debt securities of such series in the case of a merger or consolidation;

•	to add to our events of default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the debt securities of such series;

•	to add or change any provisions of such indenture to facilitate the issuance of bearer securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to add guarantors with respect to the debt securities of such series;

•	to secure the debt securities of such series;

•	to maintain the qualification of the indenture under the Trust Indenture Act of 1939; or

•	to make any change that does not adversely affect the rights of any holder.

      Other amendments and modifications of the indentures or the debt securities issued thereunder may be made by the trustee and us with the consent of the holders of not less than a fixed percentage of the aggregate principal amount of the outstanding debt securities of each series affected, with each series voting as a separate class; provided that, without the consent of the holder of each outstanding debt security affected, no such modification or amendment may:

•	reduce the principal amount of, or extend the fixed maturity of the debt securities, or alter or waive any redemption, repurchase or sinking fund provision of the debt securities;

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity thereof;

•	change the currency in which any debt securities or any premium or the accrued interest thereon is payable;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the debt securities of such series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•	waive a default in payment with respect to the debt securities or any guarantee;

•	reduce the rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking of the debt securities of any series;

•	release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture; or

•	solely in the case of a series of subordinated debt securities, modify any of the applicable subordination provisions or the applicable definition of senior indebtedness in a manner adverse to any holders.

      The holders of a fixed percentage in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the relevant indenture, including any set forth in the applicable prospectus supplement. The holders of a fixed percentage in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of that series, waive any past default under the applicable indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt securities of such series, or in respect of a covenant or provision which cannot be modified or amended without the consent of a larger fixed percentage of holders or by the holders of each outstanding debt security of the series affected.

Discharge, Termination and Covenant Termination

•	When we establish a series of debt securities, we may provide that such series is subject to the termination and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect either:

•	to terminate and be discharged from all of our obligations with respect to those debt securities subject to some limitations; or

•	to be released from our obligations to comply with specified covenants relating to those debt securities, as described in the applicable prospectus supplement.

      To effect that termination or covenant termination, we must irrevocably deposit in trust with the relevant trustee an amount which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or similar payments on those debt securities. This deposit may be made in any combination of funds or government obligations. On such a termination, we will not be released from certain of our obligations that will be specified in the applicable prospectus supplement.

      To establish such a trust we must deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

•	will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the termination or covenant termination; and

•	will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the termination or covenant termination had not occurred.

      If we effect covenant termination with respect to any debt securities, the amount of deposit with the relevant trustee must be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

      The applicable prospectus supplement may further describe the provisions, if any, permitting termination or covenant termination, including any modifications to the provisions described above.

Governing Law

      The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

      The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us from time to time, provided that if such trustee becomes subject to any conflicting interest, it must eliminate such conflict upon the occurrence of an event of default under the relevant indenture, or else resign as trustee.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.50 per share and 5,000,000 shares of preferred stock, $10.00 par value per share. At December 16, 2003 we had 34,259,111 shares of common stock and no shares of preferred stock issued and outstanding. We also had options and warrants outstanding to purchase 5,399,000 shares of our common stock outstanding at that date.

      The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provision of our restated articles of incorporation, bylaws, the General Corporation Law of Nevada and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

Common Stock

      Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have no right to cumulate votes in the election of directors, thus the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election.

      Dividends. Dividends may be paid to the holders of common stock when, as and if declared by the board of directors out of funds legally available for their payment, subject to the rights of holders of any preferred stock. We have never declared a cash dividend on our common stock and intend to continue our policy of using retained earnings for expansion of our business.

      Rights upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

      Non-Assessable. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer and issue under this prospectus and any related prospectus supplement will also be fully paid and non-assessable.

      No Preemptive Rights. Holders of common stock are not entitled to preemptive purchase rights in future offerings of our common stock. Although our restated articles of incorporation do not specifically deny preemptive rights, pursuant to the Nevada General Corporation Law, our stockholders do not have preemptive rights with respect to shares that are registered under Section 12 of the Securities Exchange Act of 1934 and our common stock is so registered.

      Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “CRK.” Any additional common stock we issue will also be listed on the NYSE and any other exchange on which our common stock is then traded.

Preferred Stock

      Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series. The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in a prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

      The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or incorporate it by reference.

      Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

      Any preferred stock will, when issued, be fully paid and non-assessable.

Stockholders’ Rights Plan

      On December 8, 2000, our board of directors adopted Comstock’s Stockholders’ Rights Plan and we declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock. Each purchase right entitles the registered holder to purchase from us one one-hundredth of a share of our series A junior participating preferred stock, $10.00 par value per share, at an exercise price of $15.00 per one one-hundredth of a share of preferred stock, subject to adjustment. The description and terms of the purchase rights are set forth in a rights agreement between us and American Stock Transfer and Trust Company, as rights agent.

      The purchase rights are initially evidenced by the common stock certificates as no separate purchase rights certificates have been distributed. The purchase rights separate from our common stock and a distribution date will occur at the close of business on the earliest of:

•	the tenth business day following a public announcement that a person or group of affiliated or associated persons (Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock (Stock Acquisition Date);

•	the tenth business day (or such later date as may be determined by action of our board of directors) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of our common stock; or

•	the tenth business day after our board of directors determines that any individual, firm, corporation, partnership or other entity, alone or together with its affiliates and associates, has become the beneficial owner of an amount of our common stock which a majority of the continuing directors who are not our officers determines to be substantial (which amount shall in no event be less than 10% of the shares of our common stock outstanding) and at least a majority of the continuing directors who are not our officers, after reasonable inquiry and investigation, including consultation with such adverse person as the directors shall deem appropriate, shall determine that such beneficial ownership by such adverse person is intended to cause us to repurchase the common stock beneficially owned by such adverse person or to cause pressure on us to take action or enter into a transaction intended to provide such adverse person with short-term financial gain under circumstances where the directors determine that the best long-term interests of us and our stockholders would not be served by taking such action or entering into such transaction or series of transactions at that time, or that such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on us.

      The purchase rights are not exercisable until the distribution date outlined above and will expire at the close of business on December 18, 2010, unless earlier redeemed by us. If (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of our common stock (except (a) pursuant to certain offers for all outstanding shares of common stock approved by at least a majority of the continuing directors who are not our officers or (b) solely due to a reduction in the number of shares of our common stock outstanding as a result of the repurchase of shares of common stock by us) or (ii) our board of directors determines that a person is an adverse person (as discussed above), each holder of a purchase right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or our other securities) having a value equal to two times the exercise price of the purchase right. Notwithstanding any of the foregoing, following the occurrence of either of the events set forth in this paragraph, all purchase rights that are, or (under certain circumstances specified in the rights agreement)

were, beneficially owned by any Acquiring Person or adverse person (as discussed above) will be null and void.

      If at any time following the Stock Acquisition Date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, or in which we are the surviving corporation, but our common stock is changed or exchanged (other than a merger which follows an offer for all outstanding shares of common stock approved by at least a majority of the continuing directors who are not our officers), or (ii) more than 50% of our assets, cash flow or earning power is sold or transferred, each holder of a purchase right (except purchase rights which previously have been voided as set forth above) shall thereafter have the right to receive upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the purchase right.

      At any time after the earlier to occur of (i) an Acquiring Person becoming such or (ii) the date on which our board of directors declares an adverse person to be such, our board of directors may cause us to exchange the purchase rights (other than purchase rights owned by the adverse person or Acquiring Person, as the case may be, which will have become null and void), in whole or in part, at an exchange ratio of one share of common stock per purchase right (subject to adjustment). Notwithstanding the foregoing, no such exchange may be effected at any time after any person becomes the beneficial owner of 50% or more of our outstanding common stock.

      The rights plan has certain anti-takeover effects including making it prohibitively expensive for a raider to try to control or take us over unilaterally without negotiation with our board of directors. Although intended to preserve for stockholders our long term value, the rights plan may make it more difficult for stockholders to benefit from certain transactions which are opposed by the incumbent board of directors.

Anti-Takeover Provisions

      In addition to the rights plan, our restated articles of incorporation and bylaws and the Nevada General Corporation Law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock. Please see “Preferred Stock” above.

      Our bylaws contain provisions dividing the board of directors into classes with only one class standing for election each year. A staggered board of directors makes it more difficult for stockholders to change the majority of the directors and instead promotes a continuity of existing management.

      Nevada’s “Combinations with Interested Stockholders Statute,” which applies to any Nevada corporation subject to the reporting requirements of Section 12 of the Securities Exchange Act of 1934, including us, prohibits an “interested stockholder” from entering into a “combination” with the corporation for three years, unless certain conditions are met. A “combination” includes:

•	any merger of the corporation or a subsidiary of the corporation with an “interested stockholder,” or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with an “interested stockholder,” of assets:

(i) having an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets;

(ii) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

(iii) representing 10% or more of the earning power or net income of the corporation;

•	any issuance or transfer of shares of the corporation or its subsidiaries, to the “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the corporation;

•	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the “interested stockholder;”

•	certain transactions which would result in increasing the proportionate share of shares of the corporation owned by the “interested stockholder;”

•	a recapitalization of the corporation; or

•	the receipt by an “interested stockholder,” except proportionately as a stockholder, of the benefits of any loans, advances or other financial benefits provided by the corporation.

      An “interested stockholder” is a person who:

•	directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation or

•	an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

      A corporation to which the Combinations with Interested Stockholders statute applies may not engage in a “combination” within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder’s acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval is not obtained, the combination may be consummated after the three year period expires if either (a)(i) the board of directors of the corporation approved, prior to such person becoming an interested stockholder, the combination or the purchase of shares by the interested stockholder or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the interested stockholder at a meeting called no earlier than three years after the date the interested stockholder became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of common stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the “interested stockholder” has not become the beneficial owner of additional voting shares of the corporation.

Combinations with Interested Stockholders

      In addition to the foregoing statute, Nevada has an “Acquisition of Controlling Interest” statute, which prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. The Acquisition of Controlling Interest Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror does not prohibit its application. We do not intend to “do business” in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Therefore, we believe it is unlikely that the Acquisition of Controlling Interest statute will apply to us. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days preceding the date thereof become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner)

and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders’ meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror. Our articles of incorporation and bylaws do not currently permit us to redeem an acquiror’s shares under these circumstances. The Acquisition of Controlling Interest statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid by the acquiror in the transaction subjecting the acquiror to the statute.)

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

      We may issue warrants to purchase debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

      The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	any changes or adjustments to the exercise price;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which the securities or other rights purchasable upon exercise of, such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

      As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities.

      The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the debt securities, common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

      We may sell the securities offered by this prospectus and applicable prospectus supplements in one or more of the following ways from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers, including institutional investors; or

•	through a combination of any such methods of sale.

      Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

      The applicable prospectus supplement relating to the securities will set forth:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sales;

•	any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price, if applicable;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

•	in the case of debt securities, the interest rate, maturity and redemption provisions; and

•	any securities exchanges on which the securities may be listed.

      If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise stated in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain customary closing conditions and the underwriters or dealers will be obligated to purchase all the securities if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

      Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

      Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

      Each class or series of securities will be a new issue of securities with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, other than the common stock, but we are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

      Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered in accordance with Regulation M under the Securities Exchange Act of 1934. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us, as the case may be, in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York

Stock Exchange in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

      The prospectus supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the securities being sold at that time.

LEGAL MATTERS

      Locke Liddell & Sapp LLP, will issue an opinion for us regarding the legality of the securities offered by this prospectus and applicable prospectus supplement. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

      Our consolidated financial statements as of December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory note that refers to a restatement of the consolidated financial statements as of December 31, 2002 and for the two-year period then ended. The audit report covering the December 31, 2001 consolidated financial statements also refers to a change in our method for accounting for derivative financial instruments.

      With respect to the unaudited interim financial information for the periods ended March 31, 2003, incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated by reference herein, stated that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933. The review report covering the March 31, 2003 financial statements refers to a change in the method of accounting for asset retirements obligations related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

      On May 16, 2003, we filed a Current Report on Form 8-K announcing that our audit committee engaged Ernst & Young LLP as our independent public accountants for fiscal 2003, replacing KPMG LLP. The decision to change independent public accountants was not the result of any disagreement with KPMG LLP on matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure. With respect to the unaudited interim financial information for the periods ended June 30, 2003 and September 30, 2003, which are included in our Form 10-Q’s for the periods ended June 30, 2003 and September 30, 2003 and which are incorporated herein by reference, Ernst & Young LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and Form 10-Q for the quarter ended September 30, 2003 incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

      Certain estimates of our oil and natural gas reserves and related information incorporated by reference in this prospectus have been derived from engineering reports prepared by Lee Keeling & Associates as of December 31, 2000, 2001 and 2002, and all such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, and therefore we file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any of the reports, proxy statements and any other information that we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. We also maintain a website at http://www.comstockresources.com; however, the information contained at this website does not constitute part of this prospectus. Reports, proxy and information statements and other information about us may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, with respect to the securities offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us and the securities that may be offered, we refer you to the registration statement and the exhibits that are filed with it. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its web site.

      The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities described herein is terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2003;

•	Our Quarterly Report on Form 10-Q for the six months ended June 30, 2003;

•	Our Quarterly Report on Form 10-Q for the nine months ended September 30, 2003;

•	Our Proxy Statement on Schedule 14A filed with the SEC on April 22, 2003 for the 2003 annual meeting of stockholders;

•	Our Current Report on Form 8-K dated February 18, 2003;

•	Our Current Report on Form 8-K dated March 21, 2003;

•	Our Current Report on Form 8-K dated May 7, 2003;

•	Our Current Report on Form 8-K dated May 5, 2003;

•	Our Current Report on Form 8-K dated May 13, 2003;

•	Our Current Report on Form 8-K dated May 16, 2003;

•	Our Current Report on Form 8-K dated August 7, 2003;

•	Our Current Report on Form 8-K dated November 5, 2003;

•	Our Current Report on Form 8-K/ A dated November 7, 2003; and

•	Our Registration Statement on Form 8-A registering our common stock filed with the SEC on September 6, 1996.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

Comstock Resources, Inc.

Attention: Roland O. Burns, Senior Vice President
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone number: (972) 668-8800

$150,000,000

       % Senior Notes due 2012

PROSPECTUS SUPPLEMENT

                    , 2004

Banc of America Securities LLC

Sole Book-Running Manager

Harris Nesbitt

Co-Lead Manager

Comerica Securities